    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1995
                                                      Registration No. 33-

===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                      ----------------------------------
                                   FORM S-4
                           REGISTRATION STATEMENT
                                    Under
                         THE SECURITIES ACT OF 1933

                     -----------------------------------
                        MERCANTILE BANCORPORATION INC.
          (Exact name of registrant as specified in its charter)
   MISSOURI                         6712                      43-0951744
(State or other         (Primary Standard Industrial       (I.R.S. Employer
 jurisdiction of         Classification Code Number)        Identification
incorporation or                                                Number)
organization)

                                P.O. Box 524
                     St. Louis, Missouri  63166-0524
                              (314) 425-2525
  (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                     -----------------------------------
                               JOHN Q. ARNOLD
                          Chief Financial Officer
                       Mercantile Bancorporation Inc.
                                P.O. Box 524
                     St. Louis, Missouri  63166-0524
                               (314) 425-2525
  (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                     -----------------------------------
                                  Copy to:
 JON W. BILSTROM, ESQ.       ROBERT M. LaROSE, ESQ.     CHARLES W. MULANEY, JR.
General Counsel and           Thompson & Mitchell         Skadden, Arps, Slate,
    Secretary                One Mercantile Center           Meagher & Flom
Mercantile Bancorporation  St. Louis, Missouri  63101    333 West Wacker Drive
    P.O. Box 524                 (314) 231-7676        Chicago, Illinois  60606
 St. Louis, Missouri                                         (312) 407-0700
    63166-0524
 (314) 425-2525
                     ------------------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO
THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                     -----------------------------------

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
       Title of each class of          Amount to be          Proposed maximum          Proposed maximum              Amount of
    securities to be registered         registered       offering price per unit    aggregate offering price <F2>  registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $5.00 par value <F1>    521,424 shares               N/A                     $18,269,000                 $6,300
===================================================================================================================================

 <F1>   Includes one attached Preferred Share Purchase Right per share.

 <F2>   Estimated solely for purposes of computing the Registration
        Fee pursuant to the provisions of Rule 457(f), and based upon the $18,269,000 aggregate book value of 3,685,061 shares of Common Stock, $1.00 par value, of First Sterling Bancorp, Inc. as of September 30, 1995.


                   -----------------------------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

                    MERCANTILE BANCORPORATION INC.

       CROSS REFERENCE SHEET FURNISHED PURSUANT TO ITEM 501(b)
     OF REGULATION S-K SHOWING HEADING OR LOCATION IN PROSPECTUS
       OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-4
     -----------------------------------------------------------

Form S-4 Item Number and Caption                         Heading or Location in Prospectus
--------------------------------                         ---------------------------------

A. Information about the Transaction

   1. Forepart of Registration Statement and             Facing Page; Cross Reference Sheet; Outside
      Outside Front Cover Page of Prospectus             Front Cover Page of Prospectus

   2. Inside Front and Outside Back Cover Pages          Available Information; Incorporation of
      of Prospectus                                      Certain Information by Reference; Table of
                                                         Contents

   3. Risk Factors, Ratio of Earnings to Fixed           Summary Information; Pro Forma Financial
      Charges and Other Information                      Information

   4. Terms of the Transaction                           Summary Information; Incorporation of
                                                         Certain Information by Reference; Terms of
                                                         the Proposed Merger; Certain Federal Income
                                                         Tax Consequences of the Merger; Information
                                                         Regarding MBI Common Stock

   5. Pro Forma Financial                                Pro Forma Financial Information

   6. Material Contacts with the Company Being           Summary Information; Terms of the
      Acquired                                           Proposed Merger

   7. Additional Information Required for                Not Applicable
      Reoffering by Persons and Parties Deemed
      to be Underwriters

   8. Interests of Named Experts and Counsel             Legal Matters

   9. Disclosure of Commission Position on               Not Applicable
      Indemnification for Securities Act Liabilities


                                    - i -

Form S-4 Item Number and Caption                         Heading or Location in Prospectus
--------------------------------                         ---------------------------------

B. Information About the Registrant

   10. Information with Respect to S-3 Registrants       Incorporation of Certain Information by
                                                         Reference; Summary Information;
                                                         Information Regarding MBI Common Stock

   11. Incorporation of Certain Information by           Incorporation of Certain Information by
       Reference                                         Reference

   12. Information with Respect to S-2 or S-3            Not Applicable
       Registrants

   13. Incorporation of Certain Information by           Not Applicable
       Reference

   14. Information with Respect to Registrants Other     Not Applicable
       Than S-2 or S-3 Registrants

C. Information About the Company Being Acquired

   15. Information with Respect to S-3 Companies         Not Applicable

   16. Information with Respect to S-2 or S-3            Not Applicable
       Companies

   17. Information with Respect to Companies Other       Summary Information; Information
       Than S-2 or S-3 Companies                         Regarding First Sterling

D. Voting and Management Information

   18. Information if Proxies, Consents or               Information Regarding Special Meeting;
       Authorizations are to be Solicited                Incorporation of Certain Information by
                                                         Reference; Rights of dissenting Shareholders
                                                         of First Sterling; Information Regarding First
                                                         Sterling

   19. Information if Proxies, Consents or               Not Applicable
       Authorizations are not to be Solicited in an
       Exchange Offer


                       [FIRST STERLING BANCORP, INC.]

                              ----------, 1995

Dear Fellow Shareholder:

   The Board of Directors cordially invites you to attend a Special Meeting of Shareholders of First Sterling Bancorp, Inc. ("First Sterling") to be held at ------.m. Central Time, on --------, December --, 1995, at the offices of First Sterling, 305 4th Avenue, Sterling, Illinois (the "Special Meeting"). At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated July 24, 1995 (the "Merger Agreement"), pursuant to which First Sterling will be merged with and into a wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI").

   I have enclosed the following items relating to the Special Meeting and the merger:

   1. Proxy Statement/Prospectus;

   2. Proxy card; and

   3. A pre-addressed return envelope to First Sterling for the proxy card.

The Proxy Statement/Prospectus and related proxy materials set forth, or incorporate by reference, financial data and other important information relating to First Sterling and MBI and describe the terms and conditions of the proposed merger. The Board of Directors requests that you carefully review these materials before completing the enclosed proxy card or attending the Special Meeting.

   THE BOARD OF DIRECTORS OF FIRST STERLING CAREFULLY CONSIDERED AND APPROVED THE TERMS OF THE MERGER AGREEMENT AS BEING IN THE BEST INTEREST OF FIRST STERLING AND ITS SHAREHOLDERS. THE FIRST STERLING BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER
                                  ---
AGREEMENT.

   APPROVAL OF THE MERGER AGREEMENT BY THE FIRST STERLING SHAREHOLDERS IS A CONDITION TO THE CONSUMMATION OF THE MERGER. Accordingly, it is important that your shares be represented at the Special Meeting, whether or not you plan to attend the Special Meeting in person. Please complete, date and sign the enclosed proxy card and return it to First Sterling in the enclosed pre-addressed envelope, which requires no postage if mailed within the United States. If you later decide to attend the Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Special Meeting, you may do so and your proxy will have no further effect. You may revoke your proxy by delivering to the Secretary of First Sterling a written notice of revocation or another proxy relating to the same shares bearing a later date than the proxy being revoked or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute a revocation of an earlier dated proxy.

   If you need assistance in completing your proxy card or if you have any questions about the Proxy Statement/Prospectus, please feel free to contact me at (815) 626-0045.

                                    Sincerely,



                                    President

                          FIRST STERLING BANCORP, INC.
                                305 4th Avenue
                         Sterling, Illinois  61081

               NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                              To Be Held
                         December ---, 1995

          TO THE SHAREHOLDERS OF FIRST STERLING BANCORP, INC.:

   Notice is hereby given that a special meeting (the "Special Meeting") of Shareholders of FIRST STERLING BANCORP, INC., an Illinois corporation ("First Sterling"), will be held at the offices of First Sterling, 305 4th Avenue, Sterling, Illinois on December ---, 1995, at ----- .m. Central Time, for the following purposes:

   (1) To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger dated July 24, 1995, by and among Mercantile Bancorporation Inc. ("MBI"), Mercantile Bancorporation Incorporated of Illinois, a wholly owned subsidiary of MBI ("Merger Sub") and First Sterling (the "Merger Agreement"), pursuant to which First Sterling will be merged (the "Merger") with and into Merger Sub, in a transaction which would result in the business and operations of First Sterling being continued through such wholly owned subsidiary, and whereby, upon the consummation of the Merger, each share of First Sterling common stock will be converted into the right to receive 0.1415 of a share of MBI common stock (together with the associated share purchase right), as set forth in detail in the attached Proxy Statement/Prospectus.

   (2) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

   The record date for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof has been fixed as of the close of business on November ---, 1995. On the record date, First Sterling had 3,685,061 shares of Common Stock issued, outstanding and entitled to vote. Such shares were held by approximately --- holders. Each share will be entitled one vote on each matter submitted to a vote at the Special Meeting.

   THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF FIRST STERLING COMMON STOCK IS REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

   WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. FAILURE TO RETURN THE ENCLOSED PROXY CARD OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

   PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.   If the Merger
Agreement is approved, you will be sent instructions regarding the mechanics of exchanging your existing First Sterling Common Stock certificates for new certificates representing shares of MBI.

                                         BY ORDER OF THE BOARD OF DIRECTORS


Sterling, Illinois                       --------------------, Secretary
November ---, 1995

                      MERCANTILE BANCORPORATION INC.
                               PROSPECTUS
                           ------------------

                      FIRST STERLING BANCORP, INC.
                           PROXY STATEMENT
                    SPECIAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON DECEMBER ---, 1995

   This Prospectus of Mercantile Bancorporation Inc. ("MBI") relates to up to 521,424 shares of Common Stock, $5.00 par value, and attached Preferred Share Purchase Rights (the "Rights"), of MBI (the Common Stock and Rights are collectively referred to herein as the "MBI Common Stock"), to be issued to the shareholders of First Sterling Bancorp, Inc., an Illinois corporation ("First Sterling"), upon consummation of the proposed merger (the "Merger") of First Sterling with and into Mercantile Bancorporation Incorporated of Illinois, a Missouri corporation ("Merger Sub"), which is a wholly owned subsidiary of MBI. Upon receipt of the requisite shareholder and regulatory approvals, and the satisfaction or waiver of certain conditions precedent, the Merger will be consummated pursuant to the terms of the Agreement and Plan of Merger dated July 24, 1995 (the "Merger Agreement"), by and among MBI, Merger Sub and First Sterling. This Prospectus also serves as the Proxy Statement of First Sterling for use in connection with the Special Meeting of Shareholders of First Sterling (the "Special Meeting"), which will be held on December---, 1995, at the time and place and for the purposes stated in the Notice of Special Meeting of Shareholders accompanying this Proxy Statement/Prospectus.

   Pursuant to the Merger, MBI will issue up to an aggregate of 521,424 shares of MBI Common Stock. Upon consummation of the Merger, the business and operations of First Sterling will be continued through Merger Sub and each share of First Sterling common stock, $1.00 par value ("First Sterling Common Stock"), will be converted into the right to receive 0.1415 of a share of MBI Common Stock. The fair market value of MBI Common Stock to be received pursuant to the Merger may fluctuate and at the consummation of the Merger may be more or less than the current fair market value of such shares. See "TERMS OF THE PROPOSED MERGER - General Description of the Merger." No fractional shares of MBI Common Stock will be issued in the Merger, but cash will be paid in lieu of such fractional shares. See "TERMS OF THE PROPOSED MERGER - Fractional Shares."

   The transaction is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). The Merger generally is intended to achieve certain tax-deferral benefits for federal income tax purposes for First Sterling shareholders. See "SUMMARY INFORMATION - Federal Income Tax Consequences in General" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

   MBI Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "MTL." On October 27, 1995 the closing sale price for MBI Common Stock as reported on the NYSE Composite Tape was $41.75.

   This Proxy Statement/Prospectus, the Notice of Special Meeting and the form of proxy were first mailed to the shareholders of First Sterling on or about November ---, 1995.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Proxy Statement/Prospectus is November ---, 1995.

                          AVAILABLE INFORMATION
                          ---------------------

   MBI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by MBI with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Suite 1300, Seven World Trade Center, New York, New York 10048 and Room 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. MBI Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning MBI also are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

   This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which has been filed by MBI with the Commission. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Proxy Statement/Prospectus provide a summary of the contents of certain contracts or other documents referenced herein but are not necessarily complete and in each instance reference is made to the copy of each such contract or other document filed as an exhibit to the Registration Statement. For such further information, reference is made to the Registration Statement.


             INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
             -------------------------------------------------

   THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO MBI, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO JON W. BILSTROM, GENERAL COUNSEL AND SECRETARY, MERCANTILE BANCORPORATION INC., P.O. BOX 524, ST. LOUIS, MISSOURI 63166-0524, TELEPHONE (314) 425-2525. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY [5 BUSINESS
                                                                -----------
DAYS BEFORE MEETING], 1995.
--------------------

   The following documents filed with the Commission by MBI under the Exchange Act are incorporated herein by reference:

   (a) MBI's Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A.

   (b) MBI's Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995.

   (c) MBI's Current Reports on Form 8-K dated May 12, 1995, May 31, 1995 and August 17, 1995.

   (d) The description of MBI's Common Stock set forth in Item 1 of MBI's Registration Statement on Form 8-A, dated March 5, 1993, and any amendment or report filed for the purpose of updating such description.

   (e) The description of MBI's Preferred Share Purchase Rights set forth in Item 1 of MBI's Registration Statement on Form 8-A, dated March 5, 1993, and any amendment or report filed for the purpose of updating such description.

   The consolidated financial statements of Hawkeye Bancorporation ("Hawkeye") as of December 31, 1994, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1994, contained in Hawkeye's Annual Report on Form 10-K for the year ended December 31, 1994, and Hawkeye's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 are incorporated herein by reference.

   All documents filed by MBI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and until the date of the Special Meeting shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. The information relating to MBI contained in this Proxy Statement/Prospectus does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a subsequent statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

   Any statements contained in this Proxy Statement/Prospectus involving matters of opinion, whether or not expressly so stated, are intended as such and not as representations of fact.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MBI OR FIRST STERLING. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF MBI COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT HERETO SHALL IMPLY OR CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MBI OR FIRST STERLING OR ANY OF THEIR SUBSIDIARIES OR IN THE INFORMATION SET FORTH HEREIN SUBSEQUENT TO THE DATE HEREOF.

                                        TABLE OF CONTENTS
                                        -----------------
                                                                                       Page
                                                                                       ----
   AVAILABLE INFORMATION                                                                 2

   INCORPORATION OF CERTAIN INFORMATION BY REFERENCE                                     2

   SUMMARY INFORMATION                                                                   7
      Business of MBI                                                                    7
      Business of Merger Sub                                                             8
      Business of First Sterling                                                         8
      The Proposed Merger                                                                9
      Other Agreements                                                                  10
      Interests of Certain Persons in the Merger                                        10
      Special Meeting of First Sterling Shareholders                                    10
      Reasons for the Merger                                                            11
      Opinion of Financial Advisor to First Sterling                                    11
      Fractional Shares                                                                 11
      Waiver and Amendment                                                              12
      Federal Income Tax Consequences in General                                        12
      Regulatory Approval                                                               12
      Accounting Treatment                                                              13
      Dissenters' Rights                                                                13
      Markets and Market Prices                                                         13
      Comparative Unaudited Per Share Data                                              14
      Summary Financial Data                                                            15
      Summary Financial Data                                                            16

   INFORMATION REGARDING SPECIAL MEETING                                                18
      General                                                                           18
      Date, Time and Place                                                              18
      Record Date; Vote Required                                                        18
      Voting and Revocation of Proxies                                                  18
      Solicitation of Proxies                                                           19

   TERMS OF THE PROPOSED MERGER                                                         19
      General Description of the Merger                                                 20
      Other Agreements                                                                  21
      Interests of Certain Persons in the Merger                                        21
      Background of and Reasons for the Merger; Board Recommendations                   21
      Opinion of Financial Advisor to First Sterling                                    24
      Conditions of the Merger                                                          27
      Representations and Warranties                                                    29
      Termination, Waiver and Amendment of the Merger Agreement                         29
      Indemnification                                                                   30
      Closing Date                                                                      30
      Surrender of First Sterling Stock Certificates and Receipt of MBI Common Stock    30
      Fractional Shares                                                                 31
      Regulatory Approval                                                               31


                                    - 4 -

      Business Pending the Merger                                                       32
      Accounting Treatment                                                              35

   CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER                                35

   RIGHTS OF DISSENTING SHAREHOLDERS OF FIRST STERLING                                  38

   PRO FORMA FINANCIAL INFORMATION                                                      39
      Comparative Unaudited Per Share Data                                              39
      Pro Forma Combined Consolidated Financial Statements (Unaudited)                  40

   INFORMATION REGARDING FIRST STERLING                                                 50
      Business                                                                          50
      Management's Discussion and Analysis of Financial Condition and Results of
         Operations as of and for the Years Ended December 31, 1994, 1993 and 1992      51
         Overview                                                                       51
         Average Balances                                                               51
         Net Interest Income                                                            53
         Loans                                                                          55
         Credit Quality and the Allowance for Loan Losses                               56
         Provision for Loan Losses                                                      59
         Securities                                                                     59
         Deposits                                                                       61
         Securities Sold Under Agreements to Repurchase                                 62
         Capital Resources                                                              62
         Noninterest Income                                                             63
         Noninterest Expense                                                            63
         Income Taxes                                                                   64
         Net Income                                                                     64
         Liquidity and Interest Rate Sensitivity Analysis                               64
         Cash Flows                                                                     66
         Recent Accounting Pronouncements                                               67
      Management's Discussion and Analysis of Financial Condition and Results of
         Operations as of and for the Nine Months Ended September 30, 1995 and 1994     67
         Financial Condition                                                            68
         Net interest income                                                            68
         Provision for loan losses                                                      69
         Noninterest income                                                             69
         Noninterest expense                                                            69
         Net income                                                                     70
      Security Ownership of Certain Beneficial Owners and Management                    71

   INFORMATION REGARDING MBI STOCK                                                      73
      Description of MBI Common Stock and Attached Preferred Share Purchase Rights      73
      Restrictions on Resale of MBI Stock by Affiliates                                 75
      Comparison of the Rights of Shareholders of MBI and First Sterling                75


                                    - 5 -


   SUPERVISION AND REGULATION                                                           79
      General                                                                           79
      Certain Transactions with Affiliates                                              79
      Payment of Dividends                                                              79
      Capital Adequacy                                                                  79
      FDIC Insurance Assessments                                                        80
      Proposals to Overhaul the Savings Association Industry                            81
      Support of Subsidiary Banks                                                       81
      FIRREA and FDICIA                                                                 82
      Depositor Preference Statute                                                      83
      The Interstate Banking and Community Development Legislation                      83

   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS                                            84

   LEGAL MATTERS                                                                        84

   EXPERTS                                                                              84

   OTHER MATTERS                                                                        84

   SHAREHOLDER PROPOSALS                                                                85

   CONSOLIDATED FINANCIAL STATEMENTS                                                    86

   ANNEXES

   Annex A -- Opinion of The Chicago Corporation                                       A-1

   Annex B -- Dissenters' Rights Provisions of the Illinois Business
              Corporation Act of 1983, as amended                                      B-1


                            SUMMARY INFORMATION
                            -------------------

      The following is a summary of the important terms of the proposed Merger and related information discussed elsewhere in this Proxy Statement/ Prospectus but does not purport to be complete and is qualified in its entirety by reference to the more detailed information which appears elsewhere in this Proxy Statement/Prospectus and the documents incorporated by reference herein. Shareholders of First Sterling are urged to read this Proxy Statement/Prospectus in its entirety. All MBI per share data reflect a three-for-two stock split distributed in the form of a dividend on April 11, 1994.

BUSINESS OF MBI

      MBI, a Missouri corporation, was organized in 1970 and is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"). MBI is also registered as a savings and loan holding company under the Home Owners' Loan Act of 1933, as amended (the "HOLA"). At September 30, 1995, MBI owned, directly or indirectly, all of the capital stock (except for a small minority interest in one bank) of Mercantile Bank of St. Louis National Association ("Mercantile Bank"), 51 other commercial banks and one federally chartered thrift which operate from 322 banking offices and 316 Fingertip Banking automated teller machines, including 37 off-premises machines, located throughout Missouri, southern Illinois, eastern Kansas, northern Arkansas and northern Iowa. MBI's services concentrate in three major
lines of business-consumer, corporate and trust services.   MBI also operates
non-banking subsidiaries which provide related financial services, including investment management, brokerage services and asset-based lending. As of September 30, 1995, MBI had 55,333,878 shares of its Common Stock outstanding. As of September 30, 1995, MBI reported, on a consolidated basis, total assets of $16.0 billion, total deposits of $11.8 billion, total loans of $10.6 billion and shareholders' equity of $1.4 billion.

      On January 3, 1995, MBI completed the acquisitions of (i) UNSL Financial Corp. ("UNSL"), a Delaware corporation and a savings and loan holding company under the HOLA, located in Lebanon, Missouri, and (ii) Wedge Bank ("Wedge"), an Illinois state-chartered bank located in Alton, Illinois. These acquisitions were accounted for under the pooling-of-interests method of accounting. As of January 3, 1995, UNSL and Wedge reported total assets of $508 million and $196 million, respectively.

      On May 1, 1995, MBI completed the acquisitions of (i) Central Mortgage Bancshares, Inc. ("CMB"), a Missouri corporation and registered bank holding company under the BHCA, located in Kansas City, Missouri, and (ii) TCBankshares, Inc. ("TCB"), an Arkansas corporation and a registered bank holding company under the BHCA, located in North Little Rock, Arkansas. These acquisitions were accounted for under the pooling-of-interests method of accounting. As of May 1, 1995, CMB and TCB reported total assets of $655 million and $1.4 billion, respectively.

      In connection with the acquisitions of UNSL, CMB and TCB, MBI has restated its consolidated financial statements as of and for the years ended December 31, 1994, 1993 and 1992. MBI has filed supplemental financial statements as of and for the years ended December 31, 1994, 1993 and 1992 in a Current Report on Form 8-K, dated May 31, 1995, which has been incorporated by reference into this Proxy Statement/Prospectus. Due to the immateriality of the financial condition and results of operation of Wedge to that of MBI, the supplemental consolidated financial statements of MBI do not reflect the Wedge transaction.

      On July 7, 1995, MBI completed the acquisition of Plains Spirit Financial Corporation ("Plains Spirit"), located in Davenport, Iowa. Plains Spirit, a Delaware corporation, was a registered savings and loan holding company under the HOLA. This acquisition was accounted for as a purchase. As of July 7, 1995, Plains Spirit reported total assets of $400.8 million.

      On August 1, 1995, MBI completed the acquisitions of (i) Southwest Bancshares, Inc., ("Southwest") a Missouri corporation and registered bank holding company under the BHCA, located in Bolivar, Missouri, and (ii) AmeriFirst Bancorporation, Inc. ("AmeriFirst"), a Missouri corporation and registered bank holding company under the BHCA, located in Sikeston, Missouri. These acquisitions were accounted for under the pooling-of-interests method of accounting. As of August 1, 1995, Southwest and AmeriFirst reported total assets of $187.7 and $155.5 million, respectively.

      On July 7, 1995, MBI entered into an agreement to acquire Security Bank of Conway, F.S.B. ("Conway"), located in Conway, Arkansas. Conway is a federal stock savings bank. As of September 30, 1995, Conway reported total assets of $100.3 million, total deposits of $87.9 million, total loans of $75.8 million and shareholders' equity of $8.6 million.

      On August 4, 1995, MBI entered into an agreement to acquire Hawkeye, located in Des Moines, Iowa. Hawkeye, an Iowa corporation, is a registered bank holding company under the BHCA which owns twenty-three commercial banks located throughout the state of Iowa. As of September 30, 1995, Hawkeye reported total assets of $2.0 billion, total deposits of $1.7 billion, total loans of $1.3 billion, and shareholders' equity of $192.8 million.

      On September 15, 1995, MBI entered into an agreement to acquire Metro Savings Bank, FSB ("Metro"), located in Wood River, Illinois. Metro is chartered as a federal stock savings bank under the HOLA. As of September 30, 1995, Metro reported total assets of $83.3 million, total deposits of $76.7 million, total loans of $54.7 million and shareholders' equity of $5.9 million.

      MBI's principal executive offices are located at One Mercantile Center, St. Louis, Missouri 63101 and its telephone number is (314) 425-2525.

      Additional information concerning MBI is included in the documents incorporated by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

BUSINESS OF MERGER SUB

      Merger Sub, a Missouri corporation, is a wholly owned subsidiary of MBI which was organized in 1986. Merger Sub is a registered bank holding company under the BHCA. Merger Sub currently owns all of the capital stock of five banks which operate from 33 locations in Illinois. Merger Sub, which will continue to be a subsidiary of MBI, will be the surviving corporation upon consummation of the Merger.

BUSINESS OF FIRST STERLING

      First Sterling, an Illinois corporation formed in November 1982, commenced operations in March 1983 as a registered bank holding company under the BHCA. First Sterling currently owns all of the issued and outstanding shares of capital stock of First National Bank of Sterling - Rock Falls, a national banking association chartered under the laws of the United States, predecessors of which have been operating since 1934 and which currently operates from its main office in Sterling, Illinois and a branch in Rock Falls, Illinois. As of September 30, 1995, 3,685,061 shares of First Sterling Common

Stock were issued and outstanding. As of September 30, 1995, First Sterling reported, on a consolidated basis, total assets of $170.0 million, total deposits of $132.5 million, total loans of $85.7 million and shareholders' equity of $18.3 million. See "INFORMATION REGARDING FIRST STERLING."

      First Sterling's principal executive offices are located at 305 4th Avenue, Sterling, Illinois and its telephone number is (815) 626-0045.

THE PROPOSED MERGER

      Subject to the satisfaction of the terms and conditions set forth in the Merger Agreement described below, First Sterling will be merged with and into Merger Sub. Upon consummation of the Merger, First Sterling's corporate existence will terminate and Merger Sub will continue as the surviving entity. Simultaneously with the effectiveness of the Merger, each share of First Sterling Common Stock will be converted into the right to receive
0.1415 of a share of MBI Common Stock. Such consideration is subject to certain anti-dilution protections but is not adjustable based upon the operating results, financial condition or other factors affecting either MBI or First Sterling prior to the consummation of the Merger. The fair market value of MBI Common Stock to be received pursuant to the Merger may fluctuate and at the consummation of the Merger may be more or less than the current fair market value of such shares.

      KeyCorp Shareholder Services, Inc., the transfer agent for MBI Common Stock, has been selected as the Exchange Agent (the "Exchange Agent") for purposes of effecting the conversion of First Sterling Common Stock into MBI Common Stock upon consummation of the Merger. As soon as practicable after consummation of the Merger, a letter of transmittal (including instructions setting forth the procedures for exchanging certificates representing shares of First Sterling Common Stock for the MBI Common Stock payable to each holder thereof pursuant to the Merger Agreement) will be sent to each record holder as of the Effective Time. Upon surrender to the Exchange Agent of such certificate(s), together with a duly completed and executed letter of transmittal, such holder will receive the shares of MBI Common Stock to which such holder is entitled under the Merger Agreement. See "TERMS OF THE PROPOSED MERGER - Surrender of First Sterling Stock Certificates and Receipt of MBI Common Stock."

      The Merger Agreement provides that the consummation of the Merger is subject to certain terms and conditions, including the approval of the Merger Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Sterling Common Stock and receipt of the requisite regulatory approval and an opinion of counsel for MBI regarding certain federal income tax aspects of the transaction. For a discussion of each of the conditions to the Merger, see "TERMS OF THE PROPOSED MERGER - Conditions of the Merger." The Merger will be consummated and become effective on the date and at the time (the "Effective Time") that the certificate of merger is issued by the Missouri Secretary of State.

      Unless the parties otherwise agree, the date of the closing of the Merger (the "Closing Date") shall occur on such date as MBI shall notify First Sterling in writing, which date shall be the last to occur of (i) January 2, 1996 or (ii) the first business day of the first full calendar month commencing at least five days after all conditions to closing as set forth in the Merger Agreement are satisfied. The Merger Agreement may be terminated at any time prior to the Closing Date by the mutual consent of the parties or, unilaterally, by either party upon the occurrence of certain events or if the Merger is not consummated by April 30, 1996. See "TERMS OF THE PROPOSED MERGER - Conditions of the Merger" and "- Termination of the Merger Agreement."

OTHER AGREEMENTS

      Concurrent with the execution of the Merger Agreement, MBI and certain shareholders, including each of the directors of First Sterling, executed separate Voting Agreements (the "Voting Agreements") by which each such shareholder agreed that he or she will vote all of the shares of First Sterling Common Stock then owned or subsequently acquired in favor of the approval of the Merger Agreement at the Special Meeting. In addition, until the earliest to occur of the Effective Time, the termination of the Voting Agreement or the termination of the Merger Agreement, each such shareholder further agreed he or she will not vote any such shares in favor of the approval of any other competing acquisition proposal involving First Sterling and a third party. Each such shareholder also agreed that he or she will not transfer shares of First Sterling Common Stock unless, prior to such transfer, the transferee executes an agreement in substantially the same form as the Voting Agreement. As of the Record Date (as defined below), the shareholders of First Sterling who signed Voting Agreements owned beneficially an aggregate of ---------- shares of First Sterling Common Stock, or approximately -----% of the issued and outstanding shares.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      From and after the Effective Time for a period of not less than five years, MBI will provide for the indemnification of employees, agents, directors or officers of First Sterling or any of First Sterling's subsidiaries, in an amount and of a type not less than that provided by First Sterling's Articles of Incorporation or bylaws in the form in effect as of July 24, 1995 or arising by operation of law or arising by virtue of any contract, resolution or other agreement or document existing as of July 24, 1995. Further, MBI will assume all duties and obligations of indemnification of First Sterling or any of First Sterling's subsidiaries existing as of the Effective Time with respect to any act or omission of any of their respective employees, agents, directors or officers occurring prior to the Effective Time; provided, however, that to the extent that First Sterling's directors' and officers' liability insurance would provide coverage for any such act or omission, First Sterling agrees to give proper notice to the insurance carrier and to MBI of a potential claim thereunder so as to preserve the rights to such insurance coverage. See "TERMS OF THE PROPOSED MERGER - Interests of Certain Persons in the Merger."

SPECIAL MEETING OF FIRST STERLING SHAREHOLDERS

      The Special Meeting will be held on December----, 1995, at----- .m. Central Time, at the offices of First Sterling, 305 4th Avenue, Sterling, Illinois. Approval by the First Sterling shareholders of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Sterling Common Stock. Only holders of record of First Sterling Common Stock at the close of business on November ---, 1995 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting. At such date, there were 3,685,061 shares of First Sterling Common Stock outstanding. Each share of First Sterling Common Stock is entitled to one vote on each matter submitted to a vote at the Special Meeting.

      As of the Record Date, directors and executive officers of First Sterling and their affiliates owned beneficially, or controlled the voting of, an aggregate of------- shares of First Sterling Common Stock, or approximately------% of the shares entitled to vote at the Special Meeting. All of First Sterling's directors and executive officers have indicated their intention to vote their shares for the approval of the Merger Agreement. Additionally, each of the directors and certain other shareholders of First Sterling, pursuant to the terms of his or her respective Voting Agreement, has committed to vote his or her shares of First Sterling Common Stock for the approval of the Merger Agreement. As of the Record Date, such persons who had executed Voting Agreements or otherwise indicated they would vote for approval of the Merger Agreement owned beneficially an aggregate of ------- shares of First Sterling Common Stock, or approximately -----% of the issued and outstanding shares.

      THE BOARD OF DIRECTORS OF FIRST STERLING CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AS BEING IN THE BEST INTEREST OF FIRST STERLING AND ITS SHAREHOLDERS. THE FIRST STERLING BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER
                                  ---
AGREEMENT.

REASONS FOR THE MERGER

      FIRST STERLING. The Board of Directors of First Sterling believes that the Merger is in the best interests of First Sterling and its shareholders. In reaching the decision to recommend the approval of the Merger Agreement to the shareholders, the Board of Directors, without assigning any relative or specific weights, considered a number of factors. For a discussion of such factors, see "TERMS OF THE PROPOSED MERGER - Background of and Reasons for the Merger; Board Recommendations."

      MBI. MBI's Board of Directors believes that the Merger will enable MBI to (i) increase its presence in northwestern Illinois through the acquisition of an established banking organization and (ii) enhance MBI's ability to compete in the increasingly competitive banking and financial services industry. See "TERMS OF THE PROPOSED MERGER - Background of and Reasons for the Merger; Board Recommendations."

OPINION OF FINANCIAL ADVISOR TO FIRST STERLING

      On July 24, 1995, The Chicago Corporation ("Chicago Corp."), First Sterling's financial advisor, rendered to the First Sterling Board of Directors its oral opinion, which was subsequently confirmed by a written opinion dated as of the date of this Proxy Statement/Prospectus, to the effect that, as of the dates of such opinions, the consideration to be received by the holders of First Sterling Common Stock in the Merger was fair to the shareholders of First Sterling from a financial point of view. Attached to this Proxy Statement/Prospectus as Annex A is a copy of the opinion of Chicago Corp., dated -------------, 1995, setting forth the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken by Chicago Corp. in connection with rendering its opinion. Holders of First Sterling Common Stock are urged to read Chicago Corp.'s opinion in its entirety. See "TERMS OF THE PROPOSED MERGER - Background of and Reasons for the Merger; Board Recommendations" and "- Opinion of Financial Advisor to First Sterling."

FRACTIONAL SHARES

      No fractional shares of MBI Common Stock will be issued to the shareholders of First Sterling in connection with the Merger. Each holder of First Sterling Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock shall receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the closing stock price of MBI Common Stock on the NYSE Composite Tape as reported in The Wall Street Journal on the Closing Date of the Merger. Cash received by First Sterling shareholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

WAIVER AND AMENDMENT

      Any provision of the Merger Agreement, including, without limitation, the conditions to the consummation of the Merger and the restrictions described under the caption "TERMS OF THE PROPOSED MERGER - Business Pending the Merger," may be (i) waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof or (ii) amended at any time by written agreement of the parties approved by or on behalf of their respective Boards of Directors, whether before or after the Special Meeting; provided, however, that after approval of the Merger Agreement by the shareholders of First Sterling at the Special Meeting no such modification may (i) alter or change the amount or kind of the consideration to be received by the First Sterling shareholders in the Merger, (ii) adversely affect any representation, warranty or covenant of MBI contained in the Merger Agreement, (iii) adversely affect the tax treatment to the First Sterling shareholders as a result of receiving shares of MBI Common Stock in the Merger, (iv) otherwise adversely affect the rights of First Sterling or any shareholders of First Sterling under the Merger Agreement or (v) impede or delay receipt of any approvals required for consummation of the Merger or the consummation of the transactions consummated by the Merger Agreement.

FEDERAL INCOME TAX CONSEQUENCES IN GENERAL

      Thompson & Mitchell, MBI's legal counsel, has delivered its opinion to the effect that, assuming the Merger occurs in accordance with the Merger Agreement and conditioned on the accuracy of certain representations made by MBI, First Sterling and certain shareholders of First Sterling, the Merger will constitute a "reorganization" for federal income tax purposes and that, accordingly, no gain or loss will be recognized by First Sterling shareholders who exchange their shares of First Sterling Common Stock solely for shares of MBI Common Stock in the Merger. However, cash received in lieu of fractional shares may give rise to taxable income. First Sterling shareholders who dissent and receive cash in exchange for all of their First Sterling Common Stock may recognize taxable income, but not in excess of the amount of cash received. EACH FIRST STERLING SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICABILITY OF VARIOUS STATE, LOCAL AND FOREIGN TAX LAWS. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

REGULATORY APPROVAL

      The Merger is subject to prior approval of the Federal Reserve Board and the Illinois Commissioner of Banks and Trust Companies (the "Illinois Commissioner"). On September 29, 1995, MBI filed two applications regarding the Merger with the Federal Reserve Board. On October 25, 1995, MBI filed an application with the Illinois Commissioner seeking such approval. In reviewing the applications and the proposed Merger, the Federal Reserve Board considers various factors, including possible anticompetitive effects of the Merger, and examines the financial and managerial resources and future prospects of the combined organization. No assurance can be given that the required regulatory approvals will be obtained. See "TERMS OF THE PROPOSED MERGER - Regulatory Approval" and "SUPERVISION AND REGULATION."

ACCOUNTING TREATMENT

      It is intended that the Merger will be accounted for under the pooling-of-interests method of accounting. See "TERMS OF THE PROPOSED MERGER
- Accounting Treatment."

DISSENTERS' RIGHTS

      Under Illinois law, a holder of First Sterling Common Stock may dissent from the Merger and receive payment of the "fair value" of such shares in cash if the Merger is consummated by following certain procedures set forth in Sections 11.65 and 11.70 of the Illinois Business Corporation Act of 1983, as amended (the "Illinois Statute"), the text of which are attached hereto as Annex B. Failure to follow such procedures may result in a loss of
-------
dissenters' rights. Any First Sterling shareholder returning a blank executed proxy card will be deemed to have approved the Merger Agreement, thereby waiving any such dissenters' rights. See "RIGHTS OF DISSENTING SHAREHOLDERS OF STERLING."

MARKETS AND MARKET PRICES

      MBI Common Stock is currently traded on the NYSE under the symbol "MTL." Prior to March 25, 1993, MBI Common Stock was quoted on Nasdaq under the symbol "MTRC." The closing per share sale price reported for MBI Common Stock on July 21, 1995, the last trading date preceding the public announcement of the Merger, was $45.125. There is no established public trading market for First Sterling Common Stock. To the best knowledge of management of First Sterling, there were no sales of First Sterling Common Stock in 1993 or 1994 or in 1995 prior to the date of this Proxy Statement/Prospectus.

                                         MBI <F1>                                           First Sterling
                       --------------------------------------------             --------------------------------------
                               Sales Price                   Cash                     Sales Price              Cash
                       -------------------------           Dividend             -----------------------      Dividend
                         High              Low             Declared             High               Low       Declared
                         ----              ---             --------             ----               ---       --------
1993
----
First Quarter          $35.625           $30.625           $ .2475              <F2>               <F2>        $ --
Second Quarter          37.625            29.375             .2475              <F2>               <F2>          --
Third Quarter           34.375            31.625             .2475              <F2>               <F2>          --
Fourth Quarter          34.625            29.125             .2475              <F2>               <F2>         .04

1994
----
First Quarter          $34.125           $29.875           $ .28                <F2>               <F2>        $.04
Second Quarter          38.125            31.125             .28                <F2>               <F2>         .04
Third Quarter           39.250            34.875             .28                <F2>               <F2>         .04
Fourth Quarter          36.875            29.500             .28                <F2>               <F2>         .04

1995
----
First Quarter          $37.250           $31.250           $ .33                <F2>               <F2>        $.04
Second Quarter          44.875            36.000             .33                <F2>               <F2>         .04
Third Quarter           47.000            41.625             .33                <F2>               <F2>         .04
Fourth Quarter                                               .33                <F2>               <F2>          --
(through October 27,
 1995)                  45.250            41.500

------------------

<F1>  For a recent sale price of MBI Common Stock, see the cover of this
Proxy Statement/Prospectus.

<F2>  No trades known to management of First Sterling.

COMPARATIVE UNAUDITED PER SHARE DATA

      The following table sets forth for the periods indicated selected historical per share data of MBI and First Sterling and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger, the proposed acquisitions of Conway, Hawkeye and Metro and the acquisition of Ameribanc, Inc. ("Ameribanc") which was completed on April 30, 1992. The data presented is based upon the supplemental consolidated financial statements and related notes of MBI and the consolidated financial statements and related notes of First Sterling, Conway, Hawkeye and Metro included in this Proxy Statement/Prospectus or in documents incorporated herein by reference, and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. See "PRO FORMA FINANCIAL INFORMATION." This data is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger, the completed Ameribanc merger or the proposed acquisitions of Conway, Hawkeye and Metro had been consummated prior to the periods indicated.

                                                                                                                          First
                                                                              MBI/         First                        Sterling/
                                                                             First        Sterling         MBI/        All Entities
                                                               First        Sterling      Pro Forma    All Entities     Pro Forma
                                                MBI           Sterling     Pro Forma      Equivalent    Pro Forma       Equivalent
                                              Reported        Reported    Combined <F1>      <F2>      Combined <F3>       <F2>
                                              --------        --------    -------------   ----------   -------------    ----------
Book Value per Share:
  September 30, 1995                          $  25.43        $  4.96       $  25.50      $    3.61      $   25.16     $     3.56
  December 31, 1994                              23.47           4.53          23.53           3.33          23.09           3.27

Cash Dividends Declared per Share:
  Nine months ended September 30, 1995        $   0.99        $  0.12       $   0.99      $    0.14      $    0.99     $     0.14
  Year ended December 31, 1994                    1.12           0.16           1.12           0.16           1.12           0.16
  Year ended December 31, 1993                    0.99           0.04           0.99           0.14           0.99           0.14
  Year ended December 31, 1992                    0.93             --           0.93           0.13           0.93           0.13

Earnings per Share Before Change
 in Accounting Principle:
  Nine months ended September 30, 1995        $   2.95        $  0.36       $   2.94      $    0.42      $    2.88     $     0.41
  Year ended December 31, 1994                    3.22           0.50           3.22           0.46           3.22           0.46
  Year ended December 31, 1993                    2.79           0.35           2.79           0.39           2.80           0.40
  Year ended December 31, 1992                    2.42           0.42           2.44           0.35           2.44           0.35

Market Price per Share:
  At July 21, 1995 <F4>                       $  45.13        $  4.87           n/a            n/a            n/a            n/a
  At October 27, 1995 <F4>                       41.75           4.96           n/a            n/a            n/a            n/a

----------------------

<F1>  Includes the effect of pro forma adjustments for First Sterling and
      Ameribanc, as appropriate.  See "PRO FORMA FINANCIAL INFORMATION."

<F2>  Based on the pro forma combined per share amounts multiplied by 0.1415, the conversion ratio applicable to one share of First Sterling Common Stock in the Merger. Further explanation of the assumptions used in the preparation of the pro forma combined consolidated financial statements is included in the notes to pro forma financial statements. See "PRO FORMA FINANCIAL INFORMATION."

<F3>  Includes the effect of pro forma adjustments for First Sterling,
      Ameribanc, Conway, Hawkeye and Metro as appropriate. See "PRO FORMA FINANCIAL INFORMATION."

<F4>  The market value of MBI Common Stock disclosed as of July 21, 1995, the last trading day preceding the public announcement of the Merger, and as of October 27, 1995, the latest available date prior to the filing of the Proxy Statement/Prospectus, is based on the last sale price as reported on the NYSE Composite Tape. There are no publicly available quotations of First Sterling Common Stock. The market price per share of First Sterling Common Stock disclosed as of July 21, 1995 and October 27,
      1995, respectively, is the book value per share as of June 30, 1995 and September 30, 1995, respectively, the most recent date prior to July
      21, 1995 and October 27, 1995, respectively, for which information is available.


SUMMARY FINANCIAL DATA

      The following table sets forth for the periods indicated certain summary historical consolidated financial information for MBI and First Sterling. The balance sheet data and income statement data of MBI included in the summary financial data for the five years ended December 31, 1994 are taken from MBI's audited supplemental consolidated financial statements. The balance sheet data and income statement data of First Sterling included in the summary financial data for the year ended December 31, 1994 are taken from First Sterling's audited consolidated financial statements. The balance sheet data and income statement data for each of the four years ended December 31, 1993 are taken from First Sterling's unaudited consolidated financial statements. The balance sheet data and income statement data included in the summary financial data as of and for the nine months ended September 30, 1995 and 1994 are taken from the respective unaudited consolidated financial statements of MBI and First Sterling. These data include all adjustments which are, in the opinion of the respective managements of MBI and First Sterling, necessary to present a fair statement of these periods and are of a normal recurring nature. Results for the nine months ended September 30, 1995 are not necessarily indicative of results for the entire year. The following information should be read in conjunction with the supplemental consolidated financial statements of MBI and the consolidated financial statements of First Sterling, and the related notes thereto, included herein or in documents incorporated herein by reference, and in conjunction with the unaudited pro forma combined consolidated financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION."

MERCANTILE BANCORPORATION INC.
SUMMARY FINANCIAL DATA
                                                    As of or for the
                                                   Nine Months Ended                        As of or for the
                                                     September 30                        Year Ended December 31
                                                     ------------                        ----------------------
                                                   1995        1994        1994        1993       1992        1991        1990
                                                   ----        ----        ----        ----       ----        ----        ----
PER SHARE DATA
    Net income<F1>                               $   2.95    $   2.68    $   3.22    $   2.79  $     2.42  $     2.25  $     1.99
    Dividends declared                                .99         .84        1.12         .99         .93         .93         .93
    Book value at period end                        25.43       23.26       23.47       21.69       19.52       19.19       17.72
    Average common shares outstanding
     (thousands)                                   53,630      51,900      51,957      50,965      47,276      39,391      37,847
EARNINGS (THOUSANDS)
    Interest income                              $854,404    $730,270    $994,896    $971,482  $1,011,544  $1,018,688  $1,022,441
    Interest expense                              410,097     284,939     399,349     390,911     485,253     588,993     642,365
                                                 --------    --------    --------    --------  ----------  ----------  ----------
    Net interest income                           444,307     445,331     595,547     580,571     526,291     429,695     380,076
    Provision for possible loan losses             28,928      26,374      43,201      63,513      77,874      62,360      56,196
    Other income                                  181,480     159,425     209,758     219,703     201,965     170,770     150,508
    Other expense                                 356,944     360,140     492,070     508,043     471,903     431,155     361,992
    Income taxes                                   81,156      78,033     101,705      85,467      61,072      24,029      31,759
                                                 --------    --------    --------    --------  ----------  ----------  ----------
    Net income                                   $158,759    $140,209    $168,329    $143,251  $  117,407  $   82,921  $   80,637
                                                 ========    ========    ========    ========  ==========  ==========  ==========
ENDING BALANCE SHEET (MILLIONS)
    Total assets                                 $ 16,019    $ 14,723    $ 14,806    $ 14,423  $   14,190  $   12,377  $   11,674
    Earning assets                                 14,773      13,571      13,671      13,259      12,989      11,331      10,447
    Investment securities                           3,847       3,956       3,844       4,180       4,106       2,949       2,286
    Loans and leases,
     net of unearned income                        10,648       9,360       9,670       8,702       8,525       7,881       7,827
    Deposits                                       11,835      11,025      11,189      11,599      11,629      10,211       9,660
    Long-term debt                                    304         300         299         288         310         216         247
    Shareholders' equity                            1,419       1,224       1,234       1,133         996         805         683
    Reserve for possible loan losses                  188         190         195         185         179         158         159
SELECTED RATIOS
    Return on average assets                         1.37%       1.29%       1.16%       1.00%       0.86%       0.70%       0.73%
    Return on average equity                        16.01       15.80       14.07       13.37       12.71       10.96       12.30
    Net interest rate margin                         4.26        4.57        4.55        4.55        4.34        4.12        3.95
    Equity to assets                                 8.86        8.31        8.34        7.85        7.02        6.50        5.85
    Reserve for possible loan losses to:
      Outstanding loans                              1.76        2.03        2.01        2.12        2.10        2.00        2.04
      Non-performing loans                         352.34      469.36      579.62      278.62      147.60      105.33      108.49

<F1> Based on weighted average common shares outstanding.

FIRST STERLING BANCORP, INC.
SUMMARY FINANCIAL DATA
                                                    As of or for the
                                                   Nine Months Ended                        As of or for the
                                                     September 30                        Year Ended December 31
                                                     ------------                        ----------------------
                                                   1995        1994        1994        1993        1992        1991        1990
                                                   ----        ----        ----        ----        ----        ----        ----
PER SHARE DATA
    Net income                                   $    .36    $    .35    $    .50    $    .40    $    .42    $    .31    $    .31
    Dividends declared                                .12         .12         .16         .04         --           --          --
    Book value at period end                         4.96        4.53        4.53        4.38        4.02        3.57        3.22
    Average common shares
     outstanding (thousands)                        3,685       3,685       3,685       3,685       3,686       3,717       3,743
EARNINGS (THOUSANDS)
    Interest income                              $  9,069    $  8,289    $ 11,165    $ 11,219    $ 12,453    $ 14,597    $ 15,267
    Interest expense                                4,247       3,257       4,453       4,538       6,025       8,238       9,086
                                                 --------    --------    --------    --------    --------    --------    --------
    Net interest income                             4,822       5,032       6,712       6,681       6,428       6,359       6,181
    Provision for possible loan losses                162          66          66         258         375         676         676
    Other income                                      656         669         916         847         960         811         778
    Other expense                                   3,621       3,907       5,116       5,627       5,005       5,043       4,907
    Income before income taxes and
     cumulative effect of an
     accounting change                              1,695       1,728       2,446       1,643       2,008       1,451       1,376
    Income taxes                                      386         441         592         366         457         283         225
    Cumulative effect of a change
     in accounting for income taxes                    --          --          --         202          --          --          --
                                                 --------    --------    --------    --------    --------    --------    --------
    Net income                                   $  1,309    $  1,287    $  1,854    $  1,479    $  1,551    $  1,168    $  1,151
                                                 ========    ========    ========    ========    ========    ========    ========
ENDING BALANCE SHEET (THOUSANDS)
    Total assets                                 $170,002    $163,472    $163,295    $167,513    $166,347    $162,351    $164,073
    Earning assets                                158,042     151,282     150,069     156,248     152,003     150,404     151,835
    Investments<F1>                                73,741      76,536      73,358      82,183      81,207      70,730      57,510
    Loans and leases, net of
     unearned income                               85,681      76,224      78,157      75,541      72,718      81,012      95,651
    Deposits                                      132,513     128,133     127,254     133,400     133,508     135,802     145,784
    Long-term debt                                     --          --          --          --          --         850       1,600
    Shareholders' equity                           18,269      16,684      16,684      16,139      14,827      13,175      12,073
    Allowance for possible loan losses              1,380       1,478       1,446       1,476       1,330       1,338       1,326
SELECTED RATIOS
    Return on average assets                         1.05%       1.04%       1.12%        .90%        .95%        .72%        .71%
    Return on average equity                         9.99       10.46       11.09        9.37       11.08        9.25       10.14
    Net interest rate margin<F2>                     4.43        4.61        4.63        4.60        4.50        4.50        4.50
    Dividend payout ratio<F3>                       33.33       34.29       32.00       10.00          --          --          --
    Average equity to average assets                10.56        9.92       10.13        9.59        8.59        7.73        7.03
    Allowance for possible loan losses to:
      Outstanding loans                              1.61        1.94        1.85        1.95        1.83        1.65        1.39
      Non-performing loans                         416.92      518.60      406.18      204.15      107.00      106.11      314.42

<F1>  Includes interest-bearing deposits in other financial institutions, federal funds sold, money market fund investments, bankers acceptances, securities available-for-sale, securities held-to-maturity and mutual fund investments.
<F2>  Fully tax equivalent net interest income divided by average earning assets.
<F3>  Dividends declared per share divided by net income per share.

                     INFORMATION REGARDING SPECIAL MEETING
                     -------------------------------------

GENERAL

   This Proxy Statement/Prospectus is being furnished to holders of First Sterling Common Stock in connection with the solicitation of proxies by the Board of Directors of First Sterling for use at the Special Meeting and any adjournments or postponements thereof at which the shareholders of First Sterling will consider and vote upon a proposal to approve the Merger Agreement and consider and vote upon any other business which may properly be brought before the Special Meeting or any adjournments or postponements thereof. Each copy of this Proxy Statement/Prospectus is accompanied by the Notice of Special Meeting of Shareholders of First Sterling, a proxy card and related instructions and a return envelope to First Sterling, for the proxy card.

   This Proxy Statement/Prospectus is also furnished by MBI to each holder of First Sterling Common Stock as a prospectus in connection with the issuance by MBI of shares of MBI Common Stock upon the consummation of the Merger. This Proxy Statement/Prospectus and the Notice of Special Meeting, proxy card and related materials are being first mailed to shareholders of First Sterling on November ---, 1995.

DATE, TIME AND PLACE

   The Special Meeting will be held at the offices of First Sterling, 305 4th Avenue, Sterling, Illinois, on December ---, 1995, at ----- -.m. Central Time.

RECORD DATE; VOTE REQUIRED

   On the Record Date, there were 3,685,061 shares of First Sterling Common Stock outstanding and entitled to vote at the Special Meeting. Each such share is entitled to one vote on each matter properly brought before the Special Meeting. The affirmative vote of the holders of at least two- thirds of the outstanding shares of First Sterling Common Stock is required to approve the Merger Agreement.

   As of the Record Date, directors and executive officers of First Sterling and their affiliates owned beneficially, or controlled the voting of, an aggregate of ---------- shares of First Sterling Common Stock, or approximately -----% of the outstanding shares of First Sterling Common Stock entitled to vote at the Special Meeting. All directors and executive officers of First Sterling have indicated their intention to vote their shares for the approval of the Merger Agreement at the Special Meeting. Additionally, the directors and certain shareholders of First Sterling each, pursuant to the terms of his or her respective Voting Agreement, has committed to vote his or her shares of First Sterling Common Stock for approval of the Merger Agreement. As of the Record Date, such persons who had executed Voting Agreements or otherwise indicated they would vote for approval of the Merger Agreement owned beneficially an aggregate of ----- shares of First Sterling Common Stock, or approximately -----% of the issued and outstanding shares. See "TERMS OF THE PROPOSED MERGER - Other Agreements."

VOTING AND REVOCATION OF PROXIES

   Shares of First Sterling Common Stock which are represented by a properly executed proxy received prior to the vote at the Special Meeting will be voted at such Special Meeting in the manner directed on the proxy card, unless such proxy is revoked in the manner set forth herein in advance of such vote. ANY FIRST STERLING SHAREHOLDER RETURNING AN EXECUTED PROXY CARD WHICH DOES NOT PROVIDE INSTRUCTIONS TO VOTE AGAINST THE APPROVAL OF THE
MERGER AGREEMENT WILL BE DEEMED TO HAVE APPROVED THE MERGER AGREEMENT.
Failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the practical effect of a vote against the approval of the Merger Agreement.

   Shares subject to abstentions will be treated as shares that are present and voting at the Special Meeting for purposes of determining the presence of a quorum. Such votes will have the effect of votes against the approval of the Merger Agreement. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares with respect to which the brokers or nominees do not have discretionary power to vote without such instructions) will be considered as present for the purposes of determining the presence of a quorum but will not be considered as voting at the Special Meeting. Broker non-votes will have the effect of votes against the approval of the Merger Agreement.

   Any shareholder of First Sterling giving a proxy may revoke it at any time prior to the vote at the Special Meeting. Shareholders of First Sterling wishing to revoke a proxy prior to the vote may do so by delivering to the Secretary of First Sterling at 305 4th Avenue, Sterling, Illinois 61081 a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares, or by attending the Special Meeting and voting such shares in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

   The Board of Directors of First Sterling is not currently aware of any business to be brought before the Special Meeting other than that described herein. If, however, other matters are properly brought before such Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of First Sterling.

SOLICITATION OF PROXIES

   First Sterling will bear its own costs of soliciting proxies, except that MBI will pay printing and mailing expenses and registration fees incurred in connection with preparing this Proxy Statement/Prospectus. Proxies will initially be solicited by mail, but directors, officers and selected other employees of First Sterling may also solicit proxies in person or by telephone. Directors, executive officers and any other employees of First Sterling who solicit proxies will not be specially compensated for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

   HOLDERS OF FIRST STERLING COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                         TERMS OF THE PROPOSED MERGER
                         ----------------------------

   The following is a summary of the material terms and conditions of the Merger Agreement, which document is incorporated by reference herein. This summary is qualified in its entirety by the full text of the Merger Agreement. MBI, upon written or oral request, will furnish a copy of the Merger Agreement, without charge, to any person who receives a copy of this Proxy Statement/Prospectus. Such requests should be directed to Jon W. Bilstrom, General Counsel and Secretary, Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524, telephone (314) 425-2525.

GENERAL DESCRIPTION OF THE MERGER

   Pursuant to the Merger Agreement, subject to satisfaction or waiver of certain conditions precedent, including receipt of all applicable regulatory approvals, First Sterling, an Illinois corporation, will be merged on the Closing Date with and into Merger Sub, a Missouri corporation which is a wholly owned subsidiary of MBI. Upon consummation of the Merger, First Sterling's corporate existence will terminate and Merger Sub will continue as the surviving entity. Simultaneously with the effectiveness of the Merger, each share of First Sterling Common Stock will be converted into the right to receive 0.1415 of a share of MBI Common Stock. Such consideration is subject to certain anti-dilution protections but is not adjustable based upon the operating results, financial condition or other factors affecting either MBI or First Sterling prior to the consummation of the Merger. The fair market value of MBI Common Stock received pursuant to the Merger may fluctuate and at the consummation of the Merger may be more or less than the current fair market value of such shares.

   The amount and nature of the consideration was established through arm's-length negotiations between MBI and First Sterling and their respective advisors, and reflects the balancing of a number of countervailing factors. The total amount of the consideration reflects a price both parties concluded was appropriate. See "- Background of and Reasons for the Merger; Board Recommendations." The fact that the consideration is payable in shares of MBI Common Stock reflects the potential for change in the value of the MBI Common Stock and the desire of the parties to the Merger to have the favorable tax attributes of a "reorganization" for federal income tax purposes. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

   NO ASSURANCE CAN BE GIVEN THAT THE CURRENT FAIR MARKET VALUE OF MBI COMMON STOCK WILL BE EQUIVALENT TO THE FAIR MARKET VALUE OF MBI COMMON STOCK ON THE DATE SUCH STOCK IS RECEIVED BY A FIRST STERLING SHAREHOLDER OR AT ANY OTHER TIME. THE FAIR MARKET VALUE OF MBI COMMON STOCK RECEIVED BY A FIRST STERLING SHAREHOLDER MAY BE GREATER OR LESS THAN THE CURRENT FAIR MARKET VALUE OF MBI COMMON STOCK DUE TO NUMEROUS MARKET FACTORS.

   Following the Closing Date, each shareholder of First Sterling will be required to submit to the Exchange Agent a properly executed letter of transmittal and surrender to the Exchange Agent the stock certificate(s) formerly representing the shares of First Sterling Common Stock in order to receive a new stock certificate(s) evidencing the shares of MBI Common Stock to which such shareholder is entitled. Following the Closing Date, the Exchange Agent will mail to each First Sterling shareholder a notice of consummation of the Merger and a form of letter of transmittal, together with instructions and a return envelope to facilitate the exchange of such holder's certificate(s) formerly representing First Sterling Common Stock for certificate(s) evidencing MBI Common Stock. No dividends or other distributions will be paid to a former First Sterling shareholder with respect to shares of MBI Common Stock until such shareholder's letter of transmittal and stock certificate(s) formerly representing First Sterling Common Stock, or documentation reasonably acceptable to the Exchange Agent in lieu of lost or destroyed certificates, is delivered to the Exchange Agent. See "TERMS OF THE PROPOSED MERGER - Surrender of First Sterling Stock Certificates and Receipt of MBI Common Stock." No fractional shares of MBI Common Stock will be issued in the Merger, but cash will be paid in lieu of such fractional shares, such cash being calculated by multiplying the holder's fractional share interest by the closing stock price of MBI
Common Stock on the NYSE Composite Tape as reported in The Wall Street

Journal on the Closing Date of the Merger. See "- Fractional Shares." The shares of MBI Common Stock to be issued pursuant to the Merger will be freely transferable except by certain shareholders of First Sterling who are deemed to be "affiliates" of First Sterling. The shares of MBI Common Stock issued to such affiliates will be restricted in their transferability in accordance with the rules and regulations promulgated by the Commission. See "INFORMATION REGARDING MBI STOCK - Restrictions on Resale of MBI Stock by Affiliates."

OTHER AGREEMENTS

   Concurrent with the execution of the Merger Agreement, MBI and each of the directors of First Sterling and certain other shareholders of First Sterling (each of whom is either affiliated with a member of the Board of Directors or a principal shareholder of First Sterling) executed a separate Voting Agreement by which each such person agreed that he or she will vote all of the shares of First Sterling Common Stock that he or she then owned or subsequently acquires in favor of the approval of the Merger Agreement at the Special Meeting. In addition, until the earliest to occur of the Effective Time of the Merger, the termination of the Voting Agreements or the abandonment of the Merger, each such person further agreed that he or she will not vote any such shares in favor of the approval of any other competing acquisition proposal involving First Sterling and a third party. Each such person also agreed that he or she will not transfer shares of First Sterling Common Stock owned by him or her unless, prior to such transfer, the transferee executes an agreement in substantially the same form as the Voting Agreement. As of the Record Date, persons who had executed Voting Agreements owned beneficially an aggregate of ----- shares of First Sterling Common Stock, or approximately -----% of the issued and outstanding shares.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

   From and after the Effective Time for a period of not less than five years, MBI will provide for the indemnification of employees, agents, directors or officers of First Sterling or any of First Sterling's subsidiaries, in an amount and of a type not less than that provided by First Sterling's Articles of Incorporation or bylaws in the form in effect as of July 24, 1995 or arising by operation of law or arising by virtue of any contract, resolution or other agreement or document existing as of July 24, 1995. Further, MBI will assume all duties and obligations of indemnification of First Sterling or any of First Sterling's subsidiaries existing as of the Effective Time with respect to any act or omission of any of their respective employees, agents, directors or officers occurring prior to the Effective Time; provided, however, that to the extent that First Sterling's directors' and officers' liability insurance would provide coverage for any such act or omission, First Sterling agrees to give proper notice to the insurance carrier and to MBI of a potential claim thereunder so as to preserve the rights to such insurance coverage.

BACKGROUND OF AND REASONS FOR THE MERGER; BOARD RECOMMENDATIONS

   BACKGROUND OF THE MERGER. The Board of Directors of First Sterling periodically reviews First Sterling's strategy in light of general conditions in the banking industry, local competitive and economic conditions, the results of its operations and its future prospects, legislative changes, and other developments affecting the banking industry generally and First Sterling specifically. In connection with such review, members of the Board of Directors and senior management of First Sterling have met from time to time with representatives of Chicago Corp., First Sterling's financial advisor, to discuss industry trends and to explore alternative means of enhancing shareholder value.

   In August 1992, the Board of Directors determined that it was in the long-term best interests of First Sterling's shareholders, as well as its depositors, customers, employees and the communities in which it operates for First Sterling to pursue the possibility of a business combination between First Sterling and a larger more geographically diverse bank holding company. The Board of Directors of First Sterling authorized Chicago Corp. to solicit bank holding companies with suitable financial strength, stock price performance and prospects, geographical location and other factors. Chicago Corp. prepared written materials with which it solicited expressions of interest from 15 bank holding companies which Chicago Corp. had identified as the most likely merger candidates (the "1992 Solicitation"). In Fall 1993, First Sterling abandoned its merger effort when it was unable to complete a transaction in connection with such solicitation. As a result, management undertook a restructuring of its operations to better enable First Sterling to operate as an independent entity and to position it for such a combination in the future.

   In May 1995, Chicago Corp. informed management of First Sterling that MBI had expressed an interest in acquiring a bank serving communities in northwestern Illinois. Representatives of Chicago Corp. and First Sterling management met in late May and early June to discuss First Sterling's interest in a combination with MBI, as well as possible values in light of recent bank merger and acquisition trends, the responses from the 1992 Solicitation and First Sterling's operating results and prospects. First Sterling authorized Chicago Corp. to indicate its interest in meeting with MBI as well as to contact the only bank holding company from the 1992 Solicitation which had expressed a continued interest in First Sterling. Such bank indicated that it had no current interest in a transaction with First Sterling.

   In early June, management of First Sterling and MBI held preliminary discussions relating to a potential combination between the companies which culminated in representatives of MBI visiting the Sterling and Rock Falls facilities and surveying the local community.

   On June 13, 1995, First Sterling Board members reviewed with management the preliminary discussions that had taken place to date and determined that management should pursue further discussions with MBI.

   On June 14, 1995, the senior management of First Sterling made a presentation to representatives of MBI concerning its business, operations, financial results and future prospects. Thereafter, MBI made a presentation regarding its history and business philosophy and provided First Sterling management with financial and other due diligence materials. At this meeting, preliminary discussions were held with respect to the terms of the proposed merger. Following these discussions, First Sterling allowed MBI to conduct a due diligence investigation of First Sterling. Upon completion, MBI indicated that it was prepared to proceed with the proposed merger and on July 6, 1995 submitted a proposed form of merger agreement.

   During mid-June, Chicago Corp. provided the First Sterling Board of Directors with comparative stock data and other financial research and analyses to supplement the earlier materials provided by MBI. During mid-June through early July, members of the Board of Directors held informal discussions concerning the proposed merger, including the prospects for MBI's future performance and the advisability of the proposed merger in light of existing business, economic, competitive and regulatory conditions.

   On July 11, 1995, the Board of Directors reviewed the proposed terms of the Merger with management. Following discussions between the directors, the Board of Directors authorized Messrs. William J. Hank, Carl A. Kautz and Joseph D. Henderson, members of the Executive Committee of the Board of Directors, with the assistance of Chicago Corp. and its legal advisors, to negotiate a definitive merger agreement based on the proposed terms as described.

   During the following two weeks, management of First Sterling, together with its legal and financial advisors, conducted extensive negotiations with MBI and its legal advisors. On July 24, upon completion of the negotiations, Chicago Corp. rendered its oral opinion that the consideration to be received by the shareholders of First Sterling was fair to such shareholders from a financial point of view. See "-Opinion of Financial Advisor to First Sterling."

   On July 24, 1995, acting by unanimous written consent, the Board of Directors determined that the Merger Agreement was in the best interest of First Sterling shareholders and unanimously recommended approval of the Merger Agreement.

   FIRST STERLING'S REASONS AND BOARD RECOMMENDATION.  The Board of
Directors of First Sterling believes that the Merger is in the best interests of First Sterling and its shareholders. In determining to recommend that the holders of First Sterling Common Stock approve the Merger and the Merger Agreement, and in determining the fairness of the terms of the Merger and the terms of the provisions of the Merger Agreement, the First Sterling Board of Directors considered the principal factors described below.

      (1) The financial condition, assets, results of operations, business and prospects of First Sterling as an independent entity and the risks involved in achieving those prospects.

      (2) The opinion of Chicago Corp. to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders of First Sterling Common Stock, as provided in the Merger Agreement, is fair from a financial point of view. See "- Opinion of Financial Advisor of First Sterling" for a description of the financial analyses undertaken by Chicago Corp. and the assumptions and qualifications made by Chicago Corp. in connection therewith.

      (3) Economic conditions and prospects for the markets in which First Sterling operates, and the competitive pressures in the financial service industry in general and the banking industry in particular.

      (4) That the Merger presented the holders of First Sterling Common Stock the opportunity to receive higher dividends, liquidity for their shares and better prospects for future growth than if First Sterling were to remain independent.

      (5) The trading and dividend history of MBI Common Stock and the prospects for the price of and dividends on the MBI Common Stock.

      (6) The terms and conditions of the Merger Agreement, including the amount and sufficiency of the consideration to be paid to the holders of First Sterling Common Stock, as well as the intended tax deferred nature of the Merger for First Sterling shareholders.

      (7) That a business combination with a larger bank holding company such as MBI would provide greater short-term and long-term value to First Sterling shareholders than other available alternatives and would enhance First Sterling's competitiveness and its ability to serve its depositors, customers and the communities in which it operates.

   The First Sterling Board of Directors based its determination that the terms of the Merger and the terms and conditions of the Merger Agreement were fair to the holders of First Sterling Common Stock on, among other things, the fairness opinion of Chicago Corp. and the other factors described above.

   THE BOARD OF DIRECTORS OF FIRST STERLING UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF FIRST STERLING VOTE FOR THE PROPOSAL TO APPROVE THE MERGER
                                    ---
AGREEMENT.

   MBI'S REASONS AND BOARD RECOMMENDATIONS. The Executive Committee of the Board of Directors of MBI considered a number of factors, including, among other things, the financial condition of First Sterling and projected synergies which are anticipated to result from the Merger. The Executive Committee concluded that the Merger presents an unique opportunity for MBI to increase its presence in northwestern Illinois through the acquisition of an established banking organization having operations in the targeted area. MBI's decision to pursue discussions with First Sterling was primarily a result of MBI's assessment of the value of First Sterling's banking franchise, its substantial asset base within that area and the compatibility of the businesses of the two banking organizations.

OPINION OF FINANCIAL ADVISOR TO FIRST STERLING

   Chicago Corp. was retained by the First Sterling Board of Directors, among other things, to advise it as to the fairness from a financial point of view of the consideration to be received by the holders of the First Sterling Common Stock in the Merger and to assist it in its negotiations with MBI.

   Chicago Corp. is a recognized specialist in the financial services industry in general and in Midwestern banks in particular. Chicago Corp. is regularly engaged in advising financial institutions with respect to mergers and acquisitions as well as raising debt and equity capital for such institutions. The First Sterling Board of Directors selected Chicago Corp. on the basis of its ability to evaluate the fairness of the consideration to be received in the Merger, its qualifications, past experience with and knowledge of First Sterling and its reputation in the banking and investment banking communities.

   On July 24, 1995, Chicago Corp. rendered its oral opinion, which was subsequently confirmed by a written opinion dated as of the date of this Proxy Statement/Prospectus, to the effect that, as of such dates, the consideration to be received by the holders of First Sterling Common Stock in the Merger is fair to such shareholders from a financial point of view. The full text of Chicago Corp.'s written opinion, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken in connection therewith by Chicago Corp. is attached as Annex A to this Proxy Statement/Prospectus and is
               -------
incorporated herein by reference in its entirety. In preparing the opinion, Chicago Corp. assumed and relied upon the accuracy and completeness of all financial and other information reviewed by it for purposes of the opinion and did not independently verify such information or undertake an independent evaluation or appraisal of the assets or liabilities of First Sterling or MBI nor was it furnished with any such evaluation or appraisal. Chicago Corp. is not an expert in the evaluation of allowances for loan losses, and it has not made an independent evaluation of the adequacy of the allowance for loan losses of First Sterling or MBI nor has it reviewed any individual credit files, and it assumed that the aggregate allowances for loan losses are adequate to cover such losses. Chicago Corp.'s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion. HOLDERS OF SHARES OF FIRST STERLING COMMON STOCK ARE URGED TO READ CHICAGO CORP.'S OPINION IN ITS ENTIRETY.

   In performing its analyses and arriving at its opinion, Chicago Corp. considered such financial and other factors as it deemed appropriate and feasible under the circumstances, including, among other things:
(i) audited   and unaudited financial statements of First Sterling
and MBI through September 30, 1995; (ii) certain information, including financial and other material relating to the businesses, earnings, assets and prospects of First Sterling and MBI furnished to Chicago Corp. by First Sterling and MBI; (iii) information gathered during limited discussions with members of the senior managements of

First Sterling and MBI concerning the businesses and financial prospects of the respective companies; (iv) the historical market prices and trading activity of the First Sterling Common Stock and the MBI Common Stock and other publicly traded stocks Chicago Corp. deemed to be relevant; (v) the financial performance of First Sterling, MBI and other companies Chicago Corp. deemed to be relevant; (vi) the proposed financial terms of the Merger and the financial terms of selected other mergers and acquisitions Chicago Corp. deemed to be relevant; (vii) the Merger Agreement and related agreements; (viii) the pro forma effects of the Merger on First Sterling's earnings, dividends and book value; and (ix) such other financial analyses as Chicago Corp. deemed relevant.

   Generally, Chicago Corp.'s preparation of the fairness opinion involved various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Chicago Corp. did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Chicago Corp. believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered therein, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Chicago Corp. made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Sterling or MBI. Any estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, Chicago Corp.'s analyses and estimates of value do not purport to be appraisals or necessarily to reflect the prices at which First Sterling or any shares of First Sterling Common Stock may be sold. Accordingly, because such estimates are inherently subject to uncertainty, none of First Sterling, MBI or Chicago Corp. or any other person assumes responsibility for their accuracy.

   NET PRESENT VALUE ANALYSIS. Chicago Corp. prepared a net present value analysis which indicated theoretical values for First Sterling Common Stock based on return on average assets ranging between 0.8% and 1.3% and asset growth rates ranging between 0.0% and 8.0% over a four-year period.
The results of this analysis indicated an implied value reference range for First Sterling Common Stock between $3.02 per share (0.8% return on average assets; 0.0% asset growth rate) and $6.25 per share (1.3% return on average assets; 8.0% asset growth rate). At a return on average assets ratio of 1.1%, which approximates First Sterling's recent historical performance, Chicago Corp. derived an implied value reference range for the First Sterling Common Stock between $4.13 per share (0.0% asset growth rate) and $5.30 per share (8.0% asset growth rate). At an asset growth rate of 0.0%, which approximates First Sterling's recent historical performance, Chicago Corp. derived an implied value reference range for the First Sterling Common Stock between $3.02 per share (0.8% return on average assets) and $4.86 per share (1.3% return on average assets). Based on the market price of MBI Common Stock on July 24, 1995 and the exchange ratio in the Merger of 0.1415, the value of the offer from MBI was $6.40 per share.

   CONTRIBUTION ANALYSIS. Chicago Corp. prepared a contribution analysis showing the percentages of assets, deposits, tangible equity, 1994 net income and estimated 1995 and 1996 net income contributed to the combined company on a pro forma basis by First Sterling and MBI, and compared these percentages to the pro forma ownership of MBI. This analysis showed that First Sterling, as of March 31, 1995, would have contributed, on a pro forma consolidated basis, 1.23% of total assets, 1.31% of deposits, 1.53% of tangible equity, 1.14% of calendar 1994 net income, 1.07% of calendar 1995 estimated net income and 1.05% of calendar 1996 estimated net income. Based on the exchange ratio in the Merger of 0.1415, holders of First Sterling Common Stock would have owned approximately 1.13% of the MBI Common Stock outstanding as of March 31, 1995 (after giving effect to the Merger as of that date).

   COMPARABLE TRANSACTION ANALYSIS.  Chicago Corp. reviewed selected merger and acquisition transactions that it deemed to be comparable. The following merger transactions were reviewed based on publicly available data (the acquiror is named first and underlined, followed by the seller); AMBANC Corp., First Robinson Bancorp; AMCORE Financial, NBM Bancorp; Community
------------                          ----------------               ---------
First Banks, Minowa Bancshares; CNB Bancshares, Inc., Harrisburg Bancshares;
-----------                     --------------------
Marshall & Ilsley, Bank of Burlington; Mercantile Bancorporation Inc.,
-----------------                      ------------------------------
Wedge Bank; Lauritzen Corp., Shelby County Bancshares; AMCORE Financial, First
            ---------------                            ----------------
State Bancorp; Banc One Corporation, Mid States Bancshares; F&M Bancorporation,
               --------------------                         ------------------
First National Financial.

   Transactions were selected on the basis of the comparability of absolute transaction value and the comparability of the markets served by the acquired institutions to those of First Sterling. Chicago Corp. calculated the multiples of offer price to last twelve months ("LTM") earnings per share and tangible book value per share of the acquired company in each such transaction. For the comparable transactions, the multiple of offer price to LTM earnings ranged from 9.29 to 17.85 with an average of 13.64. The value to be received by the holders of First Sterling Common Stock under the terms of the Merger Agreement (based on the market price of MBI Common Stock of $45.25 per share on July 24, 1995 and an exchange ratio of 0.1415) represents a multiple of offer price to LTM earnings of 13.49. For the comparable transactions, the multiple of offer price to tangible book value ranged from
1.39 to 2.16 with an average of 1.73. The terms of the Merger represent a multiple of offer price to tangible book value per share (as of March 31, 1995) of 1.42.

   FINANCIAL IMPLICATIONS TO FIRST STERLING SHAREHOLDERS.  Chicago
Corp. prepared an analysis of the financial implications of the terms of the Merger to a holder of First Sterling Common Stock. This analysis indicated that on a pro forma equivalent basis a shareholder of First Sterling would achieve increases in earnings per share and per share dividends and a decrease in book value per share as a result of the consummation of the Merger.

   COMPARATIVE SHAREHOLDER RETURNS. Chicago Corp. analyzed and compared projected shareholder returns under several scenarios, including First Sterling remaining independent, the Merger being effected in 1995 and the Merger being effected in 1998. This comparative analysis, which was based on the net present value of projected dividend streams and projected valuations of the First Sterling Common Stock as of 1998 (using current price-to-earnings multiples), indicated total annual returns for First Sterling shareholders of 19.83% if First Sterling remains independent, 22.32% if the Merger is consummated in 1998 (on terms similar to those set forth in the Merger Agreement) and 23.21% if the Merger is consummated in 1995.

   COMPARABLE COMPANY ANALYSIS. Chicago Corp. compared the market price, market-to-book value and price-to-earnings multiples of MBI Common Stock with the individual market multiples and averages of the following selected comparable companies which it deemed to be reasonably similar to MBI in size, financial character, operating character, historical performance and/or geographic market: Banc One Corporation; Norwest Corporation; First Bank System, Inc.; Boatmen's Bancshares, Inc.; First of America Bank Corp.; Firstar Corporation; Old Kent Financial Corporation; Commerce Bancshares, Inc.; UMB Financial Corporation; and Magna Group, Inc. (collectively, the "Comparable Companies"). This analysis indicated that MBI Common Stock sold at a price of 1.83 times tangible book value as of March 31, 1995 and the Comparable Companies sold at an average price of 1.88 times tangible book value as of March 31, 1995. As of March 31, 1995, the MBI Common Stock sold at a multiple of price to LTM earnings of 11.32 while the average price-to-earnings multiple for the Comparable Companies was 12.41.

   Chicago Corp.'s opinion issued as of the date of this Proxy
Statement/Prospectus is based on the financial and other information reviewed by Chicago Corp. in rendering its July 24, 1995 oral opinion, a review of information set forth in this Proxy Statement/Prospectus and a review of financial results of MBI and First Sterling since July 24, 1995.

   Other than its engagement by First Sterling in connection with the Merger, the 1992 Solicitation and its engagement by one of First Sterling's principal shareholders in connection with a transaction unrelated to the Merger, for which it received customary compensation, Chicago Corp. has not provided any advisory services to First Sterling or its directors, officers or principal shareholders. For its financial advisory services to First Sterling in connection with the Merger, upon closing of the Merger, Chicago Corp. will be paid a fee of 1.00% of the total consideration to be received by First Sterling. In addition, First Sterling has agreed to pay Chicago Corp.'s out-of-pocket expenses, and to indemnify Chicago Corp. against certain liabilities, including liabilities arising under the Federal securities laws.

   Chicago Corp. is a member of all principal United States securities exchanges and, in the conduct of its broker-dealer activities, may from time to time purchase securities from, and sell securities to, First Sterling and MBI.

CONDITIONS OF THE MERGER

   The respective obligations of MBI, Merger Sub and First
Sterling to consummate the Merger are subject to the satisfaction of certain mutual conditions, including the following:

         (1) The Merger Agreement shall be approved by the holders of at least two-thirds of the outstanding shares of First
   Sterling Common Stock at the Special Meeting.

         (2) The Merger Agreement and the transactions contemplated therein shall have been approved by the Federal Reserve Board and any other federal and/or state regulatory agency whose approval is required for the consummation of the transactions contemplated therein, and all waiting periods after such approvals required by law or regulation shall have been satisfied.

         (3) The Registration Statement of which this Proxy Statement/Prospectus is a part, registering shares of MBI Common Stock to be issued in the Merger, shall have been declared effective and not be subject to a stop order or any threatened stop order and the MBI Common Stock to be issued in the Merger shall have been approved for listing on the NYSE.

         (4) Neither First Sterling, MBI nor Merger Sub shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

         (5) First Sterling, MBI and Merger Sub each shall have received from Thompson & Mitchell an opinion (which opinion shall not have been withdrawn at or prior to the Effective Time) reasonably satisfactory in form and substance to it to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and to the effect that, as a result of the Merger, except with respect to cash received in lieu of fractional share interests, holders of First Sterling Common Stock who receive MBI Common Stock in the Merger will not recognize gain or loss for federal income tax purposes, the basis of such MBI Common Stock will equal the basis of the First Sterling Common Stock for which it is exchanged and the holding period of such MBI Common Stock will include the holding period of the First Sterling Common Stock for which it is exchanged, assuming that such First Sterling Common Stock is a capital asset in the hands of the holder thereof as of the Effective Time.

   The obligation of MBI and Merger Sub to consummate the Merger is subject to the satisfaction, unless waived, of certain other conditions, including the following:

         (1) The representations and warranties of First Sterling made in the Merger Agreement shall be true and correct in all material respects, as of the Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specific date, (ii) where the facts which caused the failure of any representations or warranty to be so true and correct have not resulted, and are not likely to result, in a material adverse effect on the Condition (as defined in the Merger Agreement) of First Sterling and its subsidiaries, taken as a whole, and (iii) for the effect of transactions contemplated by the Merger Agreement, and all obligations required to be performed by First Sterling prior to the Effective Time shall have been performed in all material respects, and MBI shall have received a certificate of the President and Chief Financial Officer of First Sterling to that effect.

         (2) First Sterling shall have obtained any and all material permits, authorizations, consents, waivers and approvals required of First Sterling for the lawful consummation of the Merger.

         (3) MBI and Merger Sub shall have received an opinion of KPMG Peat Marwick LLP, satisfactory to MBI, that the Merger will qualify for pooling-of-interests accounting treatment, which opinion shall not have been withdrawn at or prior to the Effective Time.

         (4) Ward, Murray, Pace & Johnson, P.C., counsel to First Sterling, shall have delivered to MBI an opinion dated as of the Closing Date regarding certain legal matters.

   First Sterling's obligation to consummate the Merger is subject to the satisfaction, unless waived, of certain other conditions, including the following:

         (1) The representations and warranties of MBI and Merger Sub made in the Merger Agreement shall be true and correct in all material respects, as of the Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specific date, (ii) where the facts which caused the failure of any representation or warranty to be so true and correct have not resulted, and are not likely to result, in a material adverse effect on the Condition of MBI and its subsidiaries, taken as a whole, and (iii) for the effect of transactions contemplated by the Merger Agreement, and all obligations required to be performed by MBI and Merger Sub prior to the Effective Time shall have been performed in all material respects, and First Sterling shall have received a certificate from any Executive Vice President of MBI to that effect.

         (2) MBI and Merger Sub shall have obtained any and all material permits, authorizations, consents, waivers and approvals required of MBI or Merger Sub for the lawful consummation of the Merger.

         (3) Thompson & Mitchell, counsel to MBI, shall have delivered to First Sterling an opinion dated as of the Closing
   Date regarding certain legal matters.

REPRESENTATIONS AND WARRANTIES

   The Merger Agreement contains extensive representations and warranties by First Sterling, MBI and Merger Sub. These include, among other things, representations and warranties of First Sterling as to (i) the organization and good standing of it and its subsidiaries, (ii) its capital structure,
(iii) its authority relative to the execution and delivery of, and performance of its obligations under, the Merger Agreement, (iv) the documents, including financial statements and other reports, filed by First Sterling with the applicable regulatory authorities, (v) title to and condition of assets, (vi) real property, (vii) taxes, (viii) the absence of material adverse changes since June 30, 1995, (ix) loans, commitments and contracts, (x) the absence of material conflicts between its obligations under the Merger Agreement and its charter documents and material contracts to which it is a party or by which it is bound, (xi) litigation, (xii) directors' and officers' insurance, (xiii) compliance with laws, (xiv) labor,
(xv) the existence of certain material interests of certain persons, (xvi) allowance for loan and lease losses and non-performing assets, (xvii) employee benefit plans and related matters, (xviii) the absence of undisclosed liabilities, (xix) the accuracy of the information supplied by First Sterling for inclusion in this Proxy Statement/Prospectus and related documents, (xx) the absence of registration obligations with respect to First Sterling Common Stock, (xxi) the absence of actions that would jeopardize the pooling-of-interests treatment, (xxii) obligations to brokers and finders and (xxiii) the absence of interest rate management instruments.

   MBI's and Merger Sub's representations and warranties include, among other things, those as to (i) their respective organization and good standing, (ii) their respective capital structures, (iii) their authority relative to the execution and delivery of, and performance of their respective obligations under, the Merger Agreement, (iv) the documents, including financial statements and other reports, filed by MBI with applicable regulatory authorities, (v) the absence of material adverse changes since March 31, 1995, (vi) litigation, (vii) the accuracy of the information supplied by MBI or Merger Sub for inclusion in this Proxy Statement/Prospectus and related documents and (viii) the absence of obligations to brokers and finders.

TERMINATION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

   The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of First Sterling,
(i) by mutual consent of the Executive Committee of the Board of Directors of MBI and the respective Boards of Directors of First Sterling and Merger Sub, or (ii) unilaterally by the Executive Committee of the Board of Directors of MBI or the Boards of Directors of First Sterling or Merger Sub: (A) at any time after April 30, 1996, if the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement); (B) if the Federal Reserve Board or any other federal and/or state regulatory authority whose approval is required for consummation of the Merger shall have issued a final nonappealable denial of such approval; (C) if the shareholders of First Sterling shall not have approved the Merger Agreement at the Special Meeting; or (D) in the event of a breach by the other party of any representation, warranty or agreement contained in the Merger Agreement, which breach is not cured within 30 days after written notice thereof is given to the party committing such breach or is not waived by such other party. The Executive Committee of the Board of Directors of Mercantile may terminate the Agreement in certain circumstances if First Sterling acquires property after July 24, 1995 and if environmental investigations of such acquired property, together with all previously acquired property after such date, indicates that the estimated cost of corrective or remedial action with regard to such properties would exceed $100,000 in the aggregate. No assurance can be given that the Merger will be consummated on or before April 30, 1996 or that MBI, Merger Sub or First Sterling will not elect to terminate the Merger Agreement if the Merger has not been consummated on or before such date.

   In the event of the termination of the Merger Agreement, it shall become void and there shall be no liability on the part of any party except, that
(i) confidentiality and indemnification obligations shall survive termination, (ii) MBI shall pay all printing, mailing and filing expenses with respect to the Registration Statement and this Proxy Statement/Prospectus and (iii) in the case of termination due to continued material breach after notice and opportunity to cure, the breaching party shall not be relieved of liability to the nonbreaching party arising from the willful nonperformance of any covenant in the Merger Agreement.

   Any provision of the Merger Agreement, including, without limitation, the conditions to the consummation of the Merger and the restrictions described under "- Business Pending the Merger," may be (i) waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, or (ii) amended at any time by written agreement of the parties approved by or on behalf of their respective Boards of Directors or Executive Committees, whether before or after the Special Meeting; provided, however, that after approval of the Merger Agreement by the shareholders of First Sterling at the Special Meeting no such modification may (i) alter or change the amount or kind of consideration to be received by the First Sterling shareholders in the Merger, (ii) adversely affect the tax treatment to First Sterling shareholders as a result of receiving the shares of MBI Common Stock in the Merger, (iii) adversely affect any representation, warranty, or covenant of MBI or Merger Sub, (iv) otherwise adversely affect the rights of First Sterling under the Merger Agreement or (v) impede or delay receipt of any required regulatory approvals or the consummation of the Merger.

INDEMNIFICATION

   First Sterling, MBI and Merger Sub have agreed to indemnify each other and the officers, directors and controlling persons of each other against any losses, claims, damages or liabilities to which any such party may become subject under federal or state laws or regulations, to the extent that such loss, claim, damage or liability is based primarily upon information furnished to the party subject to such liability by the other party, or out of an omission by such other party to state a necessary or material fact in the Registration Statement of which this Proxy Statement/Prospectus is a part.

CLOSING DATE

   The Merger will be consummated and become effective on the Closing Date upon issuance of a certificate of merger by the Missouri Secretary of State. Under the Merger Agreement, the Closing Date shall be the later to occur of
(i) January 2, 1996 and (ii) the first business day of the first full calendar month beginning at least five business days after the month in which the later of the following events occurs: (a) the receipt of the requisite approval of the Merger Agreement by the shareholders of First Sterling; and
(b) the approval of the Merger by the Federal Reserve Board and any other federal and/or state regulatory agency whose approval is required, and all waiting periods for such approvals have been satisfied.

SURRENDER OF FIRST STERLING STOCK CERTIFICATES AND RECEIPT OF MBI COMMON
STOCK

   At the Effective Time of the Merger, each outstanding share of First Sterling Common Stock will be converted into the right to receive 0.1415 of a share of MBI Common Stock. See "- General Description of the Merger." Each holder of First Sterling Common Stock, upon submission to the Exchange Agent of a properly executed letter of transmittal and surrender to the Exchange Agent of the stock certificate(s) formerly representing shares of First Sterling Common Stock, will be entitled to receive a stock certificate(s) evidencing the shares of MBI Common Stock to which such shareholder is entitled.

   As soon as practicable following the Effective Time, the Exchange Agent will mail to each First Sterling shareholder of record as of the Effective Time notification of the consummation of the Merger. The Exchange Agent will also provide a letter of transmittal and instructions as to the procedure for the surrender of the stock certificates evidencing the First Sterling Common Stock and the receipt of shares of MBI Common Stock. It will be the responsibility of each holder of First Sterling shares to submit all certificates formerly evidencing such holder's shares of First Sterling Common Stock to the Exchange Agent. No dividends or other distribution will be paid to a former First Sterling shareholder with respect to shares of MBI Common Stock until such shareholder's properly completed letter of transmittal and stock certificates formerly representing First Sterling Common Stock, or, in lieu thereof, such evidence of a lost, stolen or destroyed certificate and/or such insurance bond as the Exchange Agent may reasonably require in accordance with customary exchange practices, are delivered to the Exchange Agent. All dividends or other distributions on the MBI Common Stock declared between the Closing Date of the Merger and the date of the surrender of a First Sterling stock certificate will be held for the benefit of the shareholder and will be paid to the shareholder, without interest thereon, upon the surrender of such stock certificate(s) or documentation and/or insurance bond in lieu thereof.

FRACTIONAL SHARES

   No fractional shares of MBI Common Stock will be issued to the former shareholders of First Sterling in connection with the Merger. Each holder of First Sterling Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock shall receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the closing stock price of MBI Common Stock on the NYSE Composite Tape as reported in The Wall Street Journal on the Closing Date. Cash received by First Sterling shareholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

REGULATORY APPROVAL

   In addition to the approval of the Merger Agreement by the First Sterling shareholders, the obligations of the parties to effect the Merger are subject to prior approval of the Federal Reserve Board and the Illinois Commissioner. As a bank holding company, MBI is subject to regulation under the BHCA. The Merger is subject to approval by the Federal Reserve Board under Section 3 of the BHCA. Under the BHCA, the Federal Reserve Board may withhold approval of the Merger if, among other things, it determines that the effect of the Merger would be to substantially lessen competition in the relevant market. In addition, the Federal Reserve Board must consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977, as amended, by assessing the involved entities' respective records of meeting the credit needs of the local communities in which they are chartered, consistent with the safe and sound operation of such institutions. In its review, the Federal Reserve Board must also examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have inadequate capital. The Illinois Commissioner will review the record of MBI's subsidiary financial institutions in meeting the credit needs of the local communities they serve.

   MBI has filed applications with the Federal Reserve Board and the Illinois Commissioner for approval to acquire First Sterling. The Merger cannot be consummated prior to receipt of such approvals. There can be no assurance that required regulatory approvals for the Merger will be obtained, and, if the Merger is approved, as to the date of such approvals or whether the approvals will contain any unacceptable conditions. There can likewise be no assurance that the United States Department of Justice will not challenge the Merger during the waiting period set aside for such challenges after receipt of approval from the Federal Reserve
Board.  See "SUPERVISION AND REGULATION."

   MBI and First Sterling are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the Merger. See "SUPERVISION AND REGULATION."

BUSINESS PENDING THE MERGER

   The Merger Agreement provides that, during the period from July 24, 1995 to the Effective Time, First Sterling will conduct its business according to the ordinary and usual course consistent with past practices and use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

   Furthermore, from July 24, 1995 to the Effective Time, except as provided in the Merger Agreement, First Sterling will not, and will not permit any of its subsidiaries to, without the prior written consent of MBI:

         (1) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from any of the First Sterling subsidiaries to First Sterling), except that First Sterling may pay regular quarterly cash dividends of not more than $.04 per share for any quarter in which First Sterling shareholders shall not be entitled to dividends on MBI Common Stock issued in the Merger;

         (2) enter into or amend any employment, severance or similar agreement or arrangement with any director, officer or employee, or materially modify any of the First Sterling employee plans or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except normal individual increases in compensation to employees consistent with past practice, or as required by law or contract, and except for such increases of which First Sterling notifies MBI in writing and which MBI does not disapprove within ten days of the receipt of such notice;

         (3) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights;

         (4) propose or adopt any amendments to the Articles of Incorporation or Association of First Sterling or any subsidiary of First Sterling, as the case may be, or its respective by-laws or charter;

         (5) issue, sell, grant, confer or award any capital stock options, warrants, conversion rights or other rights or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on July 24, 1995;

         (6) purchase, redeem, retire, repurchase or exchange, or otherwise acquire or dispose of, directly or indirectly, any capital stock, options, warrants, conversion rights or other rights, whether pursuant to the terms of such capital stock, options, warrants, conversion rights or other rights or otherwise;

         (7) (i) without first consulting with MBI, enter into, renew or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount in excess of $200,000 with respect to commercial transactions, $300,000 with respect to residential transactions, or in any amount which, when aggregated with any and all loans or credit commitments of First Sterling and its subsidiaries to such person or entity, would be in excess of $350,000; (ii) without first obtaining the written consent of MBI, Lend to any person or entity in an amount in excess of $500,000 or in any amount which, when aggregated with any and all loans or credit commitments of First Sterling and its subsidiaries to such person or entity, would be in excess of $750,000;
   (iii) Lend to any person other than in accordance with lending policies as in effect on July 24, 1995, except that in the case of clauses (i) and (ii) hereof, First Sterling or any of its subsidiaries may make any such loan in the event (A) First Sterling or any of its subsidiaries has delivered to MBI or Merger Sub or their designated representative a notice of its intention to make such loan and such information as their designated representative may reasonably require in respect thereof and (B) MBI or Merger Sub or their designated representative shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to MBI or Merger Sub or their designated representative of the notice of intention and information as aforesaid; or
   (iv) Lend to any person or entity any of the loans or other extensions of credit to which or investments in which are on a "watch list" or similar internal report of First Sterling or any subsidiary of First Sterling (except those denoted "pass" thereon), in an amount in excess of $100,000; provided, however, that First Sterling and any First Sterling subsidiary shall not be prohibited from honoring any contractual obligation in existence on July 24, 1995. Notwithstanding clauses (i) and (ii), First Sterling shall be authorized, without first consulting with MBI or obtaining MBI's prior written consent, to increase the aggregate amount of the credit facilities theretofore established in favor of any person or entity (the "Pre-Existing Facilities"), provided that the aggregate amount of any and all such increases shall not be in excess of five percent (5%) of such Pre-Existing Facilities or $25,000, whichever is greater;

         (8) directly or indirectly, including through its officers, directors, employees or other representatives:

               (i) initiate, solicit or encourage any discussions, inquiries or proposals with any third party (other than MBI or Merger Sub) relating to the disposition of any significant portion of the business or assets of First Sterling or any of its subsidiaries or the acquisition of the capital stock (or rights or options exercisable for, or securities convertible or exchangeable into, capital stock) of

         First Sterling or any of its subsidiaries or the merger of First Sterling or any of its subsidiaries with any person (other than MBI or Merger Sub) or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction"), or

               (ii) provide any third party with information or assistance or negotiate with any third party with respect to an Acquisition Transaction, and First Sterling shall promptly notify MBI orally of all the relevant details relating to all inquiries, indications of interest and proposals which it or any of its subsidiaries may receive with respect to any Acquisition Transaction.

         (9)   knowingly take any action or omit to take any action that would
   (i) materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or the ability of MBI or First Sterling to obtain any approval of any regulatory authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement, or (ii) prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

         (10) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity in excess of $25,000 in the aggregate;

         (11) materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or, without first consulting with Mercantile, execute individual investment transactions of greater than $500,000 for U.S. Treasury Securities and $250,000 for all other investment instruments;

         (12) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or knowingly take or omit to take any other action which would make any of First Sterling's representations and warranties in the Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act; or

         (13) enter into, increase or renew any loan or credit commitment (including standby letters of credit) to any executive officer or director of First Sterling or any subsidiary of First Sterling, any shareholder of First Sterling, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated in 12 U.S.C. Section 371c and 12 U.S.C. Section 371c-1, without first obtaining the prior written consent of MBI, which consent shall not be unreasonably withheld.

   The Merger Agreement also provides that during the period from July 24, 1995 to the Effective Time, MBI and Merger Sub shall not, and shall not permit any of their subsidiaries to, without the prior written consent of First Sterling, agree in writing or otherwise take any action that is prohibited of First Sterling by subsections (9) and (12) above.

ACCOUNTING TREATMENT

   The Merger is intended to be accounted for under the pooling-of-interests method of accounting. It is a condition to MBI's and Merger Sub's consummation of the Merger, unless otherwise waived, that KPMG Peat Marwick LLP, MBI's independent accountants, deliver to MBI and Merger Sub an opinion that the Merger will qualify for pooling-of-interests accounting treatment.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
             -----------------------------------------------------

   The following discussion is based upon an opinion prepared by Thompson & Mitchell, counsel to MBI ("Counsel"), and, except as otherwise indicated, reflects Counsel's opinion. The discussion is a general summary of the material federal income tax consequences of the Merger to certain First Sterling shareholders and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote for the approval of the Merger. The discussion does not address all aspects of federal income taxation that may be applicable to First Sterling shareholders, and does not address the consequences of the Merger to First Sterling shareholders subject to special federal income tax treatment including (without limitation) foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities and persons who acquired their First Sterling Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The discussion addresses neither the effect of any applicable state, local or foreign tax laws, nor the effect of any federal tax laws other than those pertaining to federal income taxes. IN VIEW OF THE INDIVIDUAL NATURE OF FEDERAL INCOME TAX CONSEQUENCES, EACH FIRST STERLING SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER.

   The discussion is based on the Code, regulations proposed or promulgated thereunder, current administrative rulings and practice, and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The discussion is also based on certain assumptions regarding the factual circumstances that will exist at the Effective Time of the Merger, including certain representations of MBI, First Sterling and certain shareholders of First Sterling. If any of these factual assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. The discussion assumes that shares of First Sterling Common Stock are held as capital assets (within the meaning of Section 1221 of the Code) at the Effective Time.

   Assuming the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Code, by reason of the application of
Section 368(a)(2)(D) of the Code, with the following federal income tax consequences:

         (1) First Sterling shareholders will recognize no gain or loss as a result of the exchange of their First Sterling Common Stock solely for shares of MBI Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares, if any, as discussed below.

         (2) The aggregate adjusted tax basis of the shares of MBI Common Stock received by each First Sterling shareholder in the Merger (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph (4) below) will be equal to the aggregate adjusted tax basis of the shares of First Sterling Common Stock surrendered.

         (3) The holding period of the shares of MBI Common Stock received by each First Sterling shareholder in the Merger (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph (4) below) will include the holding period of the shares of First Sterling Common Stock exchanged therefor.

         (4) A First Sterling shareholder who receives cash in the Merger in lieu of a fractional share of MBI Common Stock will be treated as if the fractional share had been received by the shareholder in the Merger and then redeemed by MBI in return for the cash. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of MBI Common Stock allocable to the fractional share.

         (5) A First Sterling shareholder who receives only cash as a result of the exercise of dissenters' rights will realize gain or loss for federal income tax purposes (determined separately as to each block of First Sterling Common Stock exchanged) in an amount equal to the difference between (x) the amount of cash received by such shareholder, and (y) such shareholder's tax basis for the shares of First Sterling Common Stock surrendered in exchange therefor, provided that the cash payment does not have the effect of the distribution of a dividend. Any such gain or loss will be recognized for federal income tax purposes and will be treated as capital gain or loss. However, if the cash payment does have the effect of the distribution of a dividend, the amount of taxable income recognized generally will equal the amount of cash received; such income generally will be taxable as a dividend; and no loss (or other recovery of such shareholder's tax basis for the shares of First Sterling Common Stock surrendered in the exchange) generally will be recognized by such shareholder. The determination of whether a cash payment has the effect of the distribution of a dividend will be made pursuant to the provisions and limitations of Section 302 of the Code, taking into account the constructive stock ownership rules of Section 318 of the Code. See "Impact of Section 302 of the Code," below.

   IMPACT OF SECTION 302 OF THE CODE. With regard to dissenters, the determination of whether a cash payment has the effect of the distribution of a dividend generally will be made pursuant to the provisions of Section 302 of the Code. A cash payment to a First Sterling shareholder will be considered not to have the effect of the distribution of a dividend under
Section 302 of the Code and such shareholder will recognize capital gain or loss only if the cash payment (i) results in a "complete redemption" of such shareholder's actual and constructive stock interest, (ii) results in a "substantially disproportionate" reduction in such shareholder's actual and constructive stock interest or (iii) is "not essentially equivalent to a dividend."

   A cash payment will result in a "complete redemption" of a shareholder's stock interest if such shareholder does not actually or constructively own any stock after the receipt of the cash payment. A reduction in a shareholder's stock interest will be "substantially disproportionate" if (i) the percentage of outstanding shares actually and constructively owned by such shareholder after the receipt of the cash payment is less than four-fifths (i.e., 80%) of the percentage of outstanding shares actually
             ----
and constructively owned by such shareholder immediately prior to the receipt of the cash payment and (ii) such shareholder actually and constructively owns less than 50% of the number of shares outstanding after the receipt of the cash payment. A cash payment will qualify as "not essentially equivalent to a dividend" if it results in a meaningful reduction in the percentage of outstanding shares actually and constructively owned by such shareholder. No specific tests apply to determine whether a reduction in a shareholder's ownership interest is meaningful; rather, such determination will be made based on all the facts and circumstances applicable to such First Sterling shareholder. No general guidelines dictating the appropriate interpretation of facts and circumstances have been announced by the courts or issued by the Internal Revenue Service (the "Service"). However, the Service has indicated in Revenue Ruling 76-385 that a minority shareholder (i.e., a holder who
                                                      ----
exercises no control over corporate affairs and whose proportionate stock interest is minimal in relation to the number of shares outstanding) generally is treated as having had a "meaningful reduction" in interest if a cash payment reduces such holder's actual and constructive stock ownership by even a small amount.

   Under the traditional analysis (which apparently continues to be used by the Service), Section 302 of the Code will apply as though the cash payment were made by First Sterling in a hypothetical redemption of First Sterling Common Stock immediately prior to, and in a transaction separate from, the Merger (a "deemed First Sterling redemption"). Thus, under the traditional analysis, the determination of whether a cash payment results in a complete redemption of interest, qualifies as a substantially disproportionate reduction of interest, or is not essentially equivalent to a dividend will be made by comparing (x) the shareholder's actual and constructive stock interest in First Sterling before the deemed First Sterling redemption, with
(y) such shareholder's actual and constructive stock interest in First Sterling after the deemed First Sterling redemption (but before the Merger). However, the law is unclear regarding whether the deemed redemption approach of the Service is correct, and Counsel has rendered no opinion on the correctness of the Service's approach. Counsel has noted in its opinion that some tax practitioners believe that the determination of whether a cash payment has the effect of a distribution of a dividend should be made as if the First Sterling Common Stock exchanged for cash in the Merger had instead been exchanged in the Merger for shares of MBI Common Stock followed immediately by a redemption of such shares by MBI for the cash payment (a "deemed MBI redemption"). Under this analysis, the determination of whether a cash payment satisfies any of the foregoing tests would be made by comparing (i) the shareholder's actual and constructive stock interest in MBI before the deemed MBI redemption (determined as if such shareholder had received solely MBI Common Stock in the Merger) with (ii) such shareholder's actual and constructive stock interest in MBI after the deemed MBI redemption. Because this analysis may be more likely to result in capital gain treatment than the traditional analysis, each First Sterling shareholder who receives solely cash in exchange for all of the First Sterling Common Stock he or she actually owns should consult his or her own tax advisor with regard to the proper treatment of such cash.

   The determination of ownership for purposes of the three foregoing tests will be made by taking into account both shares owned actually by such shareholder and shares owned constructively by such shareholder pursuant to
Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own stock that is actually or constructively owned by certain members of his or her family (spouse, children, grandchildren and parents) and other related parties including, for example, certain entities in which such shareholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such shareholder (or a related person) has the right to acquire upon exercise of an option or conversion right. Section 302(c)(2) of the Code provides certain exceptions to the family attribution rules for the purpose of determining whether a complete redemption of a shareholder's interest has occurred for purposes of Section 302 of the Code.

   First Sterling has received from Counsel an opinion to the effect that the Merger will be a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Code, by reason of Section 368(a)(2)(D) of the Code, and that the other federal income tax consequences of the Merger are in all material respects as described in this section. The opinion is available without charge upon written request to Jon W.
Bilstrom, General Counsel and Secretary, Mercantile Bancorporation Inc.,
P.O. Box 524, St. Louis, Missouri 63166-0524. Such opinion is subject to the conditions and assumptions stated therein and relies on various representations made by MBI, First Sterling and certain shareholders of First Sterling. An opinion of counsel, unlike a private letter ruling from the Service, has no binding effect on the Service. The Service could take a position contrary to counsel's opinion and, if the matter is litigated, a court may reach a decision contrary to the opinion. The Service is not expected to issue a ruling on the tax effects of the Merger, and no such ruling has been requested.

   THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH FIRST STERLING SHAREHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH FIRST STERLING SHAREHOLDER. IN VIEW OF THE INDIVIDUAL NATURE OF INCOME TAX CONSEQUENCES, EACH FIRST STERLING SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

              RIGHTS OF DISSENTING SHAREHOLDERS OF FIRST STERLING
              ---------------------------------------------------

   Each holder of First Sterling Common Stock has the right to dissent from the Merger and receive the fair value of such shares of First Sterling Common Stock in cash if the shareholder follows the procedures set forth in the Illinois Statute, included as Annex B hereto and the material provisions of
                              -------
which are summarized below. Pursuant to the Illinois Statute, a holder of First Sterling Common Stock may dissent and Merger Sub, as the surviving corporation, will pay to such shareholder the fair value of such shareholder's shares of First Sterling Common Stock, exclusive of any appreciation or depreciation in anticipation of the Merger, as of immediately before the consummation of the Merger if such shareholder (1) files with First Sterling prior to the vote being taken a written demand for payment for their shares if the Merger is consummated; and (2) does not vote in favor
                                           ---
thereof. MBI will include notice of the Effective Date in its letter to all shareholders of First Sterling notifying them of the procedures to exchange their shares for those of MBI. Such letter shall be sent promptly following the Effective Date. Within 10 days after the shareholders' vote is effective or 30 days after the shareholder delivers to First Sterling the written demand for payment, whichever is later, Merger Sub shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of Merger Sub as to the estimated fair value of the shares, First Sterling's latest balance sheet as of the end of a fiscal year ended not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to Merger Sub of the certificate or certificates, or other evidence of ownership, with respect to the shares. A VOTE AGAINST THE MERGER, WHETHER BY PROXY OR IN PERSON, WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN DEMAND FOR PAYMENT FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS.

   Upon consummation of the Merger, Merger Sub shall pay to each dissenter who transmits to Merger Sub the certificate or other evidence of ownership of the shares the amount Merger Sub estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares or in First Sterling or MBI.

   If the dissenting shareholder does not agree with the opinion of Merger Sub as to the estimated fair value of the shares or the amount of interest due, the dissenting shareholder must, within 30 days from the delivery of Merger Sub's statement of value, notify Merger Sub in writing, of the shareholder's estimated fair value and interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by Merger Sub. If, within 60 days from delivery to Merger Sub of the shareholder notification of estimate of fair value of shares and interest due, Merger Sub and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, Merger Sub shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of Merger Sub is located, requesting the court to determine the fair value of the shares and interest due. The "fair value" determined by the court may be more or less than the amount offered to First Sterling shareholders under the Merger Agreements. The judgment shall be payable only upon, and simultaneously with, the surrender to MBI of the certificate or certificates representing said shares of First Sterling Common Stock. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares or in First Sterling or MBI.

   THE FOREGOING SUMMARY OF THE PROVISIONS REGARDING DISSENTERS' RIGHTS UNDER THE ILLINOIS STATUTE IS QUALIFIED IN ITS ENTIRETY BY THE COMPLETE TEXT OF THE ILLINOIS STATUTE WHICH IS ATTACHED HERETO AS ANNEX B.
                                             -------

   First Sterling shareholders who are interested in perfecting dissenters' rights pursuant to the Illinois Statute in connection with the Merger should consult with their counsel for advice as to the procedures required to be followed.

                        PRO FORMA FINANCIAL INFORMATION
                        -------------------------------

COMPARATIVE UNAUDITED PER SHARE DATA

   The following table sets forth for the periods indicated selected historical per share data of MBI and First Sterling and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger, the proposed acquisitions of Conway, Hawkeye and Metro and the acquisition of Ameribanc, by merger with and into a wholly owned subsidiary of MBI, which was completed on April 30, 1992. The data presented is based upon the supplemental consolidated financial statements and related notes of MBI and the consolidated financial statements and related notes of First Sterling, Conway, Hawkeye, Metro and Ameribanc included in this Proxy Statement/Prospectus or in documents incorporated herein by reference, and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. See "PRO FORMA FINANCIAL INFORMATION." This data is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger, the completed Ameribanc merger, or the proposed acquisitions of Conway, Hawkeye and Metro had been consummated prior to the periods indicated.


                                                                         MBI/                          MBI/      First Sterling/
                                                                    First Sterling First Sterling  All Entities   All Entities
                                            MBI      First Sterling    Pro Forma     Pro Forma      Pro Forma      Pro Forma
                                         Reported       Reported     Combined<F1>  Equivalent<F2>  Combined<F3>  Equivalent<F2>
                                         --------       --------     ------------  --------------  ------------  --------------
Book Value per Share:
September 30, 1995                        $25.43         $ 4.96        $ 25.50         $ 3.61        $ 25.16         $ 3.56
December 31, 1994                          23.47           4.53          23.53           3.33          23.09           3.27

Cash Dividends Declared per Share:
Nine months ended September 30, 1995      $ 0.99         $ 0.12        $  0.99         $ 0.14        $  0.99         $ 0.14
Year ended December 31, 1994                1.12           0.16           1.12           0.16           1.12           0.16
Year ended December 31, 1993                0.99           0.04           0.99           0.14           0.99           0.14
Year ended December 31, 1992                0.93             --           0.93           0.13           0.93           0.13

Earnings per Share Before Change
 in Accounting Principle:
Nine months ended September 30, 1995      $ 2.95         $ 0.36        $  2.94         $ 0.42        $  2.88         $ 0.41
Year ended December 31, 1994                3.22           0.50           3.22           0.46           3.22           0.46
Year ended December 31, 1993                2.79           0.35           2.79           0.39           2.80           0.40
Year ended December 31, 1992                2.42           0.42           2.44           0.35           2.44           0.35

Market Price per Share:
At July 21, 1995<F4>                      $45.13         $ 4.87            n/a            n/a            n/a            n/a
At October 27, 1995<F4>                    41.75           4.96            n/a            n/a            n/a            n/a

-------------------
<F1>  Includes the effect of pro forma adjustments for First Sterling and
      Ameribanc, as appropriate.  See "PRO FORMA FINANCIAL INFORMATION."

<F2>  Based on the pro forma combined per share amounts multiplied by 0.1415, the conversion ratio applicable to one share of First Sterling Common Stock in the Merger. Further explanation of the assumptions used in the preparation of the pro forma combined consolidated financial statements is included in the notes to pro forma financial statements. See
      "PRO FORMA FINANCIAL INFORMATION."

<F3>  Includes the effect of pro forma adjustments for First Sterling,
      Ameribanc, Conway, Hawkeye and Metro as appropriate. See "PRO FORMA FINANCIAL INFORMATION."

<F4>  The market value of MBI Common Stock disclosed as of July 21, 1995, the last trading day preceding the public announcement of the Merger, and as of October 27, 1995, the latest available date prior to the filing of the Proxy Statement/Prospectus, is based on the last sale price as reported on the NYSE Composite Tape. There are no publicly available quotations of First Sterling Common Stock. The market price per share of First Sterling Common Stock disclosed as of July 21, 1995 and October 27, 1995, respectively, is the book value per share as of June 30, 1995 and September 30, 1995, respectively, the most recent date prior to July 21, 1995 and October 27, 1995, respectively, for which information is available.

PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

   The following unaudited pro forma combined consolidated balance sheet gives effect to the Merger, and the proposed acquisitions of Conway, Hawkeye and Metro as if each of the mergers were consummated on December 31, 1994.

   MBI acquired Ameribanc on April 30, 1992, which acquisition was accounted for under the purchase method of accounting. Accordingly, the historical results of operations of MBI include the results of operations of Ameribanc from May 1, 1992 forward. The following pro forma combined consolidated income statements include the results of operations of Ameribanc from January 1, 1992 through the date of acquisition.

   The following pro forma combined consolidated income statements for the nine months ended September 30, 1995 and 1994 and for the years ended December 31, 1994, 1993 and 1992 set forth the results of operations of MBI combined with the results of operations of First
Sterling, Conway, Hawkeye and Metro as if the Merger, and the proposed acquisitions of Conway, Hawkeye and Metro had occurred as of the first day of the period presented. As stated above, the pro forma combined consolidated income statements for the year ended December 31, 1992 include the results of operations of Ameribanc from January 1, 1992 through the date of acquisition.

   The unaudited pro forma combined consolidated financial statements should be read in conjunction with the accompanying Notes to the Pro Forma Combined Consolidated Financial Statements and with the historical financial statements of MBI, First Sterling, Conway, Hawkeye, Metro and Ameribanc. The historical interim financial information for the nine months ended September 30, 1995 and 1994, used as a basis for the pro forma combined consolidated financial statements, include all necessary adjustments, which, in management's opinion, are necessary to present the data fairly. These pro forma combined consolidated financial statements may not be indicative of the results of operations that actually would have occurred if the completed and proposed acquisitions had been consummated on the dates assumed above or of the results of operations that may be achieved in the future.

   Due to the immateriality of the results of operations of Wedge, AmeriFirst, Southwest and Plains Spirit to that of MBI, individually and in the aggregate, the unaudited pro forma combined consolidated financial statements contained herein do not reflect the acquisitions of Wedge, AmeriFirst, Southwest or Plains Spirit for any period prior to the respective acquisition dates of such entities.

                                                   MERCANTILE BANCORPORATION INC.
                                           PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                                         SEPTEMBER 30, 1995
                                                            (THOUSANDS)
                                                            (UNAUDITED)

                                                             MBI, First
                                                 First        Sterling                                      Conway      All Entities
                                                Sterling      Pro Forma                                     Hawkeye      Pro Forma
                                     First       Adjust-      Combined                                       Metro        Combined
                         MBI<F1>    Sterling    ments<F2>   Consolidated  Conway    Hawkeye     Metro   Adjustments<F2> Consolidated
                       -----------  --------  ------------- ------------ --------  ----------  -------  --------------- ------------
ASSETS
 Cash and due from
  banks                $   822,849  $  7,167  $ (2,373)<F3> $   827,643  $ 15,043  $   96,917  $   200  $  (1,420)<F3>  $   903,522
                                                                                                    --    (33,961)<F3>
                                                                                                    --       (900)<F3>
 Due from banks-
  interest bearing          97,473                               97,473        99         200    1,366                       99,138
 Federal funds sold
  and repurchase
  agreements               179,778       827                    180,605       125     102,004       --                      282,734
 Investments in debt
  and equity
  securities                                                         --                             --
    Trading                  4,696        --                      4,696        --          --       --                        4,696
    Available-for-sale     768,422    46,239                    814,661       577     287,270    7,084                    1,109,592
    Held-to-maturity     3,074,207    26,675                  3,100,882     4,353     127,896   19,247                    3,252,378
                       -----------  --------  --------      -----------  --------  ----------  -------  ---------       -----------
        Total            3,847,325    72,914        --        3,920,239     4,930     415,166   26,331         --         4,366,666
 Loans and leases       10,648,008    85,681                 10,733,689    75,792   1,298,589   54,674                   12,162,744
 Reserve for possible
  loan losses             (187,872)   (1,380)                  (189,252)     (287)    (21,553)    (510)                    (211,602)
                       -----------  --------  --------      -----------  --------  ----------  -------  ---------       -----------
    Net Loans and
     Leases             10,460,136    84,301        --       10,544,437    75,505   1,277,036   54,164         --        11,951,142
 Other assets              611,092     4,793    18,269 <F6>     615,885     4,620     101,242    1,288      8,598 <F4>      723,035
                                               (18,269)<F7>                                         --     (8,598)<F5>
                                                                                                    --    192,819 <F8>
                                                                                                    --   (192,819)<F9>
                                                                                                            5,911 <F10>
                                                                                                           (5,911)<F11>
                       -----------  --------  --------      -----------  --------  ----------  -------  ---------       -----------
  Total Assets         $16,018,653  $170,002  $ (2,373)     $16,186,282  $100,322  $1,992,565  $83,349  $ (36,281)      $18,326,237
                       ===========  ========  ========      ===========  ========  ==========  =======  =========       ===========


                                                   MERCANTILE BANCORPORATION INC.
                                           PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                                         SEPTEMBER 30, 1995
                                                            (THOUSANDS)
                                                            (UNAUDITED)
                                                             MBI, First
                                                 First        Sterling                                      Conway      All Entities
                                                Sterling      Pro Forma                                     Hawkeye      Pro Forma
                                     First       Adjust-      Combined                                       Metro        Combined
                         MBI<F1>    Sterling    ments<F2>   Consolidated  Conway    Hawkeye     Metro   Adjustments<F2> Consolidated
                       -----------  --------  ------------- ------------ --------  ----------  -------  --------------- ------------
LIABILITIES
 Deposits
   Non-interest
    bearing            $ 1,798,605  $ 20,613  $             $ 1,819,218  $  1,191  $  204,619  $ 2,728  $      --       $ 2,027,756
   Interest bearing      9,875,943   111,900                  9,987,843    86,725   1,512,456   73,984                   11,661,008
   Foreign                 160,736        --                    160,736        --          --       --                      160,736
                       -----------  --------  --------      -----------  --------  ----------  -------  ---------       -----------
     Total Deposits     11,835,284   132,513        --       11,967,797    87,916   1,717,075   76,712         --        13,849,500
 Federal funds
  purchased and
  repurchase
  agreements             1,611,392    17,917                  1,629,309        --      15,003       --                    1,644,312
 Other borrowings          949,186        --                    949,186     3,248      46,241      400                      999,075
 Other liabilities         203,624     1,303                    204,927       560      21,427      326                      227,240
                       -----------  --------  --------      -----------  --------  ----------  -------  ---------       -----------
     Total Liabilities  14,599,486   151,733        --       14,751,219    91,724   1,799,746   77,438         --        16,720,127

SHAREHOLDERS' EQUITY
 Preferred stock            12,153                               12,153                                                      12,153


 Common stock              279,658     3,685     2,607 <F6>     282,265     1,032         135      192      1,610 <F4>      324,247
                                                (3,685)<F7>                                                (1,032)<F5>
                                                                                                           39,375 <F8>
                                                                                                             (135)<F9>
                                                                                                              997 <F10>
                                                                                                             (192)<F11>
 Capital surplus           216,757       799     1,877 <F6>     218,634         4     105,129    1,409       (574)<F4>      284,553
                                                  (799)<F7>                                                    (4)<F5>
                                                                                                           65,889 <F8>
                                                                                                         (105,129)<F9>
                                                                                                              604 <F10>
                                                                                                           (1,409)<F11>
 Retained earnings         936,311    13,785    13,785 <F6>     950,096     7,562      87,555    4,310      7,562 <F4>    1,049,523
                                               (13,785)<F7>                                                (7,562)<F5>
                                                                                                           87,555 <F8>
                                                                                                          (87,555)<F9>
                                                                                                            4,310 <F10>
                                                                                                           (4,310)<F11>
 Treasury stock            (25,712)             (2,373)<F3>     (28,085)                                   (1,420)<F3>      (64,366)
                                                                                                          (33,961)<F3>
                                                                                                             (900)<F3>
                       -----------  --------  --------      -----------  --------  ----------  -------  ---------       -----------
   Total Shareholders'
    Equity               1,419,167    18,269    (2,373)       1,435,063     8,598     192,819    5,911    (36,281)        1,606,110
                       -----------  --------  --------      -----------  --------  ----------  -------  ---------       -----------
   Total Liabilities
    and Shareholders'
    Equity             $16,018,653  $170,002  $ (2,373)     $16,186,282  $100,322  $1,992,565  $83,349  $ (36,281)      $18,326,237
                       ===========  ========  ========      ===========  ========  ==========  =======  =========       ===========

See notes to pro forma combined consolidated financial statements.

                                                 MERCANTILE BANCORPORATION INC.
                                        PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                               (THOUSANDS EXCEPT PER SHARE DATA)
                                                          (UNAUDITED)
                                                              MBI, First                                       All Entities
                                                             Sterling, Pro                                      Pro Formas
                                                   First    Forma Combined                                       Combined
                                        MBI<F1>   Sterling   Consolidated   Conway     Hawkeye      Metro    Consolidated<F12>
                                     -----------  ---------  ------------ ----------  ---------   ---------  -----------------
Interest Income                      $   854,404  $   9,069  $   863,473  $    5,704  $  105,900  $    4,745    $   979,822
Interest Expense                         410,097      4,247      414,344       3,291      49,337       2,614        469,586
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

  Net Interest Income                    444,307      4,822      449,129       2,413      56,563       2,131        510,236
Provision for Possible Loan Losses        28,928        162       29,090          45         249          30         29,414
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------
  Net Interest Income after
    Provision for Possible
    Loan Losses                          415,379      4,660      420,039       2,368      56,314       2,101        480,822
Other Income
  Trust                                   48,252        129       48,381          --       3,888          --         52,269
  Service charges                         50,062        242       50,304         138       6,267          --         56,709
  Credit card fees                        14,169         --       14,169          --       1,451          --         15,620
  Securities gains (losses)                3,672         (1)       3,671          --         104        (508)         3,267
  Other                                   65,325        286       65,611         169       8,485         214         74,479
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

    Total Other Income                   181,480        656      182,136         307      20,195        (294)       202,344
Other Expense
  Salaries and employee benefits         195,825      1,735      197,560         682      23,528         766        222,536
  Net occupancy and equipment             53,547        475       54,022         243       6,825         137         61,227
  Other                                  107,572      1,411      108,983         520      19,825         627        129,955
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

    Total Other Expense                  356,944      3,621      360,565       1,445      50,178       1,530        413,718
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

    Income Before Income Taxes           239,915      1,695      241,610       1,230      26,331         277        269,448
Income Taxes                              81,156        386       81,542         382       9,004         293         91,221
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------
    Net Income Before Change
     in Accounting Principle         $   158,759  $   1,309  $   160,068  $      848  $   17,327  $      (16)   $   178,227
                                     ===========  =========  ===========  ==========  ==========  ==========    ===========
Per Share Data
  Average Common Shares Outstanding   53,629,980              54,099,404                                         61,656,363
  Net Income Before Change
   in Accounting Principle           $      2.95             $      2.94                                        $      2.88

See notes to pro forma combined consolidated financial statements

                                                 MERCANTILE BANCORPORATION INC.
                                        PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994
                                               (THOUSANDS EXCEPT PER SHARE DATA)
                                                          (UNAUDITED)


                                                              MBI, First                                       All Entities
                                                             Sterling, Pro                                      Pro Formas
                                                   First    Forma Combined                                       Combined
                                        MBI<F1>   Sterling   Consolidated   Conway     Hawkeye      Metro      Consolidated
                                     -----------  ---------  ------------ ----------  ---------   ---------    ------------
Interest Income                      $   730,270  $   8,289  $   738,559  $    4,765  $   90,495  $    4,149    $   837,968
Interest Expense                         284,939      3,257      288,196       2,564      37,414       2,188        330,362
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

  Net Interest Income                    445,331      5,032      450,363       2,201      53,081       1,961        507,606
Provision for Possible Loan Losses        26,374         66       26,440          45          48         (17)        26,516
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------
  Net Interest Income after
    Provision for Possible
    Loan Losses                          418,957      4,966      423,923       2,156      53,033       1,978        481,090
Other Income
  Trust                                   46,560        124       46,684          --       3,804          --         50,488
  Service charges                         52,089        289       52,378          89       5,918          --         58,385
  Credit card fees                        18,087         --       18,087          --       1,272          --         19,359
  Securities gains (losses)                1,718        (44)       1,674          --         396          --          2,070
  Other                                   40,971        300       41,271         301       8,702         240         50,514
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

    Total Other Income                   159,425        669      160,094         390      20,092         240        180,816
Other Expense
  Salaries and employee benefits         190,801      1,766      192,567         585      22,878         756        216,786
  Net occupancy and equipment             51,837        491       52,328         191       6,032         133         58,684
  Other                                  117,502      1,650      119,152         689      18,349         524        138,714
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

    Total Other Expense                  360,140      3,907      364,047       1,465      47,259       1,413        414,184
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

    Income Before Income Taxes           218,242      1,728      219,970       1,081      25,866         805        247,722
Income Taxes                              78,033        441       78,474         397       8,420         295         87,586
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------
    Net Income Before Change
      in Accounting Principle        $   140,209  $   1,287  $   141,496  $      684  $   17,446  $      510    $   160,136
                                     ===========  =========  ===========  ==========  ==========  ==========    ===========
Per Share Data
  Average Common Shares Outstanding   51,900,015              52,369,439                                         59,926,398
  Net Income Before Change
   in Accounting Principle           $      2.68             $      2.68                                        $      2.64

See notes to pro forma combined consolidated financial statements.

                                                 MERCANTILE BANCORPORATION INC.
                                        PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                              FOR THE YEAR ENDED DECEMBER 31, 1994
                                               (THOUSANDS EXCEPT PER SHARE DATA)
                                                          (UNAUDITED)

                                                              MBI, First                                       All Entities
                                                             Sterling, Pro                                      Pro Formas
                                                   First    Forma Combined                                       Combined
                                        MBI<F1>   Sterling   Consolidated   Conway     Hawkeye      Metro      Consolidated
                                     -----------  ---------  ------------ ----------  ---------   ---------    ------------
Interest Income                      $   994,896  $  11,165  $ 1,006,061  $    6,257  $  123,173  $    5,680    $ 1,141,171
Interest Expense                         399,349      4,453      403,802       3,487      51,601       3,046        461,936
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

  Net Interest Income                    595,547      6,712      602,259       2,770      71,572       2,634        679,235
Provision for Possible Loan Losses        43,201         66       43,267          60          64          10         43,401
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------
  Net Interest Income after
    Provision for Possible
    Loan Losses                          552,346      6,646      558,992       2,710      71,508       2,624        635,834
Other Income
  Trust                                   60,769        168       60,937          --       5,119          --         66,056
  Service charges                         68,783        385       69,168         195       8,024          --         77,387
  Credit card fees                        24,895         --       24,895          --       1,693          --         26,588
  Securities gains (losses)                2,177        (43)       2,134          --         402          --          2,536
  Other                                   53,134        368       53,540         211      11,565         471         65,787
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

    Total Other Income                   209,758        916      210,674         406      26,803         471        238,354
Other Expense
  Salaries and employee benefits         258,546      2,388      260,934         727      30,229         953        292,843
  Net occupancy and equipment             69,784        652       70,436         236       8,101         157         78,930
  Other                                  163,740      2,076      165,816         750      24,776         728        192,070
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

    Total Other Expense                  492,070      5,116      497,186       1,713      63,106       1,838        563,843
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

    Income Before Income Taxes           270,034      2,446      272,480       1,403      35,205       1,257        310,345
Income Taxes                             101,705        592      102,297         551      11,460         474        114,782
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------
    Net Income Before Change
      in Accounting Principle        $   168,329  $   1,854  $   170,183  $      852  $   23,745  $      783    $   195,563
                                     ===========  =========  ===========  ==========  ==========  ==========    ===========
Per Share Data
  Average Common Shares Outstanding   51,957,002              52,426,426                                         59,983,385
  Net Income Before Change
   in Accounting Principle           $      3.22             $      3.22                                           $   3.22

See notes to pro forma combined consolidated financial statements.


                                                 MERCANTILE BANCORPORATION INC.
                                        PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                              FOR THE YEAR ENDED DECEMBER 31, 1993
                                               (THOUSANDS EXCEPT PER SHARE DATA)
                                                          (UNAUDITED)

                                                              MBI, First                                       All Entities
                                                             Sterling, Pro                                      Pro Formas
                                                   First    Forma Combined                                       Combined
                                        MBI<F1>   Sterling   Consolidated   Conway     Hawkeye      Metro      Consolidated
                                     -----------  ---------  ------------ ----------  ---------   ---------    ------------
Interest Income                      $   971,482  $  11,219  $   982,701  $    5,849  $  123,129  $    6,306    $ 1,117,985
Interest Expense                         390,911      4,538      395,449       3,309      53,662       3,561        455,981
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

  Net Interest Income                    580,571      6,681      587,252       2,540      69,467       2,745        662,004
Provision for Possible Loan Losses        63,513        258       63,771          60         789         129         64,749
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------
  Net Interest Income after
    Provision for Possible
    Loan Losses                          517,058      6,423      523,481       2,480      68,678       2,616        597,255
Other Income
  Trust                                   61,996        147       62,143          --       4,786          --         66,929
  Service charges                         67,144        351       67,495         112       7,317          --         74,924
  Credit card fees                        24,312         --       24,312          --       1,377          --         25,689
  Securities gains (losses)                5,121         11        5,132          --         179           9          5,320
  Other                                   61,130        338       61,468         173      12,227         366         74,234
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

    Total Other Income                   219,703        847      220,550         285      25,886         375        247,096
Other Expense
  Salaries and employee benefits         245,469      2,654      248,123         559      30,080         858        279,620
  Net occupancy and equipment             70,911        695       71,606         186       7,763         153         79,708
  Other                                  191,663      2,278      193,941         614      24,296         714        219,565
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

    Total Other Expense                  508,043      5,627      513,670       1,359      62,139       1,725        578,893
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

    Income Before Income Taxes           228,718      1,643      230,361       1,406      32,425       1,266        265,458
Income Taxes                              85,467        366       85,833         517      10,607         477         97,434
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------
    Net Income Before Change in
     Accounting Principle            $   143,251  $   1,277  $   144,528  $      889  $   21,818  $      789    $   168,024
                                     ===========  =========  ===========  ==========  ==========  ==========    ===========
Per Share Data
  Average Common Shares Outstanding   50,965,103              51,434,527                                         58,991,486
  Net Income Before Change in
   Accounting Principle              $      2.79             $      2.79                                        $     $2.80

See notes to pro forma combined consolidated financial statements.

                                                 MERCANTILE BANCORPORATION INC.
                                        PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                              FOR THE YEAR ENDED DECEMBER 31, 1992
                                               (THOUSANDS EXCEPT PER SHARE DATA)
                                                          (UNAUDITED)


                                                              MBI, First                                       All Entities
                                                             Sterling, Pro                                      Pro Formas
                                                   First    Forma Combined                                       Combined
                                       MBI/ABNK   Sterling   Consolidated   Conway     Hawkeye      Metro      Consolidated
                                     -----------  ---------  ------------ ----------  ---------   ---------    ------------
Interest Income                      $ 1,040,492  $  12,453  $ 1,052,945  $    6,142  $  128,261  $    7,293    $ 1,194,641
Interest Expense                         501,802      6,025      507,827       3,874      64,389       4,753        580,843
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

  Net Interest Income                    538,690      6,428      545,118       2,268      63,872       2,540        613,798
Provision for Possible Loan Losses        79,787        375       80,162          60       1,677         202         82,101
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------
  Net Interest Income after
    Provision for Possible
    Loan Losses                          458,903      6,053      464,956       2,208      62,195       2,338        531,697
Other Income
  Trust                                   58,835        129       58,964          --       4,174          --         63,138
  Service charges                         64,813        462       65,275          97       6,482          --         71,854
  Credit card fees                        21,745         --       21,745          --         547          --         22,292
  Securities gains                         5,590         22        5,612           4         617         (29)         6,204
  Other                                   55,091        347       55,438          72      10,671         486         66,667
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

    Total Other Income                   206,074        960      207,034         173      22,491         457        230,155
Other Expense
  Salaries and employee benefits         224,948      2,400      227,348         438      27,887         816        256,489
  Net occupancy and equipment             64,466        637       65,103         103       6,893         171         72,270
  Other                                  196,930      1,968      198,898         525      22,960         733        223,116
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

    Total Other Expense                  486,344      5,005      491,349       1,066      57,740       1,720        551,875
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------

    Income Before Income Taxes           178,633      2,008      180,641       1,315      26,946       1,075        209,977
Income Taxes                              60,990        457       61,447         459       8,609         445         70,960
                                     -----------  ---------  -----------  ----------  ----------  ----------    -----------
    Net Income Before Change in
     Accounting Principle            $   117,643  $   1,551  $   119,194  $      856  $   18,337  $      630    $   139,017
                                     ===========  =========  ===========  ==========  ==========  ==========    ===========
Per Share Data
  Average Common Shares Outstanding   47,972,446              48,441,870                                         55,998,829
  Net Income Before Change in
   Accounting Principle              $      2.43             $      2.44                                        $      2.44

See notes to pro forma combined consolidated financial statements.

                         MERCANTILE BANCORPORATION INC.
         NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


<F1>  Represents MBI supplemental historical consolidated financial statements reflecting the acquisition of UNSL, effective January 3, 1995, and the acquisitions of CMB and TCB, effective May 1, 1995, each of which was accounted for as a pooling-of-interests.

<F2>  The acquisitions of First Sterling, Conway, Hawkeye and Metro will be accounted for as poolings-of-interests.

<F3>  In conjunction with all of the proposed acquisitions, MBI may repurchase up to 891,390 shares of its own common stock in the open market.

<F4>  Acquisition of Conway with 322,000 shares of MBI Common Stock.

<F5>  Elimination of MBI's investment in Conway.

<F6>  Acquisition of First Sterling with 521,424 shares of MBI Common Stock.

<F7>  Elimination of MBI's investment in First Sterling.

<F8>  Acquisition of Hawkeye with 7,874,903 shares of MBI Common Stock, based on the exchange ratio of 0.585 shares of MBI Common Stock per share of Hawkeye common stock.

<F9>  Elimination of MBI's investment in Hawkeye.

<F10> Acquisition of Metro with 199,446 shares of MBI Common Stock, based on the exchange ratio of 1.0286 shares of MBI Common Stock per share of Metro common stock.

<F11> Elimination of MBI's investment in Metro.

<F12> Upon consummation of the proposed acquisition of Hawkeye, MBI expects to record certain adjustments related to the proposed acquisition and to conform Hawkeye's accounting and credit policies regarding loan and other asset valuations to those of MBI. The pre-tax adjustments are expected to total $30-35 million and would include an increase in the provision for loan losses to conform Hawkeye's credit evaluation policies to those of MBI and an increase in other expense largely to accrue for change of control agreements, contract cancellation penalties and professional fees.

                      INFORMATION REGARDING FIRST STERLING
                      ------------------------------------

BUSINESS

  GENERAL.    First Sterling is a bank holding company registered with the
Federal Reserve Board under the BHCA. First Sterling currently owns all of the issued and outstanding shares of capital stock of First National Bank of Sterling-Rock Falls, a national banking association chartered under the laws of the United States (the "Bank"). As of September 30, 1995, on a consolidated basis, First Sterling had total assets of $170.0 million, total deposits of $132.5 million, total loans of $84.3 million and shareholders' equity of $18.3 million.

  First Sterling is a full service community bank which provides a full complement of banking services to its customers, primarily individuals and small businesses in the communities of Sterling, Illinois and Rock Falls, Illinois. First Sterling accepts demand, savings and time deposits, makes commercial, agricultural, consumer and real estate loans and provides trust and other customary commercial banking services.

  First National Bank of Sterling-Rock Falls was formed by the merger of First National Bank of Sterling and Rock Falls National Bank on December 9, 1991. The predecessor of First National Bank of Sterling was granted a charter in 1934 as The National Bank of Sterling and, after changing its name to First National Bank of Sterling, was acquired by First Sterling Bancorp, Inc. in 1983. Rock Falls National Bank was chartered in 1945 and was acquired by First Sterling in 1990.

  COMPETITION. The activities in which First Sterling engages are highly competitive and the communities in which it provides services are also served by other banks and thrifts, as well as small credit unions. Competition among these financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans, other credit and service charges, the convenience of banking facilities and the quality of services rendered. First Sterling believes it has successfully competed in its marketplace by providing superior service to its customers and by successfully creating a market niche in lending to individuals. However, First Sterling's competitors may have certain competitive advantages, including affiliations with larger bank holding companies or less rigorous Federal or state regulation of their activities, that permit them to more effectively provide some services. Further, additional competition for depositors' funds may come from a variety of sources, including United States Government securities, private issuers of debt obligations, mutual funds and suppliers of other investment alternatives.

  First Sterling's principal executive offices are located at 305 4th Avenue in Sterling, Illinois (phone: (815) 626-0045) and it has a branch office at 300 First Avenue in Rock Falls.

  GENERAL DESCRIPTION OF CAPITAL STOCK. First Sterling's authorized capital stock consists of 5,000,000 shares of Common Stock, 3,685,061 shares of which were issued and outstanding as of the date hereof. First Sterling Common Stock was held of record by approximately 66 shareholders as of the date hereof.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

  The following is a discussion and analysis of the financial condition and performance of First Sterling and the Bank for the three years ended December 31, 1994, and should be read in conjunction with the consolidated financial statements and notes thereto.

  OVERVIEW. First Sterling and its two banking offices are located in Sterling and Rock Falls, Illinois. First Sterling is a leading commercial banking organization in its local market and conducts a full service community banking and trust business through the Bank. First Sterling has competed effectively with a variety of competitors in its market, including affiliates or branches of much larger bank holding company organizations, a smaller independent community bank, a successful mutual savings association and credit unions. Nonbank competitors, such as mutual funds, also compete for the Bank's deposit customers. The Bank has concentrated on long-term customer relationships and quality service.

  First Sterling has established a long period of continued profitability, together with an increasing level of capital, despite growing competition in the financial services industry.

  Total asset and deposit growth are primarily dependent on economic and population factors in the Bank's local market area. The Sterling - Rock Falls area has not experienced significant economic or population growth over the past few years, as reflected in the relatively stable asset and deposit/repurchase agreement totals over this period. Management of First Sterling considers the Sterling - Rock Falls area to be stable in economic terms, with noticeable improvement from the recession years of 1991 and 1990.

  Total assets at December 31, 1994 were $163,295,000 compared to $167,513,000 at the prior year end, resulting in a decrease of 2.5%. Total deposits and repurchase agreements also decreased modestly by 4.7% from December 31, 1993. The decrease in total assets and deposits and repurchase agreements followed a period of several years of stable asset and deposit volumes.

  Primarily due to federal monetary policy, market interest rates rose substantially during 1994. For example, the national prime rate was 6% on January 1, 1994, compared to 8.5% at the end of the year. Like many other banking organizations, First Sterling did not raise the interest rates paid on its deposit products in proportion to the rise in rates on U.S. Treasury securities and other debt instruments. In fact, the cost of funds for all of the Bank's interest-bearing deposits decreased in 1994 as compared to 1993. Conservative pricing, while helping the net interest margin, contributed to a modest loss of 2.7% in average interest-bearing deposits in 1994.

  The decrease in average interest-bearing deposits in 1994 was offset by an increase of $1,377,000, or 7.8%, in average noninterest-bearing demand deposits. In addition, the average balance of repurchase agreements increased $891,000, or 5.6%, in 1994 as compared to the prior year.

  While year end total assets, deposits and repurchase agreements all decreased somewhat from 1993 levels, average assets actually increased 0.25% in 1994.

  AVERAGE BALANCES. The following table sets forth certain information relating to First Sterling's average consolidated balance sheets and reflects the yield on average assets and cost of average liabilities for the years indicated.


                                    AVERAGE BALANCES, TAX EQUIVALENT YIELDS AND RATES

                                                                            YEAR ENDED DECEMBER 31
                                                   -----------------------------------------------------------------------
                                                                  1994                                1993
                                                   ----------------------------------   ----------------------------------
                                                                              Average                              Average
                                                                Interest      Yield/                Interest       Yield/
                                                     Average     Income/       Rate     Average      Income/        Rate
                                                   Balance<F1>   Expense       Paid     Balance      Expense        Paid
                                                   -----------   -------      -------   -------      -------       -------
                                                                          (dollars in thousands)
ASSETS
Loans <F1>                                          $ 76,293     $ 6,613        8.67%   $ 73,185     $ 6,640        9.07%
Securities: <F2>
   Taxable                                            59,563       3,510        5.89      60,877       3,536        5.81
   Tax exempt <F3>                                    16,111       1,388        8.62      13,397       1,246        9.30
Mutual fund investment                                   212           5        2.36         984          40        4.07
Money market fund and other
   short-term investments                              1,137          48        4.22         773          22        2.85
Federal funds sold                                     1,727          73        4.23       5,230         159        3.04
                                                    --------     -------                --------     -------
   Total interest earning assets/
     interest income/overall yield                   155,043      11,637        7.51     154,446      11,643        7.54
Allowance for loan losses                             (1,480)                             (1,409)
Noninterest-earning assets                            11,445                              11,563
                                                    --------                            --------

   Total assets                                     $165,008                            $164,600
                                                    ========                            ========

LIABILITIES AND SHAREHOLDERS' EQUITY
NOW and money market deposits                       $ 31,173     $   650        2.09%   $ 32,882     $   761        2.31%
Savings deposits                                      19,813         406        2.05      19,971         450        2.25
Time deposits                                         60,646       2,767        4.56      61,918       2,841        4.59
Repurchase agreements                                 16,706         625        3.74      15,815         486        3.07
Federal funds purchased                                   97           5        5.15          --          --          --
                                                    --------     -------                --------     -------
   Total interest-bearing liabilities/
     interest expense/overall rate                   128,435       4,453        3.47     130,587       4,538        3.48
                                                                 -------                             -------

Demand deposits - non-interest bearing                18,930                              17,553
Other liabilities                                        920                                 676
                                                    --------                            --------
   Total liabilities                                 148,285                             148,815
Shareholders' equity                                  16,723                              15,785
                                                    --------                            --------
   Total liabilities and
     shareholders' equity                           $165,008                            $164,600
                                                    ========                            ========

Net interest income/
   interest rate spread                                           $7,184        4.04%                 $7,105        4.06%
                                                                  ======        ====                  ======        ====

Net yield on interest-earning assets                                            4.63%                               4.60%
                                                                                ====                                ====
Interest-bearing liabilities to
   earnings assets ratio                               82.84%                              84.55%
                                                    ========                            ========

--------------------
<F1>  Average balances include nonaccrual loans.
<F2>  The rate information is calculated based upon average amortized cost for securities. The 1994 average balance of the valuation allowance for securities available-for-sale was $162 and is not considered material for this presentation.
<F3>  Interest and yields are presented on a fully tax equivalent basis utilizing a 34% rate.

   NET INTEREST INCOME. Net interest income represents the difference between interest earned on loans, securities and other earnings assets, and the interest expense on the deposits and other borrowings which fund them. Net interest income is the principal source of earnings for First Sterling.

   In the preceding table, net interest income is presented on a fully tax equivalent basis which adjusts the tax exempt status of earnings from certain securities, primarily obligations of state and local governments. The table of average balances, tax equivalent yields and rates should also be referred to in analyzing the net interest income.

   Changes in interest rates and the mix of interest-earning assets and the interest-bearing liabilities are prominent factors affecting net interest income. Another important factor is the ratio of interest-bearing liabilities to interest-earning assets, which was 82.8%, 84.6% and 86.5% in 1994, 1993 and 1992, respectively.

   First Sterling's net interest rate spread equals the excess of the fully tax equivalent yield on earning assets over the rate on interest-bearing liabilities. The net yield on average earning assets equals net interest income divided by average earning assets. A summary of First Sterling's interest rate spread, net of yield earning assets and net interest income follows, presented on a fully tax equivalent basis.

                                                                    1994        1993        1992
                                                                    ----        ----        ----
                                                                        (dollars in thousands)

   Net interest rate spread                                        4.04%       4.06%       3.88%
   Net yield on earning assets                                      4.63        4.60        4.50
   Net interest income                                            $7,184      $7,105      $6,873

   As explained earlier, interest rates rose sharply in 1994. In 1993, rates were relatively stable, as the national prime rate remained at 6% throughout the entire year. Rates declined somewhat in 1992, as the national prime rate declined from 6.5% at January 1 to 6% by about mid-year. Despite changes in interest rates, First Sterling managed its pricing and mix of earning assets and interest-bearing liabilities to maintain a stable interest margin throughout this three year period.

   The following table sets forth changes in net interest income attributable to changes in the volume of interest-earning assets and interest-bearing liabilities compared to changes in interest rates for the periods indicated.


                                    ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE

                                                                YEAR ENDED                        YEAR ENDED
                                                            DECEMBER 31, 1994                 DECEMBER 31, 1993
                                                               COMPARED TO                       COMPARED TO
                                                            DECEMBER 31, 1993                 DECEMBER 31, 1992
                                                       ------------------------------    -------------------------------
                                                               INCREASE (DECREASE) ATTRIBUTABLE TO CHANGE IN
                                                       -----------------------------------------------------------------
                                                       RATE       VOLUME       NET         RATE       VOLUME       NET
                                                       ----       ------       ---         ----       ------       ---
                                                                            (dollars in thousands)
INTEREST INCOME
Loans <F1>                                           $ (301)      $  274      $ (27)    $  (510)     $ (218)      $(728)
Securities
   Taxable                                               49          (75)       (26)       (729)        371        (358)
   Tax exempt <F2>                                      (99)         241        142        (143)         80         (63)
   Mutual fund investment                               (12)         (23)       (35)         (6)         18          12
Money market fund and other
 short-term investments                                  14           12         26          (5)         (6)        (11)
Federal funds sold                                       47         (133)       (86)        (31)        (76)       (107)
                                                     ------       ------      -----     -------      ------       ------
   Total interest income                               (302)         296         (6)     (1,424)        169       (1,255)

INTEREST EXPENSE
NOW and money market deposits                           (72)         (39)      (111)       (325)        100         (225)
Savings deposits                                        (40)          (4)       (44)       (211)         25         (186)
Time deposits                                           (18)         (56)       (74)       (641)       (327)        (968)
Repurchase agreements                                   111           28        139        (127)         60          (67)
Other borrowings                                         --            5          5          --         (41)         (41)
                                                     ------       ------      -----     -------      ------       ------
   Total interest expense                               (19)         (66)       (85)     (1,034)       (183)      (1,487)
                                                     ------       ------      -----     -------      ------       ------
   Net interest income                               $ (283)      $  362      $  79     $  (120)     $  352       $  232
                                                     ======       ======      =====     =======      ======       ======

---------------------------
<F1>  Average balances include nonaccrual loans.
<F2>  Presented on a fully tax equivalent basis utilizing a 34% rate.
<F3>  Rate/volume variance is allocated to rate variance and volume variance on an absolute basis.

   LOANS. The following table shows the year end balance of loans outstanding for the last two years.


                                                   LOAN PORTFOLIO

                                                                        DECEMBER 31
                                                    ----------------------------------------------------------
                                                              1994                              1993
                                                    ----------------------------------------------------------
                                                     AMOUNT         PERCENT            AMOUNT          PERCENT
                                                     ------         -------            ------          -------
                                                                     (dollars in thousands)
   Commercial and agricultural                      $ 39,214          50.2%          $   32,775          43.4%
   Real estate - mortgage                             17,454          22.3               16,809           22.3
   Real estate - construction                            265           0.3                  467            0.6
   Installment, net of unearned income                19,175          24.5               22,845           30.2
   Direct lease financing                              2,060           2.7                2,661            3.5
                                                    --------         -----           ----------          -----

      Total loans                                     78,168         100.0%              75,557          100.0%
                                                                     =====                               =====
   Less:
   Deferred loan fees                                    (11)                               (16)
   Allowance for loan losses                          (1,446)                            (1,476)
                                                    --------                         ----------

      Total loans, net                              $ 76,711                         $   74,065
                                                    ========                         ==========


   Loans, net of the allowance for loan losses, increased by 3.6% during 1994 to $76,711,000. The largest increase was in commercial and agricultural loans which increased $6,439,000, or 19.6%. Most of the new commercial loans were real estate financings. The majority of these loans were to owner occupied businesses with maximum terms of five years at fixed rates.

   Loans to agricultural borrowers were approximately $9,600,000 and $7,130,000 at December 31, 1994 and 1993, respectively. The local agricultural economy generally performed satisfactorily in 1994.

   Installment loans are primarily loans to individuals for automobile purchases, home improvements and other consumer purposes. As of December 31, 1994, approximately half of the installment loan portfolio consisted of indirect automobile paper. Installment loans continued to decrease during 1994 due to aggressive pricing by competitors and more conservative bank underwriting practices as compared to earlier years.

   During 1994, the Bank sold most of its student loans, as management determined that labor and administrative costs of holding and servicing these loans was no longer an attractive business activity. Proceeds from the sale of the student loan portfolio were $3,651,000, including a gain of $40,000.

   The following table sets forth the remaining maturities, based on contractual maturity dates, for commercial and agricultural loans and real estate construction loans at December 31, 1994.

                                                  MATURITIES OF LOANS

                                                     ONE YEAR         ONE TO           OVER
                                                     OR LESS        FIVE YEARS       FIVE YEARS      TOTAL
                                                     -------        ----------       ----------      -----
                                                                    (dollars in thousands)

   Commercial and agricultural                       $ 17,378        $ 19,235        $ 2,601        $ 39,214
   Real estate - construction                             265              --             --             265
                                                     --------        --------        -------        --------

        Total                                        $ 17,643        $ 19,235        $ 2,601        $ 39,479
                                                     ========        ========        =======        ========

   The following table indicates the total of commercial and agricultural loans and real estate construction loans with fixed and adjustable rates which mature in greater than one year.

                                                   (dollars in thousands)

   Fixed Rate                                              $16,499
   Floating or Adjustable Rates                              5,337
                                                           -------

      Total                                                $21,836
                                                           =======

   The Bank also maintains a small lease financing portfolio. The leases are primarily to federal and local governmental entities and to agricultural customers.

   CREDIT QUALITY AND THE ALLOWANCE FOR LOAN LOSSES. As scheduled below, the trends in nonperforming loans are favorable. Management of First Sterling continues to emphasize the early identification of loan related problems. Management is not currently aware of any other significant loan, group of loans or segment of the loan portfolio not included in the table below as to which there are serious doubts as to the ability of the borrower(s) to comply with the present loan payment terms.

   The following table sets forth the amounts of nonperforming loans and other real estate as of December 31, 1994 and 1993.

                                              NONPERFORMING ASSETS

                                                             December 31
                                                         ------------------
                                                         1994           1993
                                                         ----           ----
                                                        (dollars in thousands)
   Loans
     Nonaccrual status                                  $  257         $  566
     90 days or more past due, still accruing               99            157
     Restructured                                           --             --
                                                        ------         ------
       Total nonperforming loans                           356            723

   Other real estate owned                                  36             46
                                                        ------         ------

       Total nonperforming assets                       $  392         $  769
                                                        ======         ======

   Nonperforming loans as a percentage of total loans     0.46%          0.96%
   Nonperforming assets as a percentage of total assets   0.24           0.46
   Nonperforming loans as a percentage of the
    allowance for loan losses                            24.62          48.98

   When serious doubt exists as to the collectability of a loan, the accrual of interest is discontinued. Generally, loans ninety days or more past due are placed on nonaccrual status, unless they are well secured and in the process of collection. The interest on nonaccrual loans which would have been accrued, as well as the interest collected on such loans, was not material in 1994 and 1993.

   The allowance for loan losses is maintained at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values and other factors and estimates which are subject to change over time.

   The Board of Directors and management of First Sterling work together in a coordinated credit approval and review process. The approval and review process is designed to help assure that underwriting standards are maintained as loans are originated. The review process is also intended to identify borrowers who might be experiencing financial difficulties. Once identified, potential problem borrowers are closely monitored, and are considered when establishing specific loan loss allowances or charge-offs.

   Risk codes or ratings are assigned to loans by management to help assess credit quality. The Bank has also established an internal loan review function to help provide ongoing monitoring of credit risk. The risk code ratings are used in "watch list" reporting of potential problem credits and also in establishing allocations of the loan loss allowance to groups of loans. Specific allocations of the loan loss allowance are also made for individual problem borrowers.

   Other factors considered by the Board of Directors and management of First Sterling in determining the adequacy of the allowance for loan losses each quarter include changes in loan volume and trends in net charge-offs, nonaccrual loans, other watch list loans and loan delinquencies. Local and national economic conditions are also documented and considered in reviewing the adequacy of the allowance for loan losses.

   The following table sets forth an analysis of the allowance for loan losses activity for the past two years, including the ratio of net charge-offs to average loans.

                                            ALLOWANCE FOR LOAN LOSSES

                                                                          DECEMBER 31
                                                                  ------------------------
                                                                     1994          1993
                                                                     ----          ----
                                                                   (dollars in thousands)
   Allowance at beginning of year                                 $  1,476      $  1,329

   Loans charged-off:
      Commercial and agricultural                                       25            29
      Real estate - mortgage                                            39            33
      Consumer                                                         110           260
      Direct lease financing                                            20             3
                                                                  --------      --------

      Total                                                            194           325
                                                                  --------      --------

   Recoveries:
      Commercial and agricultural                                       19            63
      Real estate - mortgage                                            11             1
      Consumer                                                          68           146
      Direct lease financing                                            --             4
                                                                  --------      --------

      Total                                                             98           214
                                                                  --------      --------

   Net charge-offs                                                      96           111
                                                                  --------      --------

   Additions charged to operating expense                               66           258
                                                                  --------      --------

   Allowance at end of year                                       $  1,446      $  1,476
                                                                  ========      ========

   Ratio of net charge-offs to average loans outstanding              0.13%         0.15%

   Net loan charge-offs were not significant during 1994 and 1993.
Management of First Sterling believes that this level of net charge-offs is a further reflection of the adequacy of the allowance for loan losses, the quality of the loan portfolio and overall credit administration procedures.

   The following table summarizes First Sterling's allocation of the allowance for loan losses to the various loan categories as of December 31, 1994 and 1993.

                                      ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                                          DECEMBER 31
                                                   ----------------------------------------------------------
                                                               1994                           1993
                                                   ----------------------------     -------------------------
                                                                     PERCENT                        PERCENT
                                                                     OF LOANS                       OF LOANS
                                                                     IN EACH                        IN EACH
                                                                     CATEGORY                       CATEGORY
                                                                     TO TOTAL                       TO TOTAL
                                                      ALLOWANCE       LOANS          ALLOWANCE       LOANS
                                                      ---------      --------        ---------      --------
                                                                      (dollars in thousands)
   Commercial and agricultural                       $     723         50.2%        $     528         43.4%
   Real estate - mortgage                                  113         22.3               137         22.3
   Real estate - construction                               --          0.3                --          0.6
   Installment                                             478         24.5               510         30.2
   Direct lease financing                                   17          2.7                24          3.5
   Unallocated                                             115           --               277           --
                                                     ---------        -----         ---------        -----
      Total                                          $   1,446        100.0%        $   1,476        100.0%
                                                     =========        =====         =========        =====

   PROVISION FOR LOAN LOSSES. The provision for loan losses was $66,000 in 1994 compared to $258,000 and $375,000 in 1993 and 1992, respectively. Credit quality improved considerably in 1993 and 1994 as compared to 1992. The table below indicates the positive trends in various measures of credit quality in the three year period ended December 31, 1994.

                                                        1994         1993           1992
                                                        ----         ----           ----
   Nonaccrual loans to total loans                      .33%          .74%          1.13%
   Total nonperforming loans to total loans             .46           .96           1.72
   Net charge-offs to average loans                     .13           .15            .50

   Loan loss provisions decreased during the three years ended December 31, 1994 primarily because of improving credit quality, as indicated above.

   SECURITIES. On January 1, 1994, First Sterling adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which requires classifications of debt securities as either held-to-maturity, trading or available-for-sale. Securities classified as available-for-sale are carried at fair value. Accordingly, certain securities were reclassified as available-for-sale as of January 1, 1994. First Sterling has never maintained a trading account. Prior to 1994, all debt securities were considered held for investment and were carried at amortized cost.

   United States Treasury and Government Agency fixed rate securities with average maturities of thirty months or less are generally classified as available-for-sale. All mortgage-backed securities and collateralized mortgage obligations are classified as available-for-sale. Asset-backed corporate securities are also generally classified as available-for-sale.

   Securities classified as held-to-maturity are those which First Sterling has the ability and positive intent to hold until maturity. Longer term, fixed rate securities with bullet maturities are generally classified as held-to-maturity. In addition, most obligations of states and political subdivisions and corporate securities (other than those which are asset-backed) are classified as held-to-maturity.

   Holdings of mortgage-backed securities and collateralized mortgage obligations are primarily issued by the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae") and the Government National Mortgage Association ("Ginnie Mae"). Most of the mortgage-backed securities and some of the collateralized mortgage obligations have adjustable rates.

   The objectives of the securities portfolio are to provide First Sterling both with a source of liquidity and a maximum return within predetermined risk limitations. The securities portfolio is an important tool for First Sterling's overall interest rate and credit risk management.

   The total carrying value of securities decreased $5,050,000 in 1994. Of this decrease, $1,138,000 was due to adjusting the available-for-sale securities to fair value at December 31, 1994. The remaining decrease was primarily due to maturities of U.S. Treasury notes and maturities and principal repayments of collateralized mortgage obligations that were not reinvested in securities due to increased loan demand and a modest decrease in deposits. The amortized cost of U.S. Treasury notes and collateralized mortgage obligations decreased 17.8% and 11.7%, respectively, in 1994.

   No debt securities were sold in 1994, 1993 or 1992. Traditionally, First Sterling has been a "buy and hold" investor in debt securities. In 1992, a mutual fund investment in adjustable rate mortgage-backed securities was purchased. This mutual fund investment did not perform as expected and it was sold in 1994 for a $46,000 loss.

   The following table sets forth the carrying value of First Sterling's securities portfolio at December 31, 1994 and 1993.

                                                  SECURITIES PORTFOLIO

                                                                          DECEMBER 31
                                                      ---------------------------------------------------
                                                               1994                         1993
                                                      ----------------------     ------------------------
                                                                    PERCENT                      PERCENT
                                                     CARRYING          OF       CARRYING            OF
                                                      VALUE        PORTFOLIO     VALUE          PORTFOLIO
                                                     -----------------------    -------------------------
                                                                     (dollars in thousands)
   Securities available-for-sale
      U.S. Treasury                                   $  9,130        19.7%               --         --
      U.S. government agencies                           5,170        11.2                --         --
      States and political subdivisions                  1,740         3.8                --         --
      Mortgage-backed                                   12,944        27.9                --         --
      Collateralized mortgage obligations               11,448        24.7                --         --
      Corporate and other                                5,906        12.7                --         --
                                                      --------       -----

          Total                                       $ 46,338       100.0%               --         --
                                                      ========       =====

   Securities held-to-maturity
      U.S. Treasury                                   $  3,112        11.8%        $  15,051       19.3%
      U.S. government agencies                             990         3.8             6,075        7.8
      States and political subdivisions                 18,860        71.3            19,746       25.4
      Mortgage-backed                                       --          --            13,426       17.3
      Collateralized mortgage obligations                   --          --            13,460       17.3
      Corporate and other                                3,473        13.1            10,065       12.9
                                                      --------       -----         ---------      -----

          Total                                       $ 26,435       100.0%        $  77,823      100.0%
                                                      ========       =====         =========      =====

   As of December 31, 1994, First Sterling held no securities of any single issuer, other than the U.S. Treasury and U.S. government agencies and corporations (including Freddie Mac, Fannie Mae and Ginnie Mae) that exceeded 10% of shareholders' equity.

   First Sterling holds municipal securities which, although not related, are considered low risk investments. Other securities held by First Sterling are considered to be investment grade.

   The following table sets forth the maturities and weighted average yields of the debt securities portfolio at December 31, 1994.


                                       SECURITIES MATURITY DISTRIBUTION AND PORTFOLIO YIELDS
                                                        DECEMBER 31, 1994

                                                   GREATER THAN 1 YEAR  GREATER THAN 5 YEARS
                                   LESS THAN OR      AND LESS THAN OR    AND LESS THAN OR        GREATER
                                 EQUAL TO 1 YEAR     EQUAL TO 5 YEARS    EQUAL TO 10 YEARS     THAN 10 YEARS         TOTALS
                                BALANCE    YIELD     BALANCE    YIELD     BALANCE   YIELD      BALANCE  YIELD    BALANCE     YIELD
                                -------    -----     -------    -----     -------   -----      -------  -----    -------     -----
                                                                 (dollars in thousands)
Securities available-for-sale
-----------------------------
U.S. Treasury                   $ 3,036     6.51%    $ 6,223     6.08%   $    --       --    $    --       --    $ 9,259      6.22%
U.S. government agencies          1,000     6.07       4,230     5.72         --       --        219     6.00%     5,449      5.80
Mortgage-backed                     244     8.47       8,903     6.35      2,457     6.74%     1,515     7.46     13,119      6.60
Collateralized mortgage
  obligations                     1,314     6.19       5,266     6.06      5,293     6.60         17     7.70     11,890      6.32
States and political
  subdivisions<F1>                1,002     5.66         461     7.13        --       --         278     7.20      1,741      6.29
Corporate and other                 507     6.36       3,188     6.99     1,002     7.15       1,321     6.35      6,018      6.82
                                -------     ----     -------     ----    ------     ----     -------     ----    -------      ----
     Total                      $ 7,103     6.30%    $28,271     6.23%   $8,752     6.70%    $ 3,350     6.90%   $47,476      6.38%
                                =======     ====     =======     ====    ======     ====     =======     ====    =======      ====

Securities held-to-maturity
---------------------------
U.S. Treasury                   $    --       --     $ 3,112     5.73%   $   --       --     $    --       --    $ 3,112      5.73%
U.S. government agencies             --       --         990     8.24        --       --          --       --        990      8.24
Mortgage-backed                      --       --          --       --        --       --          --       --         --        --
Collateralized mortgage
  obligations                        --       --          --       --        --       --          --       --         --        --
State and political
  subdivisions <F1>               5,956     8.44%     11,074     7.94     1,650     6.87%        180     9.77%    18,860      8.02
Corporate and other               1,253     8.75       2,220     6.83        --       --          --       --      3,473      7.52
                                -------     ----     -------     ----    ------     ----     -------     ----    -------      ----

     Total                      $ 7,209     8.49%    $17,396     7.42%   $1,650     6.87%    $   180     9.77%   $26,435      7.69%
                                =======     ====     =======     ====    ======     ====     =======     ====    =======      ====

-----------------------------------------

<F1>  The yield is reflected on a fully tax equivalent basis utilizing a 34%
      tax rate and is based on amortized cost.

<F2>  Mortgage-backed securities and collateralized mortgage obligations reflect the contractual maturity of the related instrument.

      DEPOSITS. As discussed above, there was a modest decrease in total deposits during 1994. The primary reasons for the decrease are the competitive banking environment and the aggressive deposit pricing of the other local financial institutions. The decrease in deposit volume in the periods prior to 1993 was primarily due to corporate clients moving funds to repurchase agreements.

      The following table summarizes the maturities of time deposits in denominations of $100,000 or more as of December 31, 1994.

   AMOUNT AND MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

                                                CERTIFICATES
   MATURITY PERIOD                              OF DEPOSITS
   ---------------                              ------------
                                          (dollars in thousands)

   Three months or less                          $   664
   Over three months through six months            1,883
   Over six months through twelve months           1,905
   Over twelve months                              5,131
                                                 -------

        Total                                    $ 9,583
                                                 =======


   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE. Securities sold under agreements to repurchase ("repurchase agreements") have become an important funding source for the Bank over the past few years. Management of the Bank has encouraged major deposit customers to consider repurchase agreements. Unlike deposits, repurchase agreements are not subject to FDIC deposit insurance. Typical repurchase agreement customers are governmental entities and commercial businesses.

   The following table sets forth certain information regarding repurchase agreements for 1994 and 1993.

                                                      1994               1993
                                                      ----               ----
                                                       (dollars in thousands)

   End of year balance                               $16,066           $17,052
   Maximum amount outstanding at any month-end        17,647            18,234
   Average rate at the end of the year                  4.63%             3.07%
   Average rate for the year                            3.74              3.05
   Average balance outstanding during the year       $16,706           $15,815

   CAPITAL RESOURCES. First Sterling is required to maintain a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) of 8%. At least half of the total capital is required to be "Tier 1 Capital." Under these guidelines, First Sterling's Tier 1 Capital consists of shareholders' equity (exclusive of unrealized gains and losses, net of tax, on securities available-for-sale) less intangible assets. First Sterling's total capital consists of Tier 1 Capital plus the allowance for loan losses. Risk-based capital ratios are calculated with the reference to risk-weighted assets including certain off-balance sheet exposures.

   In addition to the risk-based capital requirements, the Federal Reserve Board requires a minimum leverage ratio (Tier 1 Capital to total assets) of 3%, provided that all but the highest rated bank holding companies which are not experiencing or anticipating significant growth are expected to maintain a ratio of 1% to 2% above the stated minimum.

   At December 31, 1994, First Sterling's actual and required capital ratios were as follows:

                    RISK-BASED                 RISK-BASED TIER 1
                TOTAL CAPITAL RATIO             CAPITAL RATIO                     LEVERAGE RATIO
              ---------------------          -----------------------          -------------------------
              ACTUAL      REQUIRED            ACTUAL       REQUIRED            ACTUAL          REQUIRED
              ------      --------            ------       --------            ------          --------
              17.9%          8%               16.7%          4%               10.48%          3% - 5%

   NONINTEREST INCOME. Noninterest income includes service charges on deposit accounts, security gains and losses, trust fees and other commissions and fees. Total noninterest income was $916,000, $847,000 and $960,000 in 1994, 1993 and 1992, respectively. Most of the increase in 1994, after adjusting for security gains and losses, was due to increased deposit fee income and a one time gain of $40,000 from the sale of a majority of the Bank's student loan portfolio. The decrease in 1993 was primarily due to lower levels of deposit fee income, as more accounts maintained sufficient balances to offset service charges.

   NONINTEREST EXPENSE. Noninterest expense includes salaries and employee benefits, occupancy and equipment expense, and other operating expenses. Total noninterest expenses decreased $511,000, or 9.1%, in 1994 which followed a $622,000, or 12.4%, increase in 1993.

   Salaries and benefits account for almost half of total noninterest expenses. These payroll costs decreased 10% in 1994 following a 10.6% increase in 1993. These fluctuations are primarily due to a compensation payment in 1993 to two executive officers of First Sterling who had served without pay and spent a considerable amount of time over the previous ten years on First Sterling matters. Without the special payment to these two executive officers, salary and benefits expense would have decreased 4.7% in 1993 as compared to 1992, and the 1994 and 1993 expense amounts would have been virtually the same.

   In the fourth quarter of 1991, First Sterling merged the former Rock Falls National Bank and First National Bank of Sterling to form First National Bank of Sterling-Rock Falls. Particularly since the merger of the two banks, management has sought to achieve greater efficiencies and economies of scale. As a result, the number of full-time equivalent employees of the Bank has decreased from 85 at January 1, 1992 to 72 at December 31, 1994. This reduction in force has helped control payroll related expenses.

   Data processing expense increased $258,000 in 1994, primarily due to one time conversion costs of $266,000 associated with switching to a new data processing servicer which were directly expensed.

   Environmental expense in 1993 was $356,000, as compared to zero in 1994 and 1992. The expense in 1993 primarily represents consulting fees to study a matter discovered in 1993, as well as a $250,000 expense accrual to provide for future remediation costs. Management has concluded that any additional environmental expenses will not be material to First Sterling's financial position or results of operations.

   Professional fees in 1993 were greater than normal because of costs incurred regarding the possible merger of First Sterling into a larger bank holding company. Although these merger negotiations terminated in 1993, First Sterling incurred costs related to services provided by legal counsel and accountants.

   Except for the effects of additional executive compensation, environmental expense and higher professional fees in 1993, as well as the data processing conversion costs in 1994, First Sterling's total noninterest expense in 1994 and 1993 was less than the amount incurred in 1992.

   INCOME TAXES. Income tax expense was $592,000, $366,000 and $457,000 in 1994, 1993 and 1992, respectively. The primary reasons for the expense fluctuations during this period were changes in pretax income.

   First Sterling reduces federal income tax expense through investments in tax exempt securities. Historically, First Sterling has earned a higher fully tax equivalent yield on tax exempt investments than on taxable securities. The presence of the alternative minimum tax effectively limits First Sterling's tax exempt investments to certain desired levels.

   In 1993, First Sterling invested $343,000 in a low income housing project. Federal income tax credits from this investment resulted in tax benefits of $38,000 and $15,000 in 1994 and 1993, respectively.

   Beginning in 1993, First Sterling adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109").
The adoption of SFAS 109 changed First Sterling's method of accounting for income taxes from the deferred method (Accounting Principles Board Opinion No. 11) to an asset and liability approach. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of asset and liabilities. The cumulative effect of this change was $202,000 and primarily represents the impact of adjusting deferred taxes to reflect current tax rates and recognizing alternative minimum tax credit carryforwards as deferred tax assets.

   NET INCOME. Net income increased $375,000, or 25.4%, in 1994. The principal reasons for increased earnings in 1994 were the reduced provision for loan losses, higher noninterest income and a 9.1% reduction in noninterest expense.

   Net income in 1993 decreased $72,000, or 4.6%, from 1992, despite a 3.9% increase in net interest income. Reduced earnings were due to the increase of $622,000, or 12.4%, in noninterest expense and a decrease of $111,000, or 24%, in service charges on deposits. These items more than offset improved net interest income after the provision for loan losses and the one-time $202,000 tax benefit from the adoption of SFAS 109.

   LIQUIDITY AND INTEREST RATE SENSITIVITY ANALYSIS. The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest sensitive earning assets and interest-bearing liabilities.

   The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a financial institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities.

   A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income. First Sterling's gap position is illustrated in a table below.

   Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers knowing that sufficient funds will be available to meet their credit needs.

   In addition to federal funds and interest-bearing deposits in banks, marketable securities, particularly those of shorter maturities, are a principal source of asset liquidity. Most of these securities are now designated as available-for-sale. Securities available-for-sale or held-to-maturity which mature in one year or less approximated $14,312,000 at December 31, 1994, representing 19.4% of the total securities portfolio.

   Rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Federal funds on which the rate varies daily and loans tied to the prime rate differ considerably from long-term securities and fixed rate loans. Time deposits over $100,000 are more rate sensitive than savings accounts. Management of the Bank has portrayed savings accounts as immediately repriceable, because of management's ability to change the savings interest rate.

   With a significant percentage of First Sterling's loan portfolio floating with the prime rate or repriceable within 30 days, there is an immediate effect on interest income when rates rise or fall, while interest expense changes more slowly as certificates of deposit mature. In addition, the interest margin on low cost core deposits is increased in a period of rising rates, as experienced in 1994 with the increase in the prime rate.

   As the interest rate sensitivity table shows, First Sterling is liability sensitive through the one year time horizon ending December 31, 1995.

   The following table sets forth First Sterling's interest rate sensitivity at December 31, 1994.

                                                 INTEREST RATE SENSITIVITY ANALYSIS

                                                                 OVER
                                                                 THREE      OVER ONE
                                                     THREE      THROUGH     THROUGH       OVER
                                                     MONTHS      TWELVE       FIVE        FIVE
                                                     OR LESS     MONTHS       YEARS       YEARS      TOTAL
                                                     -------     ------       -----       -----      -----
                                                                     (dollars in thousands)
Interest-earning assets:
 Money market investment                            $    827    $     --     $    --     $    --    $    827
 Securities                                           21,836      10,691      27,665      12,581      72,773
 Loans                                                13,630      14,652      44,993       4,893      78,168
                                                    --------    --------     -------     -------    --------
  Total interest rate sensitive assets              $ 36,293    $ 25,343     $72,658     $17,474    $151,768
                                                    ========    ========     =======     =======    ========

Interest-bearing liabilities:
 NOW and money market deposits                      $ 27,510    $     --     $    --     $    --    $ 27,510
 Savings deposits                                     19,032          87          --          --      19,119
 Time deposits and repurchase
  agreements                                          22,809      24,369      29,178          23      76,379
 Federal funds purchased                               2,100          --          --          --       2,100
                                                    --------    --------     -------     -------    --------
  Total rate sensitive liabilities                  $ 71,451    $ 24,456     $29,178     $    23    $125,108
                                                    ========    ========     =======     =======    ========

 Excess interest-earning assets
  (liabilities)                                     $(35,158)   $    887     $43,480     $17,451    $ 26,660
 Cumulative excess interest-earning
  assets (liabilities)                               (35,158)    (34,271)      9,209      26,660      26,660

 Cumulative interest rate sensitivity
  gap to total assets <F1>                             (21.5)%     (21.0)%       5.6%       16.3%       16.3%
 Cumulative interest rate sensitivity
  ratio <F2>                                            50.1%       64.3%      107.4%      121.3%      121.3%

-------------------------------------------------

<F1>  Cumulative excess interest-earning assets (liabilities) divided by total assets.
<F2>  Interest-earning assets divided by interest-bearing liabilities.


   CASH FLOWS. As shown in the consolidated statements of cash flows for the three years ended December 31, 1994, First Sterling's cash flows from operations exceeded net income each year. Cash flows from operating activities exceeded accrual basis net income by $712,000, $1,739,000 and $427,000 in 1994, 1993 and 1992, respectively. Management expects ongoing operating activities to continue to be a primary source of cash flow for First Sterling.

   First Sterling has experienced a relatively stable level of deposits and repurchase agreements over the past several years, which has helped maintain an adequate level of cash for First Sterling's activities. While competition for deposit and repurchase agreement customers is expected to remain keen and future growth cannot be predicted with any certainty, First Sterling plans to continue to actively seek profitable new deposit and repurchase agreement business.

   The increase in loans and decrease in deposits in 1994 was funded primarily through: a $2,800,000 decrease in federal funds sold and a $2,100,000 increase in federal funds purchased; cash flows from operations; proceeds from security maturities, calls and paydowns which exceeded the purchases of new securities by nearly $4,000,000; the sale of a mutual fund investment; and $3,651,000 in proceeds from the sale of the Bank's student loan portfolio.

   Loan growth and an increase in First Sterling's securities portfolio in 1993 were funded primarily through cash flows from operations and a decrease of $5,964,000 in cash and cash equivalents.

   In 1992, net security purchases of approximately $8,300,000 were funded primarily by a net decrease in loans.

   To insure the ability to meet its funding needs, including any unexpected strain on liquidity, First Sterling has a $6,500,000 federal funds line of credit from two independent banks. In addition, First Sterling also has the ability to borrow funds, if necessary, directly from the Federal Reserve Bank.

   First Sterling has no notes payable or similar debt on its balance sheet. The lack of a debt service requirement allows First Sterling to use its funds for other operating purposes.

   Equity capital is in excess of regulatory requirements, as determined on both risk-based and leverage ratio criteria. Cash dividends have been a relatively modest percentage of net income, beginning with 10% in 1993 and increasing to 32% in 1994. The Merger Agreement also now limits dividends to $.04 per share per quarter.

   There are no planned capital outlays which would be a significant burden on First Sterling's cash flows.

   RECENT ACCOUNTING PRONOUNCEMENTS.  Statements of Financial
Accounting Standards No. 114 and No. 118 were adopted at January 1, 1995. Under these standards, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for losses to require an increase, such increase is reported as bad debt expense. The effect of adopting this standard is not considered material to First Sterling due to the relatively low amount of nonperforming loans at December 31, 1994. First Sterling's allowance for loan losses is considered adequate after considering the effect of SFAS 114 and 118.

   In May 1995, the Financial Accounting Standards Board issued SFAS 122, "Accounting for Mortgage Servicing Rights." Adoption of SFAS 122 applies prospectively, in fiscal years beginning after December 15, 1995, to transactions in which a mortgage banking enterprise sells or securitizes mortgage loans with servicing rights retained. SFAS 122 also requires impairment evaluations of all amounts capitalized as mortgage servicing rights. SFAS 122 is not expected to have any material effect on First Sterling, since First Sterling does not sell mortgage loans in the secondary market or service mortgage loans for other investors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

   The following discussion focuses on the consolidated financial condition of First Sterling at September 30, 1995, and the consolidated results of operations for the nine months ended September 30, 1995, compared to the same period in 1994. This discussion should be read in conjunction with the interim condensed consolidated financial statements and notes thereto.

   FINANCIAL CONDITION. First Sterling's consolidated total assets increased $6,707,000, or 4.1%, from December 31, 1994 to September 30, 1995. Total assets were $170,002,000 at September 30, 1995, which is at or near a record high level for First Sterling. Average assets for the nine-month periods ended September 30, 1995 and 1994 were $165,540,000 and $165,439,000, respectively, virtually the same in each period.

   The growth in assets in 1995 was largely due to an increase of $5,259,000, or 4.1%, in total deposits and an increase of $1,651,000, or 10.3%, in securities sold under repurchase agreements. Noninterest-bearing demand deposits at September 30, 1995 were approximately the same as at the beginning of the year. The deposit growth in 1995 occurred primarily in time certificates of deposits, where the Bank realized increased volumes from retail, commercial and governmental customers. The Bank ran special promotions of thirteen- and twenty-month certificates of deposit in 1995, which contributed to growth in this area.

   The total carrying value of securities was $72,914,000 at September 30, 1995, which is only $141,000 more than the carrying value at December 31, 1994. There were no substantial changes in the mix of the securities portfolio at September 30, 1995, as compared to the beginning of the year. The maturity tables in Note 2 to First Sterling's consolidated financial statements indicate that maturities were shortened somewhat by September 30, 1995, compared to the beginning of the year, as a greater portion of the securities are now due within one year.

   In 1995, fair values of securities improved relative to amortized cost. Unrealized losses on securities available-for-sale were $50,000 at September 30, 1995, compared to $1,138,000 at December 31, 1994. Securities held-to-maturity had unrealized gains of $405,000 at September 30, 1995, compared to unrealized losses of $253,000 at the beginning of the year. Improvement in fair values was largely due to lower market interest rates at September 30, 1995, as well as shorter maturities in First Sterling's securities portfolio.

   Most of the growth in assets was in the loan portfolio. As of September 30, 1995, total loans had increased approximately $7.5 million, or 9.6%, since the beginning of the year. Management has more aggressively sought loan growth in 1995. Marketing and business development efforts have helped to increase volume in residential and commercial real estate loans, commercial and agricultural credits, and installment lending. Real estate mortgage loans have increased $1,485,000, or 8.5%, from December 31, 1994. Commercial and agricultural loans also increased significantly, by $3,479,000, or 8.9%. Largely through increased efforts in obtaining indirect loans from automobile dealers, installment loans were up $2,816,000, or 14.7%, from the beginning of the year.

   Shareholders' equity increased $1,585,000 during the nine months ended September 30, 1995. The increase is a result of net income of $1,309,000, unrealized gains on securities available-for-sale, net of deferred tax, of $718,000, and the payment of $442,000 in dividends.

   First Sterling's capital levels at September 30, 1995 remained well above amounts required by banking regulators. The leverage ratio at September 30, 1995 was 10.65%, compared to required levels ranging from 3% to 5%.

   NET INTEREST INCOME. Net interest income, the difference between interest income on earning assets and interest expense on interest-bearing liabilities, decreased $210,000, or 4.2%, for the nine months ended September 30, 1995, compared to the same period in 1994. While interest income increased 9.4%, interest expense increased 30.4%. The Bank is paying significantly more for its deposits and repurchase agreements in 1995 as compared to 1994.

   The growth in interest-bearing liabilities has been in higher cost time certificates of deposit and repurchase agreements. While the Bank did not increase deposit and repurchase agreement rates in 1994 as fast as the prime rate rose, it should be noted that rates at January 1, 1995 were significantly higher than at the beginning of 1994. Thus, the lag time in raising deposit and repurchase agreement rates was mostly gone by 1995.

   Due to competitive pressures, the Bank raised deposit and repurchase agreement rates in 1995. On the asset side, the national prime lending rate was 8.5% as of January 1, 1995, rose as high as 9%, and was at 8.75% at September 30, 1995. Longer term rates were generally lower at September 30, 1995, compared to the beginning of the year.

   The following table indicates changes in earning asset yields and rates on interest-bearing liabilities for the nine months ended September 30, 1995 and 1994.

                                                                   1995        1994
                                                                   ----        ----
   Fully tax equivalent yield on average earning assets             8.04%       7.41%
   Rate on average interest-bearing liabilities                     4.42        3.36
                                                                    ----        ----

   Net interest rate spread                                         3.62%       4.05%
                                                                    ====        ====

   PROVISION FOR LOAN LOSSES. The provision for loan losses was $162,000 for the nine months ended September 30, 1995, compared to $66,000 for the same period in 1994. While nonaccrual loans have declined slightly from December 31, 1994, the higher loan loss provision in 1995 is largely due to loan growth and an increase in loans ninety days past due which are still accruing. The allowance for loan losses was 417% of nonperforming loans at September 30, 1995, compared to 519% at September 30, 1994 and 406% at December 31, 1994. Based upon its analysis, management believes the allowance for loan losses was adequate at September 30, 1995 to cover future possible loan losses.

   NONINTEREST INCOME. Noninterest income was $656,000 for the nine months ended September 30, 1995, compared to $669,000 for the same period in 1994. Securities losses were $1,000 in 1995 and $44,000 in 1994. The 1994 securities losses include a $46,000 loss on the sale of a mutual fund investment.

   Service charges on deposits decreased $47,000, or 16.3%, in 1995. Customers continued to use higher balances to avoid or reduce service charges. In addition, the number of customers subject to frequent overdraft and non-sufficient funds charges has decreased in 1995. Noninterest income in 1994 also includes a $40,000 gain on the sale of student loans.

   NONINTEREST EXPENSE. Total noninterest expense was $3,621,000 as of September 30, 1995, compared to $3,907,000 for the same period in 1994. The primary reasons for this 7.3% decrease are discussed below.

   In the second quarter of 1995, the Bank Insurance Fund ("BIF") reached its designated reserve ratio of 1.25% of insured deposits. As a result, the FDIC reduced risk-based BIF premium rates from a range of $.23 to $.31 to a range of $.04 to $.31 for every $100 of deposits. Since the Bank is subject to the lowest BIF premium rate, the rate reduction resulted in a cost reduction of $86,000, or 38.9%, for the nine months ended September 30, 1995 compared to the same period last year.

   Data processing conversion costs of $266,000 were incurred and expensed in the nine months ended September 30, 1994. Without these nonrecurring charges, data processing expense would have been $241,000 in 1994 as compared to $206,000 in the same period of 1995.

   Noninterest expenses classified as "other expenses" on the consolidated statements of income were $1,000,000 for the nine months ended September 30, 1995 compared to $786,000 for the prior year period. Reasons for the 27% increase include a $66,000 write off of repossessed collateral in 1995. Professional fees were $55,000 higher in 1995, as First Sterling engaged firms to: help with strategic and capital planning at the holding company level; consult with First Sterling regarding a proposed merger transaction; prepare a marketing study; and perform certain procedures which were previously done by the Bank's internal auditor. Several other expense categories increased somewhat during 1995, including marketing, supplies and postage, which in part reflect greater business development efforts.

   Salaries and benefits, occupancy and furniture and equipment expenses were slightly less as of September 30, 1995 as compared to the prior year period.

   Amortization expense related to intangible assets decreased $66,000 for the nine months ended September 30, 1995. The excess purchase price resulting from First Sterling's acquisition of First National Bank of Sterling was fully amortized by March 31, 1995. Amortization of the core deposit intangible asset was less in 1995 than in 1994 because First Sterling is using an accelerated method to amortize this asset over ten years.

   NET INCOME. Income before income taxes decreased by $33,000 in the 1995 period compared to 1994. However, income tax expense decreased $55,000 in 1995, primarily due to less pre-tax income, increased tax exempt interest income and less nondeductible amortization expense.

   As a result of the items discussed above, net income increased $22,000, or 1.7%, to $1,309,000 for the nine months ended September 30, 1995. The return on average assets increased slightly in 1995 to 1.05% as compared to 1.04% in the prior year period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth as of the Record Date the number of shares of First Sterling Common Stock beneficially owned and the percentage of ownership of outstanding shares of First Sterling Common Stock by (a) each director and executive officer of First Sterling, (b) each person who is known by First Sterling to own beneficially 5% or more of such stock and (c) all directors and executive officers of First Sterling as a group:

                                                  BENEFICIALLY  PERCENT OF
   NAME OF BENEFICIAL OWNER<F1>                      OWNED        CLASS
   ----------------------------                   ------------  ----------
   John P. Goedert <F2>                            1,002,358       27.20%

   William J. Hank <F3>                              944,472       25.63
   President

   John J. Grams <F4>                                943,472       25.60

   C.D. Oberwortmann <F5>                            361,848        9.82

   Shirley Oberwortmann <F6>                         357,090        9.69

   Elaine Mueller                                    238,060        6.46

   William Sticklen                                  238,060        6.46

   Jacqueline R. Hickey                              217,772        5.91

   Carl J. Spaeth                                    194,019        5.26
   Director

   Carl A. Kautz <F7>                                168,973        4.58
   Vice President and Director

   David Grohne                                      117,772        3.20
   Director

   Joseph D. Henderson                               104,945        2.85
   Executive Vice President
   and Director

   Joseph J. Turk                                     58,886        1.59
   Director

   Andrew B. Barber                                   52,998        1.44
   Director

   David L. Kingland                                  16,901        <F*>
   Director

   Roger A. Aschbrenner                                  435        <F*>
   Chief Financial Officer of
   the Bank

   Directors and Executive                         1,659,401       45.03
   Officers as a group
   (9 persons) <F3> <F7>

------------------------------------

<F*> Less than 1%


                                    - 71 -

  <F1> The business address for each of these individuals is 305 4th Avenue,
       Sterling, Illinois 61081.

  <F2> Includes 943,472 shares subject to the First Sterling Bancorp, Inc.
       1986 Voting Trust (the "Trust") for which Mr. Goedert shares voting power as a trustee. Mr. Goedert disclaims beneficial ownership of all such shares, except for 3,495 shares subject thereto which are owned directly by him.

  <F3> Includes 943,472 shares subject to the Trust for which Mr. Hank shares voting power as a trustee. Mr. Hank disclaims beneficial ownership of all such shares except for 2,939 shares subject thereto which are owned directly by him.

  <F4> Includes 943,472 shares subject to the Trust for which Mr. Grams shares voting power as a trustee. Mr. Grams disclaims beneficial ownership of such shares, except for 23,950 shares subject thereto which are owned directly by him.

  <F5> Includes 119,030 shares held by Shirley Oberwortmann, Mr.
       Oberwortmann's wife. Also includes 4,758 shares held by Mr. Oberwortmann as custodian for Douglas Oberwortmann. Mr. Oberwortmann disclaims beneficial ownership of such shares.

  <F6> Includes 238,060 shares held by C.D. Oberwortmann, Mrs. Oberwortmann's husband. Mrs. Oberwortmann disclaims beneficial ownership of such shares.

  <F7> Represents shares of First Sterling Common Stock owned by a living trust for which Mr. Kautz is the trustee and beneficiary. Also, includes 75,000 shares held by Beverly A. Kautz, Mr. Kautz's wife, as trustee under a living trust for which Mrs. Kautz is the trustee and beneficiary. Mr. Kautz disclaims beneficial ownership of the shares held by his wife.

   For purposes of the above table, a person is deemed to be a beneficial owner of shares of First Sterling Common Stock if the person has or shares the power to vote or to dispose of such shares. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to shares shown in the table as beneficially owned by such person.

                     INFORMATION REGARDING MBI STOCK
                     -------------------------------

DESCRIPTION OF MBI COMMON STOCK AND ATTACHED PREFERRED SHARE PURCHASE RIGHTS

  GENERAL. MBI has authorized 5,000,000 shares of MBI Preferred Stock, no par value, and 100,000,000 shares of MBI Common Stock, $5.00 par value. At September 30, 1995, MBI had 14,806 shares of MBI Preferred Stock issued and outstanding and 55,333,878 shares of MBI Common Stock outstanding. Under Missouri law, MBI's Board of Directors may generally approve the issuance of authorized shares of Preferred Stock and Common Stock without shareholder approval.

   MBI's Board of Directors is also authorized to fix the number of shares and determine the designation of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of MBI Preferred Stock. Except for the designation and reservation of Series A Junior Participating Preferred Stock pursuant to MBI's Preferred Share Purchase Rights Plan described below, and, in connection with the acquisition of TCB on May 1, 1995, the designation and issuance of (i) 5,306 shares of Series B-1 Preferred Stock and (ii) 9,500 shares of Series B-2 Preferred Stock, MBI's Board of Directors has not acted to designate or issue any shares of MBI Preferred Stock.

   The existence of a substantial number of unissued and unreserved shares of MBI Common Stock and undesignated shares of MBI Preferred Stock may enable the Board of Directors to issue shares to such persons and in such manner as may be deemed to have an anti-takeover effect.

   The following summary of the terms of MBI's capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of MBI's Restated Articles of Incorporation and By-Laws and Missouri law.

  DIVIDENDS. The holders of MBI Common Stock are entitled to share ratably in dividends when, as and if declared by the Board of Directors from funds legally available therefor, after full cumulative dividends have been paid or declared, and funds sufficient for the payment thereof set apart, on all series of MBI Preferred Stock ranking superior as to dividends to MBI Common Stock.

   The Board of Directors of MBI intends to maintain its present policy of paying quarterly cash dividends on MBI Common Stock, when justified by the financial condition of MBI and its subsidiaries. The declaration and amount of future dividends will depend on circumstances existing at the time, including MBI's earnings, financial condition and capital requirements as well as regulatory limitations, note and indenture provisions and such other factors as the Board of Directors may deem relevant. Because MBI is a holding company, its ability to pay dividends is dependent upon receipt of dividends and/or management fees from its subsidiary banks. The payment of dividends to MBI by subsidiary banks is subject to extensive regulation by various state and federal regulatory agencies. See "SUPERVISION AND REGULATION."

  VOTING RIGHTS. Each holder of MBI Common Stock has one vote for each share held on matters presented for consideration by the shareholders, except that, in the election of directors, each shareholder has cumulative voting rights which entitle such shareholder to the number of votes which equals the number of shares held by the shareholder multiplied by the number of directors to be elected. All such votes may be cast for one candidate for election as a director or may be distributed among two or more candidates.

  PREEMPTIVE RIGHTS. The holders of MBI Common Stock have no preemptive right to acquire any additional unissued shares or treasury shares of MBI.

  LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding up of MBI, whether voluntary or involuntary, the holders of MBI Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding MBI Preferred Stock.

  ASSESSMENT AND REDEMPTION. Shares of MBI Common Stock are and will be, when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

  PREFERRED SHARE PURCHASE RIGHTS PLAN. One preferred share purchase right (a "Right") is attached to each share of MBI Common Stock. The Rights trade automatically with shares of MBI Common Stock, and become exercisable and will trade separately from the MBI Common Stock on the tenth day after public announcement that a person or group has acquired, or has the right to acquire, beneficial ownership of 20% or more of the outstanding shares of MBI Common Stock, or upon commencement or announcement of intent to make a tender offer for 20% or more of the outstanding shares of MBI Common Stock, in either case without prior written consent of the Board. When exercisable, each Right will entitle the holder to buy 1/100 of a share of MBI Series A Junior Participating Preferred Stock at an exercise price of $100 per Right. In the event a person or group acquires beneficial ownership of 20% or more of MBI Common Stock, holders of Rights (other than the acquiring person or group) may purchase MBI Common Stock having a market value of twice the then current exercise price of each Right. If MBI is acquired by any person or group after the Rights become exercisable, each Right will entitle its holder to purchase stock of the acquiring company having a market value of twice the current exercise price of each Right. The Rights are designed to protect the interests of MBI and its shareholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with MBI's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all shareholders the terms of any proposed takeover. The Rights may deter certain takeover proposals. The Rights, which can be redeemed by MBI's Board of Directors in certain circumstances, expire by their terms on June 3, 1998.

  CLASSIFICATION OF BOARD OF DIRECTORS. The Board of Directors of MBI is divided into three classes, and the directors are elected by classes to three-year terms, so that one of the three classes of the directors of MBI will be elected at each annual meeting of the shareholders. While this provision promotes stability and continuity of the Board of Directors, classification of the Board of Directors may also have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of shareholders by a person who obtains a controlling interest in the MBI Common Stock and thereby could impede a change in control of MBI. Because fewer directors will be elected at each annual meeting, such classification also will reduce the effectiveness of cumulative voting as a means of establishing or increasing minority representation on the Board of Directors.

  OTHER MATTERS. MBI's Restated Articles of Incorporation and By-Laws also contain provisions which: (i) require the affirmative vote of holders of at least 75% of the voting power of all of the shares of outstanding capital stock of MBI entitled to vote in the election of directors to remove a director or directors without cause; (ii) require the affirmative vote of the holders of at least 75% of the voting power of all shares of the outstanding capital stock of MBI to approve certain "business combinations" with "interested parties" unless at least two-thirds of the Board of Directors first approves such business combinations; and (iii) require an affirmative vote of at least 75% of the voting power of all shares of the outstanding capital stock of MBI for the amendment, alteration, change or repeal of any of the above provisions unless at least two-thirds of the Board of Directors first approves such an amendment, alteration, change or repeal. Such provisions may be deemed to have an anti-takeover effect.

RESTRICTIONS ON RESALE OF MBI STOCK BY AFFILIATES

   Under Rule 145 of the Securities Act of 1933 (the "Securities Act"), certain persons who receive MBI Common Stock pursuant to the Merger and who are deemed to be "affiliates" of First Sterling will be limited in their right to resell the stock so received. The term "affiliate" is defined to include any person who, directly or indirectly, controls, or is controlled by, or is under common control with First Sterling at the time the Merger is submitted to a vote of the shareholders of First Sterling. Each affiliate of First Sterling (generally any director or executive officer or shareholder of First Sterling who beneficially owns a substantial number of outstanding shares of First Sterling Common Stock) who desires to resell the MBI Common Stock received in the Merger must sell such stock either pursuant to an effective registration statement or in accordance with an applicable exemption, such as the applicable provisions of Rule 145(d) under the Securities Act.

   Rule 145(d) provides that persons deemed to be affiliates may resell their stock received in the Merger pursuant to certain of the requirements of Rule 144 under the Securities Act if such stock is sold within the first two years after the receipt thereof. After two years if such person is not an affiliate of MBI and if MBI is current with respect to its required public filings, a former affiliate of First Sterling may resell the stock received in the Merger without limitation. After three years from the issuance of the stock, if such person is not an affiliate of MBI at the time of sale and for at least three months prior to such sale, such person may resell such stock, without limitation, regardless of the status of MBI's required public filings. The shares of MBI Common Stock to be received by affiliates of First Sterling in the Merger will be legended as to the restrictions imposed upon resale of such stock.

   First Sterling has agreed to provide MBI with a list of those persons who may be deemed to be affiliates at the time of the Special Meeting. First Sterling has agreed to use all reasonable efforts to cause each such person to deliver to MBI prior to the Effective Time a written agreement to the effect that no sale will be made of any shares of MBI Common Stock received in the Merger by an affiliate of MBI except in accordance with the Securities Act and until such time as MBI shall first publish the financial results of at least 30 days of post-merger combined operations of First Sterling and MBI. The certificates of MBI Common Stock issued to affiliates of First Sterling in the Merger may contain an appropriate restrictive legend, and appropriate stop transfer orders may be given to the transfer agent for such certificates.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF MBI AND FIRST STERLING

   MBI is incorporated under the laws of the State of Missouri, while First Sterling is incorporated under the laws of the State of Illinois. The rights of the shareholders of MBI are governed by MBI's Restated Articles of Incorporation and By-Laws and the Missouri Act. The rights of First Sterling shareholders are governed by First Sterling's Articles of Incorporation and By-Laws and by the Illinois Business Corporation Act of 1983, as amended (the "Illinois Act"). The rights of First Sterling shareholders who receive shares of MBI Common Stock in the Merger will thereafter be governed by MBI's Restated Articles of Incorporation and By-Laws and by the Missouri Act. The material rights of such shareholders, and, where applicable, the differences between the rights of MBI shareholders and First Sterling shareholders, are summarized below.

  PREFERRED SHARE PURCHASE RIGHTS PLAN. As described above under "- Preferred Share Purchase Rights Plan," MBI Common Stock has attached Rights, which may deter certain takeover proposals. First Sterling does not have a rights plan.

  SUPERMAJORITY PROVISIONS. MBI's Restated Articles of Incorporation and MBI's By-Laws contain provisions requiring a supermajority vote of the shareholders of MBI to approve certain proposals. Under both MBI's Restated Articles and By-Laws, removal by the shareholders of the entire Board of Directors or any individual director from office without cause requires the affirmative vote of not less than 75% of the total votes entitled to be voted at a meeting of shareholders called for the election of directors. Amendment by the shareholders of MBI's Restated Articles or By-Laws relating to (i) the number or qualification of directors; (ii) the classification of the Board of Directors; (iii) the filling of vacancies on the Board of Directors; or (iv) the removal of directors, requires the affirmative vote of not less than 75% of the total votes of MBI's then outstanding shares of capital stock entitled to vote, voting together as a single class, unless such amendment has previously been expressly approved by at least two-thirds of the Board of Directors. The Restated Articles of MBI additionally provide that, in addition to any shareholder vote required under the Missouri Act, the affirmative vote of the holders of not less than 75% of the total votes to which all of the then outstanding shares of capital stock of MBI are entitled, voting together as a single class (the "Voting Stock"), shall be required for the approval of any Business Combination. A "Business Combination" is defined generally to include sales, exchanges, leases, transfers or other dispositions of assets, mergers or consolidations, issuances of securities, liquidations or dissolutions of MBI, reclassifications of securities or recapitalizations of MBI, involving MBI on the one hand, and an Interested Shareholder or an affiliate of an Interested Shareholder on the other hand. An "Interested Shareholder" is defined generally to include any person, firm, corporation or other entity which is the beneficial owner of 5% or more of the voting power of the outstanding Voting Stock. If, however, at least two-thirds of the Board of Directors of MBI approve the Business Combination, such Business Combination shall require only the vote of shareholders as provided by Missouri law or otherwise. The amendment of the provisions of MBI's Restated Articles relating to the approval of Business Combinations requires the affirmative vote of the holders of at least 75% of the Voting Stock unless such amendment has previously been approved by at least two-thirds of the Board of Directors.

   To the extent that a potential acquiror's strategy depends on the passage of proposals which require a supermajority vote of MBI's shareholders, such provisions requiring a supermajority vote may have the effect of discouraging takeover attempts that do not have Board approval by making passage of such proposals more difficult. Neither First Sterling's Articles of Incorporation nor First Sterling's By-Laws require a supermajority vote of shareholders with respect to any item.

  VOTING FOR DIRECTORS. MBI's By-Laws provide for cumulative voting in the election of directors. Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all such votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Neither First Sterling's Articles of Incorporation or By-Laws provide for cumulative voting.

  CLASSIFIED BOARD. As described under "- Classification of Board of Directors," the Board of Directors of MBI is divided into three classes of directors, with each class being elected to a staggered three-year term. By reducing the number of directors to be elected in any given year, the existence of a classified Board diminishes the benefits of the cumulative voting rights to minority shareholders. First Sterling does not have a classified Board of Directors.

  ANTI-TAKEOVER STATUTES. The Missouri Act contains certain provisions applicable to Missouri corporations such as MBI which may be deemed to have an anti-takeover effect. Such provisions include Missouri's business combination statute and the control share acquisition statute.

   The Missouri business combination statute protects domestic corporations after hostile takeovers by prohibiting certain transactions once an acquiror has gained control. The statute restricts certain "Business Combinations" between a corporation and an "Interested Shareholder" or affiliates of the Interested Shareholder for a period of five years unless certain conditions are met. A "Business Combination" includes a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and certain reclassifications and recapitalizations. An "Interested Shareholder" includes any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the corporation.

   During the initial five-year restricted period, no Business Combination may occur unless such Business Combination or the transaction in which an Interested Shareholder becomes "interested" (the "Acquisition Transaction") was approved by the board of directors of the corporation on or before the date of the Acquisition Transaction. Business Combinations may occur after the five-year period following the Acquisition Transaction only if: (i) prior to the stock acquisition by the Interested Shareholder, the board of directors approves the transaction in which the Interested Shareholder became an Interested Shareholder or approves the Business Combination in question;
(ii) the holders of a majority of the outstanding voting stock, other than stock owned by the Interested Shareholder, approve the Business Combination; or (iii) the Business Combination satisfies certain detailed fairness and procedural requirements.

   The Missouri Act exempts from its provisions: (i) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (ii) corporations which adopt provisions in their articles of incorporation or bylaws expressly electing not to be covered by the statute; and (iii) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder. MBI's Restated Articles of Incorporation and By-Laws do not contain an election to "opt out" of the Missouri business combination statute.

   The Missouri Act also contains a "Control Share Acquisition Statute" which provides that an "Acquiring Person" who after any acquisition of shares of a publicly traded corporation has the voting power, when added to all shares of the same corporation previously owned or controlled by the Acquiring Person, to exercise or direct the exercise of: (i) 20% but less than 33 1/3%, (ii) 33 1/3% or more but less than a majority or (iii) a majority, of the voting power of outstanding stock of such corporation, must obtain shareholder approval for the purchase of the "Control Shares." If approval is not given, the Acquiring Person's shares lose the right to vote. The statute prohibits an Acquiring Person from voting its shares unless certain disclosure requirements are met and the retention or restoration of voting rights is approved by both: (i) a majority of the outstanding voting stock, and (ii) a majority of the outstanding voting stock after exclusion of "Interested Shares." Interested Shares are defined as shares owned by the Acquiring Person, by directors who are also employees, and by officers of the corporation. Shareholders are given dissenters' rights with respect to the vote on Control Share Acquisitions and may demand payment of the fair value of their shares.

   A number of acquisitions of shares are deemed not to constitute Control Share Acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance by the corporation, mergers involving the corporation which satisfy the other requirements of the Missouri Act, transactions with a person who owned a majority of the voting power of the corporation within the prior year, or purchases from a person who has previously satisfied the provisions of the Control Share

Acquisition Statute so long as the transaction does not result in the purchasing party having voting power after the purchase in a percentage range (such ranges are as set forth in the immediately preceding paragraph) beyond the range for which the selling party previously satisfied the provisions of the statute. Additionally, a corporation may exempt itself from application of the statute by inserting a provision in its articles of incorporation or bylaws expressly electing not to be covered by the statute. MBI's Restated Articles of Incorporation and By-Laws do not contain an election to "opt out" of the Control Share Acquisition Statute.

   Illinois has a business combination statute similar to Missouri's which generally prohibits a domestic corporation from engaging in mergers or other business combinations with certain "interested shareholders" for a period of three years from the time that the person becomes an "interested shareholder". The three year moratorium can be avoided if (i) the business combination or transaction in which the shareholder became an interested shareholder is approved by the Board of Directors prior to the date on which the interested stockholder acquires the requisite percentage of stock, (ii) as a result of the transaction pursuant to which the shareholder became an "interested shareholder," the interested shareholder owned 85% or more of the voting shares of the corporation, excluding for purposes of determining the number of shares outstanding those shares owned by (A) persons who are directors and also officers, and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(iii) subsequent to becoming an interested shareholder the transaction is approved by the Board of Directors and authorized (but not by written consent) by 66 2/3% or more of the corporation's shareholders (other than the interested shareholder).

  DISSENTERS' RIGHTS.  Under both Section 351.455 of the Missouri Act and
Article 5, Section 11.65 of the Illinois Statute, a shareholder of any corporation which is a party to a merger or consolidation, or which sells all or substantially all of its assets, has the right to dissent from such corporate action and to demand payment of the value of such shares. The provisions of the Illinois Statute are applicable to the shareholders of First Sterling.

  SHAREHOLDERS' RIGHT TO INSPECT. Under Section 351.215 of the Missouri Act, any shareholder of MBI may inspect the corporation's books and records for any reasonable and proper purpose. Such inspection may be made at any reasonable time or times. Shareholders of First Sterling have similar rights under Article 5, Section 7.75 of the Illinois Act.

   Size of Board of Directors. As permitted under the Missouri Act, the number of directors on the Board of Directors of MBI is set forth in MBI's By-Laws, which provide that the number of directors may be fixed from time to time at not less than 12 nor more than 24 by an amendment of the By-Laws or by a resolution of the Board of Directors, in either case, adopted by the vote or consent of at least two-thirds of the number of directors then authorized under the By-Laws. MBI's Board of Directors currently has seventeen members. First Sterling's Board of Directors currently has eight members. The supermajority vote required for the amendment of MBI's By-Laws regarding a change in the number of directors may have the effect of making it more difficult to force an immediate change in the composition of a majority of the Board of Directors and may be deemed to have an anti-takeover effect.

                       SUPERVISION AND REGULATION
                       --------------------------

GENERAL

   As a bank holding company, MBI is subject to regulation under the BHCA and its examination and reporting requirements. Under the BHCA, a bank holding company may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank or savings and loan association, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

   As a savings and loan holding company, MBI is also subject to regulatory oversight by the OTS. As such, MBI is required to register and file reports with the OTS and is subject to regulation by the OTS. In addition, the OTS has enforcement authority over MBI which permits the OTS to restrict or prohibit activities that are determined to be a serious risk to its subsidiary savings association.

   MBI and its subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The earnings of MBI's subsidiaries, and therefore the earnings of MBI, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the OTS, the FDIC, the Comptroller of the Currency (the "Comptroller"), and state banking regulators. In addition, there are numerous governmental requirements and regulations that affect the activities of MBI and its subsidiaries.

CERTAIN TRANSACTIONS WITH AFFILIATES

   There are various legal restrictions on the extent to which a bank holding company and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be on non-preferential terms and secured by designated amounts of specified collateral and be limited, as to any one of the holding company or such nonbank subsidiaries, to 10% of the lending bank's capital stock and surplus, and as to the holding company and all such nonbank subsidiaries in the aggregate, to 20% of such capital stock and surplus.

PAYMENT OF DIVIDENDS

   MBI is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of MBI's revenues is dividends from its national and state banking subsidiaries. Various federal and state statutory provisions limit the amount of dividends the affiliate banks can pay to MBI without regulatory approval. The approval of the appropriate bank regulator is required for any dividend by a national bank or state member bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank or a state member bank may not pay a dividend in an amount greater than its net profits then on hand. The payment of dividends by any affiliate bank may also be affected by other factors, such as the maintenance of adequate capital for such affiliate bank.

CAPITAL ADEQUACY

   The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. The banking regulators have issued standards for banks that are similar to, but not identical with, the standards for bank holding companies.

   In general, the risk-related standards require banks and bank holding companies to maintain capital based on "risk adjusted" assets so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, banks and bank holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments.

   The standards classify total capital for this risk-based measure into two tiers referred to as Tier 1 and Tier 2. Tier 1 capital consists of common shareholders' equity, certain non-cumulative and cumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries; Tier 2 capital consists of the allowance for loan and lease losses (within certain limits), perpetual preferred stock not included in Tier 1, hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock. Bank holding companies are required to meet a minimum ratio of 8% of qualifying total capital to risk-adjusted assets, and a minimum ratio of 4% of qualifying Tier 1 capital to risk-adjusted assets. Capital that qualifies as Tier 2 capital is limited in amount to 100% of Tier 1 capital in testing compliance with the total risk-based capital minimum standards.

   In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 capital to adjusted average total assets (the "leverage ratio") of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. Other bank holding companies generally are required to maintain a leverage ratio of at least 3% plus 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it may consider other indicia of capital strength in evaluating proposals for expansion or new activities.

   The federal bank regulatory agencies have issued various proposals to amend the risk- based capital guidelines for banks and bank holding companies. Under one proposal, banks would be required to give explicit consideration to interest rate risk as an element of capital adequacy by maintaining capital to compensate for such risk in an amount measured by the bank's exposure to interest rate risk in excess of a regulatory threshold. Another proposal would revise the treatment given to (i) low-level recourse arrangements to reduce the amount of capital required and (ii) certain direct credit substitutes provided by banking organizations to require that capital be maintained against the value of the assets enhanced or the loans protected. A proposal recently issued by the Federal Reserve Board and expected to be joined in by the other bank regulatory agencies increases the amount of capital required to be carried against certain long-term derivative contracts; in addition, the proposal recognizes the effect of certain bilateral netting arrangements in reducing potential future exposure under these contracts. MBI believes that these changes will not, if adopted, have a material effect on its compliance with capital adequacy requirements.

FDIC INSURANCE ASSESSMENTS

   The subsidiary banks of MBI are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule. Under this schedule, the annual premiums initially ranged from $.23 to $.31 for every $100 of deposits. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized--and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. See "- FIRREA and FDICIA."

   The legislation adopted in August 1989 to provide for the resolution of insolvent savings associations also required the FDIC to establish separate deposit insurance funds -- the Bank Insurance Fund ("BIF") for banks and the Savings Association Insurance Fund ("SAIF") for savings associations. The law also requires the FDIC to set deposit insurance assessments at such levels as will cause BIF and SAIF to reach their "designated reserve ratios" of 1.25 percent of the deposits insured by them within a reasonable period of time. Due to low costs of resolving bank insolvencies in the last few years, BIF reached its designated reserve ratio in May, 1995. As a result, FDIC recently lowered deposit insurance assessment rates on banks by revising the range to $.04 to $.31 for every $100 of deposits. However, the balance in SAIF is not expected to reach the designated reserve ratio until about the year 2002, as the law provides that a significant portion of the costs of resolving past insolvencies of savings associations must be paid from this source.

   MBI, which has acquired substantial amounts of SAIF-insured deposits during the years from 1989 to the present, is required to pay deposit insurance premiums on these SAIF-insured deposits. Currently, SAIF-member institutions pay deposit insurance premiums based on a schedule of from $0.23 to $0.31 per $100 of deposits. Bills have recently been proposed by the U.S. Congress to recapitalize the SAIF through a one-time special assessment of approximately 85 basis points on the amount of deposits held by the institution. If such special assessment occurs, it is expected that the deposit premiums paid by the SAIF-member institutions would be reduced to approximately $0.04 for every $100 of deposits and would have the effect of immediately reducing the capital of SAIF-member institutions by the amount of the fee (provided SAIF-member institutions are not permitted to amortize the expense of the one-time fee over a period of years). MBI cannot predict whether the special assessment proposal will be enacted, or, if enacted, the amount of any one-time fee or whether ongoing SAIF premiums will be reduced to a level equal to that of BIF premiums. If the one-time assessment is not enacted, it is presently expected that the SAIF will not be recapitalized until 2002 and the disparity between SAIF and BIF deposit premiums will continue. MBI does not expect that either such additional deposit insurance costs or the proposed one-time assessment will have a significant, adverse effect on its earnings.

PROPOSALS TO OVERHAUL THE SAVINGS ASSOCIATION INDUSTRY

   Proposals recently have been introduced in the U.S. Congress that, if adopted, would overhaul the savings association industry. The most significant of these proposals would recapitalize the SAIF through a one-time special assessment (See "- FDIC Insurance Assessment"), spread the FICO Bond obligation across the BIF and SAIF, merge the Comptroller and the OTS, abolish the federal savings association charter, require federal thrifts to convert to commercial banks and merge the SAIF and the BIF. MBI cannot predict whether these or any other legislative proposals will be enacted, or, if enacted, the final form of the law.

SUPPORT OF SUBSIDIARY BANKS

   Under Federal Reserve Board policy, MBI is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of the subsidiaries in circumstances where it might not choose to do so absent such a policy. This support may be required at times when MBI may not find itself able to provide it. In addition, any capital loans by MBI to any of its subsidiaries would also be subordinate in right of payment to deposits and certain other indebtedness of such subsidiary.

   Consistent with this policy regarding bank holding companies serving as a source of financial strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition.

FIRREA AND FDICIA

   The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") contains a cross-guarantee provision which could result in insured depository institutions owned by MBI being assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other insured depository institution owned by MBI. Under FIRREA, failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC.

   The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") made extensive changes to the federal banking laws. FDICIA instituted certain changes to the supervisory process, including provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits. FDICIA contains various other provisions that may affect the operations of banks and savings institutions.

   The prompt corrective action provision of FDICIA requires the federal banking regulators to assign each insured institution to one of five capital categories ("well capitalized," "adequately capitalized" or one of three "undercapitalized" categories) and to take progressively more restrictive actions based on the capital categorization, as specified below. Under FDICIA, capital requirements would include a leverage limit, a risk-based capital requirement and any other measure of capital deemed appropriate by the federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any relevant capital measure. An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized institution") may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. The capital restoration plan must include a guarantee by the institution's holding company (under which the holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan) that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters.

   The FDIC and the Federal Reserve Board adopted capital-related regulations under FDICIA. Under those regulations, a bank will be well capitalized if it: (i) had a risk-based capital ratio of 10% or greater; (ii) had a ratio of Tier 1 capital to risk-adjusted assets of 6% or greater; (iii) had a ratio of Tier 1 capital to adjusted total assets of 5% or greater; and (iv) was not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. A bank will be adequately capitalized if it was not "well capitalized" and: (i) had a risk-based capital ratio of 8% or greater;
(ii) had a ratio of Tier 1 capital to risk-adjusted assets of 4% or greater; and (iii) had a ratio of Tier 1 capital to adjusted total assets of 4% or greater (except that certain associations rated "Composite 1" under the federal banking agencies' CAMEL rating system may be adequately capitalized if their ratios of core capital to adjusted total assets were 3% or greater).

   FDICIA also makes extensive changes in existing rules regarding audits, examinations and accounting. It generally requires annual on-site, full scope examinations by each bank's primary federal regulator. It also imposes new responsibilities on management, the independent audit committee and outside accountants to develop or approve reports regarding the effectiveness of internal controls, legal compliance and off-balance sheet liabilities and assets.

DEPOSITOR PREFERENCE STATUTE

   Legislation enacted in August 1993 provides a preference for deposits and certain claims for administrative expenses and employee compensation against an insured depository institution, such as First Sterling's and MBI's insured bank subsidiaries, in the liquidation or other resolution of such an institution by any receiver. Such obligations would be afforded priority over other general unsecured claims against such an institution, including federal funds and letters of credit, as well as any obligation to shareholders of such an institution in their capacity as such.

THE INTERSTATE BANKING AND COMMUNITY DEVELOPMENT LEGISLATION

   In September 1994, legislation was enacted that may have a significant effect in restructuring the banking industry in the United States. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 facilitates the interstate expansion and consolidation of banking organizations by permitting (i) bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or to "opt out" of this authority before that date, (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the regulators in the United States, branches outside their home states to the same extent that national or state banks located in the home state would be authorized to do so, and (v) banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same state or a different state. One effect of this legislation is to permit MBI to acquire banks located in any state and to permit bank holding companies located in any state to acquire banks and bank holding companies in Missouri. Overall, this legislation is likely to have the effects of increasing competition and promoting geographic diversification in the banking industry.

   The Riegle Community Development and Regulatory Improvement Act of 1994, also enacted in September 1994, is intended to (i) increase the flow of loans to businesses in distressed communities by providing incentives to lenders to provide credit within those communities, (ii) remove impediments to the securitization of small business loans, (iii) provide for a reduction in paperwork and to streamline bank regulation through, for example, the coordination of examinations in a bank holding company context, a reduction in the number of currency transaction reports required and improvements to the National Flood Insurance Program that include enabling lenders to force place flood insurance and (iv) increase the level of consumer protection provided to customers in banking transactions. MBI believes that these provisions of the new law will not have a material effect on its operation.

                  RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
                  -----------------------------------------

   KPMG Peat Marwick LLP served as MBI's independent accountants for the year ended December 31, 1994 and continues to serve in such capacity. Services provided in connection with the audit function included examination of the annual consolidated financial statements, review and consultation regarding filings with the Securities and Exchange Commission and other regulatory authorities and consultation on financial accounting and reporting matters.

   Crowe, Chizek and Company served as First Sterling's independent accountants for the year ended December 31, 1994 and continues to serve in such capacity. Services provided in connection with the audit function included examination of the annual consolidated financial statements and consultation on financial accounting and reporting matters.

                             LEGAL MATTERS
                             -------------

   Certain legal matters will be passed upon for MBI by Thompson & Mitchell, St. Louis, Missouri and for First Sterling by Ward, Murray, Pace & Johnson, P.C., Sterling, Illinois. Ole Bly Pace, III, a member of Ward, Murray,
Pace & Johnson, P.C., beneficially owns 2,544 shares of First Sterling Common Stock.

                                EXPERTS
                                -------

   The consolidated financial statements of Mercantile Bancorporation Inc. as of December 31, 1994, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1994 incorporated by reference in MBI's Annual Report on Form 10-K, and the supplemental consolidated financial statements of Mercantile Bancorporation Inc. as of December 31, 1994, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1994, contained in MBI's Current Report on Form 8-K dated May 31, 1995, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of First Sterling Bancorp, Inc. as of December 31, 1994 (audited) and for the year then ended have been included herein in reliance upon the report of Crowe, Chizek and Company, independent certified public accountants, whose report is included herein, and upon the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements incorporated in this Proxy Statement/Prospectus from Hawkeye's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              OTHER MATTERS
                              -------------

   The Board of Directors of First Sterling, at the date hereof, is not aware of any business to be presented at the Special Meeting other than that referred to in the Notice of Special Meeting and discussed herein. If any other matter should properly come before the Special Meeting, the persons named as proxies will have discretionary authority to vote the shares represented by proxies in accordance with their discretion and judgment as to the best interests of First Sterling.

                           SHAREHOLDER PROPOSALS
                           ---------------------

   If the Merger is approved, the other conditions to the Merger are satisfied and the Merger is consummated, shareholders of First Sterling will become shareholders of MBI at the Effective Time. MBI shareholders may submit to MBI proposals for formal consideration at the 1996 annual meeting of MBI's shareholders and inclusion in MBI's proxy statement for such meeting. All such proposals must have been received in writing by the Corporate Secretary at Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524 by November 25, 1995.

                       CONSOLIDATED FINANCIAL STATEMENTS

                                     INDEX
                                     -----
                                                               Page
                                                               -----

REPORT OF INDEPENDENT AUDITORS................................. F-1

CONSOLIDATED BALANCE SHEETS AS OF
  SEPTEMBER 30, 1995 (UNAUDITED) AND
  DECEMBER 31, 1994 (AUDITED) AND 1993
  (UNAUDITED).................................................. F-2

CONSOLIDATED STATEMENTS OF INCOME FOR
  THE NINE MONTHS ENDED SEPTEMBER 30, 1995
  AND 1994 (UNAUDITED) AND THE YEARS ENDED
  DECEMBER 31, 1994 (AUDITED), 1993 (UNAUDITED)
  AND 1992 (UNAUDITED)........................................ F-3 to F-4

CONSOLIDATED STATEMENTS OF CHANGES IN
  SHAREHOLDERS' EQUITY FOR THE NINE MONTHS
  ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND
  THE YEARS ENDED DECEMBER 31, 1994 (AUDITED),
  1993 (UNAUDITED) AND 1992 (UNAUDITED)....................... F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR
  THE NINE MONTHS ENDED SEPTEMBER 30, 1995
  (UNAUDITED) AND 1994 (UNAUDITED) AND THE
  YEARS ENDED DECEMBER 31, 1994 (AUDITED),
  1993 (UNAUDITED) AND 1992 (UNAUDITED)....................... F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.................... F-7 to F-25

                 REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
First Sterling Bancorp, Inc.
Sterling, Illinois


We have audited the accompanying consolidated balance sheet of First Sterling Bancorp, Inc. as of December 31, 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Sterling Bancorp, Inc. as of December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for securities during 1994.




                                               /s/ Crowe, Chizek and Company

Oak Brook, Illinois
September 7, 1995

                            FIRST STERLING BANCORP, INC.
                            CONSOLIDATED BALANCE SHEETS
                          September 30, 1995 (unaudited)
                      December 31, 1994 and 1993 (unaudited)
                 (In thousands of dollars, except per share data)
---------------------------------------------------------------------------------------------------

                                                                ----December 31,----
                                                   (Unaudited)      ------------
                                                  September 30,
                                                  -------------            (Unaudited)
                                                       1995        1994       1993
                                                       ----        ----       ----
ASSETS
Cash and due from banks                             $  7,167    $  8,174    $  6,421
Federal funds sold                                         -           -       2,800
Money market fund investment                             827         585         592
                                                    --------    --------    --------
 Total cash and cash equivalents                       7,994       8,759       9,813
Securities available-for-sale                         46,239      46,338           -
Securities held-to-maturity (fair value:
  $27,080, $26,182 and $79,697, respectively)         26,675      26,435      77,823
Mutual fund investment, net of $32 valuation
  allowance in 1993                                        -           -         968
Loans, less allowance for loan losses of $1,380,
  $1,446, and $1,476, respectively                    84,301      76,711      74,065
Premises and equipment, net                            1,698       1,777       1,775
Intangible assets                                        208         278         458
Interest receivable and other assets                   2,887       2,997       2,611
                                                    --------    --------    --------

                                                    $170,002    $163,295    $167,513
                                                    ========    ========    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
 Deposits
   Demand - noninterest-bearing                     $ 20,613    $ 20,312    $ 19,098
   Time, $100,000 and over                            13,529       9,583      11,362
   Other interest-bearing deposits                    98,371      97,359     102,940
                                                    --------    --------    --------
     Total deposits                                  132,513     127,254     133,400
 Securities sold under agreements to repurchase       17,717      16,066      17,052
 Federal funds purchased                                 200       2,100           -
 Interest payable and other liabilities                1,303       1,191         922
                                                    --------    --------    --------
   Total liabilities                                 151,733     146,611     151,374

Commitments and contingencies (Notes 3 and 10)

Shareholders' equity
 Common stock, $1 par value:  5,000,000 shares
   authorized; 3,685,061 shares issued and
   outstanding                                         3,685       3,685       3,685
 Paid-in capital in excess of par                        799         799         799
 Retained earnings                                    13,818      12,951      11,655
 Net unrealized gain (loss) on securities available-
   for-sale, net of deferred tax of $17 and
   $387 in 1995 and 1994, respectively                   (33)       (751)          -
                                                    --------    --------    --------
     Total shareholders' equity                       18,269      16,684      16,139
                                                    --------    --------    --------

                                                    $170,002    $163,295    $167,513
                                                    ========    ========    ========


------------------------------------------------------------------------------------------
             See accompanying notes to consolidated financial statements.


                                  FIRST STERLING BANCORP, INC.
                               CONSOLIDATED STATEMENTS OF INCOME
             Nine months ended September 30, 1995 (unaudited) and 1994 (unaudited)
             Years ended December 31, 1994, 1993 (unaudited) and 1992 (unaudited)
                        (In thousands of dollars, except per share data)
---------------------------------------------------------------------------------------------------


                                          (Unaudited)           ---Years ended December 31,---
                                       Nine months ended           ------------------------
                                      ---September 30,---
                                         -------------                   (Unaudited)  (Unaudited)
                                          1995       1994        1994        1993        1992
                                          ----       ----        ----        ----        ----
Interest income
 Loans (including fee income)         $    5,351  $    4,903  $    6,613  $    6,640  $    7,368
 Bankers acceptances                           -          15          21           -           4
 Balances with banks and
   money market fund investment               32          19          27          22          33
 Federal funds sold                          122          62          73         159         266
 Securities
  Taxable                                  2,823       2,616       3,515       3,576       3,918
  Exempt from federal
   income tax                                741         674         916         822         864
                                      ----------  ----------  ----------  ----------  ----------
                                           9,069       8,289      11,165      11,219      12,453

Interest expense
 Deposits                                  3,570       2,822       3,823       4,052       5,431
 Federal funds purchased and
   repurchase agreements                     677         435         630         486         553
 Note payable                                  -           -           -           -          41
                                      ----------  ----------  ----------  ----------  ----------
                                           4,247       3,257       4,453       4,538       6,025
                                      ----------  ----------  ----------  ----------  ----------

NET INTEREST INCOME                        4,822       5,032       6,712       6,681       6,428

Provision for loan losses                    162          66          66         258         375
                                      ----------  ----------  ----------  ----------  ----------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                4,660       4,966       6,646       6,423       6,053

Noninterest income
 Securities and mutual fund
   investment gains (losses), net             (1)        (44)        (43)         11          22
 Trust department income                     129         124         168         147         129
 Service charges on deposits                 242         289         385         351         462
 Other commissions and fees                  286         300         406         338         347
                                      ----------  ----------  ----------  ----------  ----------
                                             656         669         916         847         960

Noninterest expense
 Salaries and employee benefits            1,735       1,766       2,388       2,654       2,400
 Occupancy expense                           266         268         355         356         362
 FDIC deposit insurance                      135         221         295         294         303
 Data processing, including
   conversion costs of $266 in 1994          206         507         578         320         344
 Furniture and equipment expense             209         223         297         339         275
 Amortization of intangible assets            70         136         180         212         218
 Environmental expense                         -           -           -         356           -
 Other expenses                            1,000         786       1,023       1,096       1,103
                                      ----------  ----------  ----------  ----------  ----------
                                           3,621       3,907       5,116       5,627       5,005
                                      ----------  ----------  ----------  ----------  ----------


----------------------------------------------------------------------------------------------------
                                             (Continued)


                                    F - 3

                                  FIRST STERLING BANCORP, INC.
                               CONSOLIDATED STATEMENTS OF INCOME
             Nine months ended September 30, 1995 (unaudited) and 1994 (unaudited)
             Years ended December 31, 1994, 1993 (unaudited) and 1992 (unaudited)
                        (In thousands of dollars, except per share data)
---------------------------------------------------------------------------------------------------


                                             (Unaudited)        ---Years ended December 31,---
                                          Nine months ended        ------------------------
                                         ---September 30,---
                                            -------------                (Unaudited)  (Unaudited)
                                         1995        1994        1994        1993       1992
                                         ----        ----        ----        ----       ----

INCOME BEFORE INCOME TAXES
  AND CUMULATIVE EFFECT OF A
  CHANGE IN ACCOUNTING METHOD         $    1,695  $    1,728  $    2,446  $    1,643  $    2,008

Provision for income taxes                   386         441         592         366         457
                                      ----------  ----------  ----------  ----------  ----------

Income before cumulative effect of
  a change in accounting method            1,309       1,287       1,854       1,277       1,551

Cumulative effect of a change in
  accounting for income taxes                  -           -           -         202           -
                                      ----------  ----------  ----------  ----------  ----------

NET INCOME                            $    1,309  $    1,287  $    1,854  $    1,479  $    1,551
                                      ==========  ==========  ==========  ==========  ==========

Earnings per share
 Income before cumulative effect
   of a change in accounting
   method                             $      .36  $      .35  $      .50  $      .35  $      .42
 Cumulative effect of accounting
   change                                      -           -           -         .05           -
                                      ----------  ----------  ----------  ----------  ----------

    Net income                        $      .36  $      .35  $      .50  $      .40  $      .42
                                      ==========  ==========  ==========  ==========  ==========

Weighted average shares
  outstanding                          3,685,061   3,685,061   3,685,061   3,685,061   3,686,320
                                      ==========  ==========  ==========  ==========  ==========


-------------------------------------------------------------------------------------------------
                See accompanying notes to consolidated financial statements.



                                                    FIRST STERLING BANCORP, INC.
                                     CONSOLIDATED STATEMENTS OF CHANGE IN SHAREHOLDERS' EQUITY
                                          Nine months ended September 30, 1995 (unaudited)
                               Years ended December 31, 1994, 1993 (unaudited) and 1992 (unaudited)
                                          (In thousands of dollars, except per share data)
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                     Net
                                                                                  Unrealized
                                                                                    Gain/      Unearned
                                                            Paid-In               (Loss) on   Portion of                  Book
                                                            Capital               Securities  Restricted     Total        Value
                                           Common Stock    in Excess   Retained   Available-    Stock      Shareholders    Per
                                        Shares   Par Value   of Par    Earnings    for-Sale     Awards       Equity       Share
                                        ------   ---------   ------    --------    --------     ------       ------       -----

Balance, January 1, 1992               3,687,578  $ 3,688    $ 739    $  8,804      $           $ (56)      $ 13,175      $ 3.57
                                                                                                                          ======
Purchase and retirement of common
 stock                                     2,517       (3)      (4)                                 -             (7)

Amortization of restricted stock
 awards                                                                                            56             56

Change in valuation allowance on
 mutual fund investment                                                    (12)                     -            (12)

Tax benefit from restricted stock
 awards                                                         64                                  -             64

Net income                                     -        -                1,551           -          -          1,551
                                       ---------  -------    -----    --------      ------      -----       --------
Balance, December 31, 1992             3,685,061    3,685      799      10,343           -          -         14,827      $ 4.02
                                                                                                                          ======
Dividends ($.04 per share)                     -        -        -        (147)          -          -           (147)

Change in valuation allowance on
 mutual fund investment                        -        -        -         (20)          -          -            (20)

Net income                                     -        -        -       1,479           -          -          1,479
                                       ---------  -------    -----    --------      ------      -----       --------
Balance, December 31, 1993             3,685,061    3,685      799      11,655           -          -         16,139      $ 4.38
                                                                                                                          ======
Dividends ($.16 per share)                     -        -        -        (590)          -          -           (590)

Change in valuation allowance on
 mutual fund investment                        -        -        -          32           -          -             32

Cumulative effect of change in
  accounting method for securities,
  net of deferred tax                          -        -        -           -         578          -            578

Net income                                     -        -        -       1,854           -          -          1,854

Unrealized loss on securities
 available-for-sale, net of
 deferred tax                                  -        -        -           -      (1,329)         -         (1,329)
                                       ---------  -------    -----    --------      ------      -----       --------
Balance, December 31, 1994             3,685,061    3,685      799      12,951        (751)         -         16,684      $ 4.53
                                                                                                                          ======
Dividends ($ .12 per share)                    -        -        -        (442)          -          -           (442)

Net income                                     -        -        -       1,309           -          -          1,309

Unrealized gain on securities
 available-for-sale, net of
 deferred tax                                  -        -        -           -         718          -            718
                                       ---------  -------    -----    --------      ------      -----       --------
Balance, September 30, 1995            3,685,061  $ 3,685    $ 799    $ 13,818      $  (33)     $   -       $ 18,269      $ 4.96
                                       =========  =======    =====    ========      ======      =====       ========      ======


-----------------------------------------------------------------------------------------------------------------------------------
                                    See accompanying notes to consolidated financial statements.


                                                    FIRST STERLING BANCORP, INC.
                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          Nine months ended September 30, 1995 (unaudited)
                                Years ended December 31, 1994, 1993 (unaudited) and 1992 (unaudited)
                                          (in thousands of dollars, except per share data)
-----------------------------------------------------------------------------------------------------------------------------------

                                                                     (Unaudited)
                                                                  Nine months ended       ---Years ended December 31,---
                                                                  ---September 30,---        ------------------------
                                                                     -------------                 (Unaudited) (Unaudited)
                                                                   1995        1994        1994        1993       1992
                                                                   ----        ----        ----        ----       ----
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                      $ 1,309     $ 1,287     $ 1,854     $ 1,479    $  1,551
 Adjustments to reconcile net income to net cash
   from operating activities
  Cumulative effect of change in accounting method                     -           -           -        (202)          -
  Discount accretion/premium amortization, net                      (184)         24          (5)        178         144
  Amortization of restricted stock award                               -           -           -           -          56
  Provision for loan losses                                          162          66          66         258         375
  Depreciation                                                       145         152         203         261         199
  Amortization of intangible assets                                   70         135         180         212         218
  Loss on sale of mutual fund investment                               -          46          46           -           -
  (Gain) loss on sales and calls of securities                         1          (2)         (3)          1          (1)
  Gain on sale of loans                                                -         (40)        (40)          -           -
  Deferred loan fees                                                 (11)         (4)         (5)         (2)          3
  Change in interest receivable and other assets                    (260)       (247)          1         820        (263)
  Change in interest payable                                         121         (31)        (10)        (32)       (252)
  Change in other liabilities                                         (9)        459         279         245         (52)
                                                                 -------     -------     -------     -------    --------
    Net cash provided by operating activities                      1,344       1,845       2,566       3,218       1,978

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of securities held-to-maturity and
   bankers acceptances                                            (4,322)     (3,315)     (3,711)    (25,806)    (36,437)
 Proceeds from maturities and calls of securities
   held-to-maturity                                                4,282       1,677       2,414      20,518      28,159
 Purchase of securities available-for-sale                        (7,019)     (7,480)     (7,911)          -           -
 Proceeds of maturities and calls of securities
   available-for-sale                                              7,963      10,393      13,128           -           -
 Proceeds from sale of security available-for-sale                   226           -           -           -           -
 Proceeds from loan sales                                              -       3,651       3,651           -           -
 Purchase of mutual fund investment                                    -           -           -           -      (1,000)
 Proceeds from sale of mutual fund investment                          -         954         954           -           -
 Net decrease (increase) in loans                                 (7,741)     (4,354)     (6,318)     (2,939)      7,948
 Property and equipment expenditures                                 (66)       (174)       (205)        (88)       (192)
 Investment in real estate development                                 -           -           -        (343)          -
                                                                 -------     -------     -------     -------    --------
    Net cash provided by (used in) investing activities           (6,677)      1,352       2,002      (8,658)     (1,522)

CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase (decrease) in deposits                               5,259      (5,267)     (6,146)       (123)     (2,269)
 Net (decrease) increase in securities sold under
   repurchase agreements                                           1,651         253        (986)       (254)      6,504
 Net increase (decrease) in federal funds purchased               (1,900)          -       2,100           -           -
 Repayments on note payable                                            -           -           -           -        (850)
 Purchase and retirement of common stock                               -           -           -           -          (7)
 Dividends paid                                                     (442)       (442)       (590)       (147)          -
 Tax benefit from restricted stock award                               -           -           -           -          64
                                                                 -------     -------     -------     -------    --------
    Net cash provided by (used in) financing activities            4,568      (5,456)     (5,622)       (524)      3,442
                                                                 -------     -------     -------     -------    --------

Net increase (decrease) in cash and cash equivalents                (765)     (2,259)     (1,054)     (5,964)      3,898

Cash and cash equivalents at beginning of period                   8,759       9,813       9,813      15,777      11,879
                                                                 -------     -------     -------     -------    --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                       $ 7,994     $ 7,554     $ 8,759     $ 9,813    $ 15,777
                                                                 =======     =======     =======     =======    ========

Supplemental disclosures of cash flow information
 Cash paid during the period for
  Interest                                                       $ 4,126     $ 3,288     $ 4,463     $ 4,570    $  6,277
  Income taxes                                                       307         387         589         438         335


-----------------------------------------------------------------------------------------------------------------------------------
                                    See accompanying notes to consolidated financial statements.


                      FIRST STERLING BANCORP, INC.
                   CONSOLIDATED FINANCIAL STATEMENTS
                      September 30, 1995 and 1994
                    December 31, 1994, 1993 and 1992
   Information as to December 31, 1993 and 1992 and September 30, 1995
                          and 1994 is unaudited
      (Table amounts in thousands of dollars, except per share data)

-------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation and Basis of Presentation:  The consolidated financial
---------------------------------------
statements of First Sterling Bancorp, Inc. (the "Company") include the accounts of its wholly-owned subsidiary, First National Bank of Sterling - Rock Falls (the "Bank"). Prior to 1994, the Bank was a wholly-owned subsidiary of Rock Falls Bancshares, Inc. ("Rock Falls") while Rock Falls was a wholly-owned subsidiary of the Company. Rock Falls was merged into the Company in 1994. First National Bank of Sterling ("FNBS") and Rock Falls National Bank ("RFNB") merged their operations in December of 1991. The surviving bank was named First National Bank of Sterling - Rock Falls. Prior to the merger, FNBS was a wholly-owned subsidiary of the Company and RFNB was a wholly-owned subsidiary of Rock Falls.

The Company's acquisition of the FNBS in 1983 was accounted for as a purchase. The excess of the purchase price over the fair value of net assets acquired is being amortized over twelve years on the straight-line method.

On January 17, 1990, the Company acquired all of the outstanding common stock of Rock Falls for cash in the amount of $4,300,000. The acquisition has been accounted for by the purchase method of accounting and, accordingly, the acquired assets and liabilities assumed have been recorded at their estimated fair market values at the date of acquisition and the resulting adjustments are being amortized over their respective lives.

Significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

The accompanying interim condensed consolidated financial statements as of September 30, 1995 and for the nine months ended September 30, 1995 and 1994 are prepared without audit and reflect all adjustments which are of a normal and recurring nature and, in the opinion of management, are necessary to present interim financial statements of the Company in accordance with generally accepted accounting principles. The interim financial statements do not purport to contain all the necessary financial disclosures covered by generally accepted accounting principles that might otherwise be necessary for complete financial statements.

The interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying notes of the Company for the years ended December 31, 1994, 1993, and 1992.

The results of operations for the nine-month period ended September 30, 1995, are not necessarily indicative of the results to be expected for the full year.


-------------------------------------------------------------------------------
                                 (Continued)

                      FIRST STERLING BANCORP, INC.
                   CONSOLIDATED FINANCIAL STATEMENTS
                      September 30, 1995 and 1994
                    December 31, 1994, 1993 and 1992
   Information as to December 31, 1993 and 1992 and September 30, 1995
                          and 1994 is unaudited
      (Table amounts in thousands of dollars, except per share data)

-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents:  For purposes of reporting cash flows, cash and
-------------------------
cash equivalents include cash on hand, noninterest-bearing amounts due from banks, money market fund investments, and federal funds sold. Generally, federal funds are sold for one-day periods.

Securities:  Beginning January 1, 1994, debt securities are classified as
----------
held-to-maturity when the Company has the positive intent and ability to hold those securities to maturity. Accordingly, securities held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. All other securities are classified as available-for-sale since the Company may decide to sell those securities in response to changes in market interest rates, liquidity needs, changes in the Company's tax situation, changes in yields on alternative investments and for other reasons. Securities available-for-sale are carried at fair value with unrealized gains and losses charged or credited, net of deferred income taxes, to a valuation allowance included as a separate component of equity. Realized gains and losses on disposition are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

Loans and Loan Income:  Loans are stated net of unearned income, deferred
---------------------
loan fees, and the allowance for loan losses. Interest income on real estate, commercial and agricultural, and most installment loans is accrued on the simple interest method over the terms of the respective loans based upon principal balances outstanding. For other installment loans, unearned income is recognized as income using a method which approximates the interest method. Where serious doubt exists as to the collectibility of a loan, the accrual of interest is discontinued. Loan fees, net of direct loan origination costs, are deferred and recognized over the life of the loan as a yield adjustment.

Statement of Financial Accounting Standards No. 114 and No. 118 were adopted at January 1, 1995. Under these standards, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require an increase, such increase is reported as part of the provision for loan losses. The effect of adopting these standards was not material to the Company's consolidated financial position.

Beginning in 1995, for impairment recognized in accordance with SFAS 114, the entire change in present value of expected cash flows or current collateral value is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

Office Buildings and Equipment:  Office buildings and equipment are stated
------------------------------
at cost less accumulated depreciation. Office buildings and related components are depreciated primarily on the straight-line method over estimated useful lives ranging from fifteen to forty years. Equipment and furniture are depreciated on both the straight-line and accelerated methods over estimated useful lives ranging from three to fifteen years.


-------------------------------------------------------------------------------
                                  (Continued)

                      FIRST STERLING BANCORP, INC.
                   CONSOLIDATED FINANCIAL STATEMENTS
                      September 30, 1995 and 1994
                    December 31, 1994, 1993 and 1992
   Information as to December 31, 1993 and 1992 and September 30, 1995
                          and 1994 is unaudited
      (Table amounts in thousands of dollars, except per share data)

-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Real Estate:  Real estate owned, other than that used in the normal
-----------------
course of business, is carried at the lower of cost or fair value less estimated selling expenses. Any reduction to fair value from a related loan at the time of acquisition is accounted for as a loan loss.

Income Taxes:  The provision for income taxes is based on an asset and
------------
liability approach that requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.
See Note 9 regarding change in accounting method.

Earnings Per Share: Earnings per share are computed based on the weighted
------------------
average number of shares outstanding during the period.

Book Value Per Share:  Book value per share is computed by dividing total
--------------------
shareholders' equity by the number of common shares outstanding at each date.


NOTE 2 - SECURITIES

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities". SFAS 115 requires classifications of debt securities as either held-to-maturity, trading or available-for-sale. The cumulative effect of adopting SFAS 115 increased shareholders' equity at January 1, 1994 by $578,000, which is the after tax effect of the adjustment from amortized cost to fair value for securities available-for-sale at that date. The 1993 and 1992 financial statements reflect the terminology contained in SFAS 115.




-------------------------------------------------------------------------------
                                 (Continued)

                      FIRST STERLING BANCORP, INC.
                   CONSOLIDATED FINANCIAL STATEMENTS
                      September 30, 1995 and 1994
                    December 31, 1994, 1993 and 1992
   Information as to December 31, 1993 and 1992 and September 30, 1995
                          and 1994 is unaudited
      (Table amounts in thousands of dollars, except per share data)

-------------------------------------------------------------------------------



NOTE 2 - SECURITIES (Continued)

The amortized cost, gross unrealized gains and losses, and fair value of securities are as follows:

                                                      September 30, 1995
                                                      ------------------
                                                      Gross       Gross
                                        Amortized   Unrealized  Unrealized     Fair
                                          Cost        Gains      Losses       Value
                                        ---------   ---------- -----------  --------
Securities available-for-sale
 U.S. Treasury                          $  7,263     $    17    $     (9)   $  7,271
 U.S. government agencies                  8,714          15        (110)      8,619
 States and political subdivisions         1,387          10           -       1,397
 Mortgage-backed                          11,527         228         (20)     11,735
 Collateralized mortgage obligations      12,262          42        (194)     12,110
 Corporate and other                       5,136           4         (33)      5,107
                                        --------     -------    --------    --------
                                          46,289         316        (366)     46,239

Securities held-to-maturity
 U.S. Treasury                             3,078           -          (6)      3,072
 U.S. government agencies                  2,003          73           -       2,076
 States and political subdivisions        18,457         314         (41)     18,730
 Collateralized mortgage obligations         926          48           -         974
 Corporate and other                       2,211          17           -       2,228
                                        --------     -------    --------    --------
                                          26,675         452         (47)     27,080
                                        --------     -------    --------    --------

                                        $ 72,964     $   768    $   (413)   $ 73,319
                                        ========     =======    ========    ========


-------------------------------------------------------------------------------
                                 (Continued)

                                    F - 10


                      FIRST STERLING BANCORP, INC.
                   CONSOLIDATED FINANCIAL STATEMENTS
                      September 30, 1995 and 1994
                    December 31, 1994, 1993 and 1992
   Information as to December 31, 1993 and 1992 and September 30, 1995
                          and 1994 is unaudited
      (Table amounts in thousands of dollars, except per share data)

-------------------------------------------------------------------------------


NOTE 2 - SECURITIES (Continued)

                                                       December 31, 1994
                                                       -----------------
                                                      Gross       Gross
                                        Amortized   Unrealized  Unrealized     Fair
                                          Cost        Gains       Losses      Value
                                        ---------   ----------  ----------  --------
Securities available-for-sale
 U.S. Treasury                          $  9,259     $     -    $   (129)   $  9,130
 U.S. government agencies                  5,449           -        (279)      5,170
 States and political subdivisions         1,741          13         (14)      1,740
 Mortgage-backed                          13,119          52        (227)     12,944
 Collateralized mortgage obligations      11,890           1        (443)     11,448
 Corporate and other                       6,018           -        (112)      5,906
                                        --------     -------    --------    --------
                                          47,476          66      (1,204)     46,338

Securities held-to-maturity
 U.S. Treasury                             3,112           -        (132)      2,980
 U.S. government agencies                    990           -           -         990
 States and political subdivisions        18,860         318        (319)     18,859
 Corporate and other                       3,473           -        (120)      3,353
                                        --------     -------    --------    --------
                                          26,435         318        (571)     26,182
                                        --------     -------    --------    --------

                                        $ 73,911     $   384    $ (1,775)   $ 72,520
                                        ========     =======    ========    ========

                                                       December 31, 1993
                                                       -----------------
                                                      Gross       Gross
                                        Amortized   Unrealized  Unrealized     Fair
                                          Cost        Gains       Losses      Value
                                        ---------   ----------  ----------  --------
Securities held-to-maturity
 U.S. Treasury                          $ 15,051     $   476    $      -    $ 15,527
 U.S. government agencies                  6,075          83         (23)      6,135
 States and political subdivisions        19,746         822         (32)     20,536
 Mortgage-backed                          13,426         374          (4)     13,796
 Collateralized mortgage obligations      13,460          29         (38)     13,451
 Corporate and other                      10,065         207         (20)     10,252
                                        --------     -------    --------    --------

                                        $ 77,823     $ 1,991    $   (117)   $ 79,697
                                        ========     =======    ========    ========



-------------------------------------------------------------------------------
                                 (Continued)

                      FIRST STERLING BANCORP, INC.
                   CONSOLIDATED FINANCIAL STATEMENTS
                      September 30, 1995 and 1994
                    December 31, 1994, 1993 and 1992
   Information as to December 31, 1993 and 1992 and September 30, 1995
                          and 1994 is unaudited
      (Table amounts in thousands of dollars, except per share data)

-------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

The amortized cost and estimated market value of debt securities at September 30, 1995 and December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                        September 30, 1995
                                        ------------------
                                        Amortized     Fair
                                           Cost      Value
                                        ------------------
Securities available-for-sale
 Due in one year or less                $ 10,425    $ 10,346
 Due after one through five years          9,589       9,569
 Due after five years through ten years    1,002         996
 Due after ten years                       1,484       1,483
                                        --------    --------
                                          22,500      22,394
 Mortgage-backed                          11,527      11,735
 Collateralized mortgage obligations      12,262      12,110
                                        --------    --------

                                        $ 46,289    $ 46,239
                                        ========    ========

Securities held-to-maturity
 Due in one year or less                $  6,582    $  6,647
 Due after one year through five years    17,505      17,779
 Due after five years through ten years    1,303       1,303
 Due after ten years                         359         377
                                        --------    --------
                                          25,749      26,106
 Collateralized mortgage obligations         926         974
                                        --------    --------

                                        $ 26,675    $ 27,080
                                        ========    ========


-------------------------------------------------------------------------------
                                 (Continued)

                                    F - 12


                      FIRST STERLING BANCORP, INC.
                   CONSOLIDATED FINANCIAL STATEMENTS
                      September 30, 1995 and 1994
                    December 31, 1994, 1993 and 1992
   Information as to December 31, 1993 and 1992 and September 30, 1995
                          and 1994 is unaudited
      (Table amounts in thousands of dollars, except per share data)

-------------------------------------------------------------------------------


NOTE 2 - SECURITIES (Continued)

                                        December 31, 1994
                                        -----------------
                                        Amortized     Fair
                                           Cost      Value
                                        ------------------
Securities available-for-sale
 Due in one year or less                $  5,545    $  5,536
 Due after one year through five years    14,102      13,613
 Due after five years through ten years    1,002         995
 Due after ten years                       1,818       1,802
                                        --------    --------
                                          22,467      21,946

 Mortgage-backed                          13,119      12,944
 Collateralized mortgage obligations      11,890      11,448
                                        --------    --------

                                        $ 47,476    $ 46,338
                                        ========    ========

                                        December 31, 1994
                                        -----------------
                                        Amortized     Fair
                                           Cost      Value
                                        ------------------
Securities held-to-maturity
 Due in one year or less                $  7,209    $  7,268
 Due after one year through five years    17,396      17,186
 Due after five years through ten years    1,650       1,548
 Due after ten years                         180         180
                                        --------    --------

                                        $ 26,435    $ 26,182
                                        ========    ========


Securities with a carrying value of approximately $36,099,000, $32,677,000 and $28,505,000 were pledged at September 30, 1995, December 31, 1994 and 1993, respectively, to secure trust and public deposits, repurchase agreements, and for other purposes as required or permitted by law.

Interest on obligations of state and political subdivisions with an amortized cost of approximately $2,464,000, $3,901,000, $4,555,000 at September 30, 1995,
December 31, 1994 and 1993, respectfully, is subject to federal income tax.


-------------------------------------------------------------------------------
                                 (Continued)

                      FIRST STERLING BANCORP, INC.
                   CONSOLIDATED FINANCIAL STATEMENTS
                      September 30, 1995 and 1994
                    December 31, 1994, 1993 and 1992
   Information as to December 31, 1993 and 1992 and September 30, 1995
                          and 1994 is unaudited
      (Table amounts in thousands of dollars, except per share data)

-------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

Proceeds from sales of debt securities and the gross realized gains and losses on such sales were as follows:

                                        ----Nine Months Ended----
                                            -----------------
                                       September 30,   September 30,    ---Year Ended December 31,---
                                       -------------   -------------       -----------------------
                                            1995           1994          1994        1993        1992
                                            ----           ----          ----        ----        ----
Proceeds from sales                        $ 226          $  -          $  -        $  -         $ -
Gross realized gains                                         -             -           -           -
Gross realized losses                         (1)            -             -           -           -
Net gains and (losses) on
  calls/prepayments                            -             2             3          (1)          1


Gross proceeds from the sale of a mutual fund investment during 1994 were $954,000, resulting in a loss of $46,000. Recoveries on a security previously written down resulted in gains of $12,000 in 1993 and $21,000 in 1992.

NOTE 3 - LOANS

The Bank makes loans to and obtains deposits from customers primarily in Whiteside County, Illinois, and surrounding areas. Most loans are secured by specific items of collateral, including commercial and residential real estate and other business and consumer assets.

Loans are summarized as follows:

                                        September 30,  ---December 31,---
                                        -------------     ------------
                                            1995        1994        1993
                                            ----        ----       -----
 Real estate - construction              $   283     $   265     $   467
 Real estate - mortgage                   18,939      17,454      16,809
 Commercial and agricultural              42,693      39,214      32,775
 Installment, net of unearned income      21,991      19,175      22,845
 Direct lease financing                    1,775       2,060       2,661
                                          ------      ------      ------
                                          85,681      78,168      75,557
 Deferred loan fees                            -         (11)        (16)
 Allowance for loan losses                (1,380)     (1,446)     (1,476)
                                          ------      ------      ------

   Loans, net                            $84,301     $76,711     $74,065
                                         =======     =======     =======

Loans in nonaccrual status approximated $196,000, $257,000 and $561,000 at September 30, 1995, and December 31, 1994 and 1993, respectfully. The interest not recorded on nonaccrual loans was not material to the consolidated financial statements.


-------------------------------------------------------------------------------
                                 (Continued)

                      FIRST STERLING BANCORP, INC.
                   CONSOLIDATED FINANCIAL STATEMENTS
                      September 30, 1995 and 1994
                    December 31, 1994, 1993 and 1992
   Information as to December 31, 1993 and 1992 and September 30, 1995
                          and 1994 is unaudited
      (Table amounts in thousands of dollars, except per share data)

-------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

Certain executive officers, directors and companies with which they are affiliated have borrowed funds from the Company. Activity with respect to aggregate loans to these related parties for the nine months ended September
30, 1995 and the year ended December 31, 1994 follows:

Total loans at January 1, 1994           $ 2,244

New loans                                    727
Repayments                                  (572)
                                         -------
 Totals loans at December 31, 1994         2,399

New loans                                  1,653
Repayments                                (1,259)
                                         -------

 Total loans at September 30, 1995       $ 2,793
                                         =======

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to make loans, standby letters of credit, and unused lines of credit. The Bank's exposure to credit loss in the event of nonperformance by the other parties to these financial instruments is represented by the contractual amount of the instruments. The Bank uses the same credit policy to make such commitments as is used for on-balance-sheet items.

These financial instruments are summarized as follows:

                                                     ----December 31,----
                                                         ------------
                                       September 30,
                                       -------------
                                           1995        1994        1993
                                           ----        ----        ----
 Financial instruments whose contract
   amounts represent credit risk:
     Unused lines of credit              $ 2,525     $ 2,168     $ 1,832
     Standby letters of credit               566         216         170


Since many commitments to make loans expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower, and may include commercial and residential real estate and other business and consumer assets.


-------------------------------------------------------------------------------
                                 (Continued)

                      FIRST STERLING BANCORP, INC.
                   CONSOLIDATED FINANCIAL STATEMENTS
                      September 30, 1995 and 1994
                    December 31, 1994, 1993 and 1992
   Information as to December 31, 1993 and 1992 and September 30, 1995
                          and 1994 is unaudited
      (Table amounts in thousands of dollars, except per share data)

-------------------------------------------------------------------------------

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized below.


                                           Nine Months Ended
                                             September 30,       ----Year Ended December 31,----
                                             -------------           -----------------------
                                           1995        1994        1994        1993        1992
                                           ----        ----        ----        ----        ----
 Balance at beginning of period          $ 1,446     $ 1,476     $ 1,476     $ 1,329     $ 1,337
 Provision for loan losses                   162          66          66         258         375
 Recoveries on loans previously charged
  off                                         74          78          98         214         240
 Loans charged off                          (302)       (142)       (194)       (325)       (623)
                                         -------     -------     -------     -------     -------

   Balance at end of period              $ 1,380     $ 1,478     $ 1,446     $ 1,476     $ 1,329
                                         =======     =======     =======     =======     =======

Impairment of loans having total carrying values of $259,000 at September 30, 1995 has been recognized in conformity with SFAS 114. The total allowance for loan losses related to these loans was $111,000 at September 30, 1995.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 1994 and 1993:

                                            1994        1993
                                            ----        ----
 Land                                    $   682     $   678
 Building and improvements                 2,183       2,181
 Furniture, equipment and software         1,874       1,674
                                         -------     -------
   Total cost                              4,739       4,533
 Less accumulated depreciation and
  amortization                             2,962       2,758
                                         -------     -------

   Net book value                        $ 1,777     $ 1,775
                                         =======     =======

Depreciation expense was $203,000, $261,000 and $199,000 in 1994, 1993 and
1992, respectively.

NOTE 6 - INTANGIBLE ASSETS

The intangible value assigned to RFNB's core deposits was $643,000 at the acquisition date. The carrying value of the core deposit intangible asset was $245,000 and $293,000 at December 31, 1994 and 1993, respectively.

The core deposit intangible asset was determined in consideration of the value of RFNB's noninterest bearing demand, NOW, savings, and money market deposit accounts. The valuation method estimated annual cash flow differentials of the core deposit interest and handling costs as compared to the interest and handling costs of alternative funds sources, such as certificates of deposit, and then discounted such cash flow differentials to their present value.


-------------------------------------------------------------------------------
                                 (Continued)

                      FIRST STERLING BANCORP, INC.
                   CONSOLIDATED FINANCIAL STATEMENTS
                      September 30, 1995 and 1994
                    December 31, 1994, 1993 and 1992
   Information as to December 31, 1993 and 1992 and September 30, 1995
                          and 1994 is unaudited
      (Table amounts in thousands of dollars, except per share data)

-------------------------------------------------------------------------------


NOTE 6 - INTANGIBLE ASSETS (Continued)

The core deposit intangible asset is being amortized over ten years on an accelerated method. Amortization charged to expense was $48,000, $80,000 and $86,000 in 1994, 1993 and 1992, respectively.

The unamortized excess purchase price resulting from the Company's acquisition of FNBS was $0, $33,000 and $165,000 at September 30, 1995, December 31, 1994 and 1993, respectively, and is included in intangible assets in the balance sheet. Amortization expense was $132,000 for each of the years ended December 31, 1994, 1993 and 1992.


NOTE 7 - RETAINED EARNINGS AND CAPITAL REQUIREMENTS

Banking regulations limit the amount of dividends that banks may pay without the prior approval of their regulatory agency. The subsidiary Bank had approximately $1,333,000 of retained earnings against which dividends may be charged without prior approval as of December 31, 1994.

The Company is required to maintain a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) of 8%. At least half of the total capital is required to be "Tier 1 Capital". Under these guidelines, the Company's Tier 1 Capital consists of common stockholders' equity (exclusive of unrealized gains and losses, net of tax, on securities available-for-sale) less intangible assets. The Company's total capital consists of Tier 1 Capital plus the allowance for loan losses. Risk-based capital ratios are calculated with the reference to risk-weighted assets including certain off-balance sheet exposures. As of December 31, 1994, the Company's Tier 1 and total capital risk weighted ratios were approximately 16.7% and 17.9, respectively.

In addition to the risk-based capital requirements, the Federal Reserve System requires a minimum leverage ratio (Tier 1 Capital to total assets) of 3%, provided that all but the highest rated bank holding companies which are not experiencing or anticipating significant growth are expected to maintain a ratio of 1% to 2% above the stated minimum. The Company's leverage ratio at December 31, 1994 was 10.48%

Per the terms of the merger agreement discussed in Note 13, the Company's dividends per share are limited to $.04 per quarter through the completion of the merger transaction.


-------------------------------------------------------------------------------
                                 (Continued)

                      FIRST STERLING BANCORP, INC.
                   CONSOLIDATED FINANCIAL STATEMENTS
                      September 30, 1995 and 1994
                    December 31, 1994, 1993 and 1992
   Information as to December 31, 1993 and 1992 and September 30, 1995
                          and 1994 is unaudited
      (Table amounts in thousands of dollars, except per share data)

-------------------------------------------------------------------------------


NOTE 8 - PROFIT SHARING PLAN

The Bank maintains a profit sharing plan covering substantially all employees. The plan includes a 401(k) feature. The Bank matches 25% of the first 4% of compensation which each employee voluntarily contributes to the plan. Additional contributions to the plan are determined at the discretion of the Bank's Board of Directors. Profit sharing expense was $151,000, $143,000 and $119,000 for the years ended December 31, 1994 and 1993 and 1992, respectively.


NOTE 9 -INCOME TAXES

The provision for income taxes for the nine months ended September 30, 1995 and 1994 represents tax expense calculated using annualized rates on taxable income generated during the respective periods. For the nine months ended September 30, 1995 and 1994, the provision for income taxes was less than the amounts computed by applying the statutory corporate tax vote of 34% to income before income taxes. The reasons for the differences are substantially the same as for the year ended December 31, 1994.

Beginning in 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). The adoption of SFAS 109 changed the Company's method of accounting for income taxes from the deferred method (Accounting Principles Board Opinion No. 11) to an asset and liability approach. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The cumulative effect of this change was $202,000 and primarily represents the impact of adjusting deferred taxes to reflect current tax rates and recognizing alternative minimum tax credit carryforwards as deferred tax assets.

The provision for federal income taxes for the years ended December 31, 1994, 1993 and 1992, consists of the following:

                                            1994        1993        1992
                                            ----        ----        ----
 Currently payable tax                     $ 520       $ 446       $ 439
 Deferred tax (benefit)                       72         (80)         18
 Change in valuation allowance                 -           -           -
                                           -----       -----       -----

                                           $ 592       $ 366       $ 457
                                           =====       =====       =====

There was no state income tax expense in 1994, 1993 or 1992.


-------------------------------------------------------------------------------
                                 (Continued)

                      FIRST STERLING BANCORP, INC.
                   CONSOLIDATED FINANCIAL STATEMENTS
                      September 30, 1995 and 1994
                    December 31, 1994, 1993 and 1992
   Information as to December 31, 1993 and 1992 and September 30, 1995
                          and 1994 is unaudited
      (Table amounts in thousands of dollars, except per share data)

-------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

The consolidated balance sheets include the following amounts of deferred tax assets and liabilities as of December 31, 1994 and 1993:

                                              1994        1993
                                              ----        ----
 Deferred tax assets
   Allowance for loan losses                 $ 219       $ 229
   Deferred loan fees                            4           5
   Alternative minimum tax
    credit carryforwards                        22          85
   Unrealized losses on securities
     available-for-sale                        387           -
   Other items                                  80          98
                                             -----       -----
       Gross deferred tax assets               712         417

 Deferred tax liabilities
   Depreciation                                 (4)         (3)
   Market discount accretion                    (4)         (3)
   Leases                                      (25)        (47)
                                             -----       ------
       Gross deferred tax liabilities          (33)        (53)

 Valuation allowance on deferred tax assets      -           -
                                             -----       -----

     Net deferred tax asset                  $ 679       $ 364
                                             =====       =====

The provision for income taxes differs from that computed at the statutory federal corporate tax rate as follows:

                                           1994        1993        1992
                                           ----        ----        ----
 Income tax calculated at 34% statutory
   rate                                   $  832      $  559      $  683
 Add (subtract) tax effect of:
    Tax exempt interest income, net
     of nondeductible interest expense      (298)       (278)       (311)
    Nondeductible amortization of
     intangible assets                        61          72          74
    Low income housing tax credits           (38)        (15)          -
    Other items, net                          35          28          11
                                          ------      ------      ------

       Provision for income taxes         $  592      $  366      $  457
                                          ======      ======      ======

-------------------------------------------------------------------------------
                                 (Continued)

                      FIRST STERLING BANCORP, INC.
                   CONSOLIDATED FINANCIAL STATEMENTS
                      September 30, 1995 and 1994
                    December 31, 1994, 1993 and 1992
   Information as to December 31, 1993 and 1992 and September 30, 1995
                          and 1994 is unaudited
      (Table amounts in thousands of dollars, except per share data)

-------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

Timing differences in the recognition of income and expense for tax and financial reporting purposes resulted in deferred tax expense as follows for the year ended December 31, 1992:

 Provision for loan losses                   $   3
 Restricted stock awards                       128
 Direct lease financing                        (99)
 Accretion of market discount on securities     (8)
 Depreciation                                   11
 Other items, net                              (17)
                                             -----

                                             $  18
                                             =====

NOTE 10 - COMMITMENTS AND CONTINGENCIES

From time to time, the Company and the Bank are involved in legal actions arising in the ordinary course of business. Management believes the ultimate liability from such actions, if any, will not have a material effect on the Company's financial condition.


NOTE 11 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and Cash Equivalents:  For those short-term instruments, the carrying
-------------------------
amount is a reasonable estimate of fair value.

Securities:  For securities, fair value equals quoted market price, if
----------
available. If a quoted market price is not available, fair value is estimated using quoted market prices of similar securities.

Loans:  The fair value of loans is estimated by discounting future cash
-----
flows using the current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.


-------------------------------------------------------------------------------
                                 (Continued)

                      FIRST STERLING BANCORP, INC.
                   CONSOLIDATED FINANCIAL STATEMENTS
                      September 30, 1995 and 1994
                    December 31, 1994, 1993 and 1992
   Information as to December 31, 1993 and 1992 and September 30, 1995
                          and 1994 is unaudited
      (Table amounts in thousands of dollars, except per share data)

-------------------------------------------------------------------------------

NOTE 11 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Deposits and Repurchase Agreements:  The fair value of fixed-maturity
----------------------------------
certificates of deposit and repurchase agreements is estimated using the rates currently offered for instruments of similar remaining maturities. The fair value of demand deposits, savings accounts, and money market deposits is the amount payable on demand on the reporting date.

Federal Funds Purchased:  The carrying value of this short-term financial
-----------------------
instrument is a reasonable estimate of fair value.

Accrued Interest Receivable and Payable:  The carrying value of these
---------------------------------------
financial instruments is a reasonable estimate of fair value.

Commitments to Extend Credit, Standby Letters of Credit and Unused Lines of
--------------------------------------------------------------------------
Credit:  The fair value of these commitments is not material.
------

The carrying values and estimated fair values of the Company's financial instruments at December 31, 1994 and 1993 are as follows:

                                                           1 9 9 4                 1 9 9 3
                                                           -------                 -------
                                                                Estimated               Estimated
                                                    Carrying      Fair       Carrying      Fair
                                                      Value       Value       Value       Value
                                                      -----       -----       -----       -----
Financial assets
 Cash and cash equivalents                          $  8,174    $  8,174    $  6,421    $  6,421
 Securities                                           72,773      72,520      77,823      79,697
 Mutual fund investment                                    -           -         968         968
 Loans, less allowance for loan losses                76,711      77,248      74,065      76,657
 Interest receivable                                   1,320       1,320       1,371       1,371

Financial liabilities
 Deposits with no stated maturities                 $ 66,860    $ 66,860    $ 73,930    $ 73,930
 Deposits with stated maturities and
   repurchase agreements                              76,460      75,954      76,522      76,907
 Federal funds purchased                               2,100       2,100           -           -
 Interest payable                                        403         403         393         393



-------------------------------------------------------------------------------
                                 (Continued)

                      FIRST STERLING BANCORP, INC.
                   CONSOLIDATED FINANCIAL STATEMENTS
                      September 30, 1995 and 1994
                    December 31, 1994, 1993 and 1992
   Information as to December 31, 1993 and 1992 and September 30, 1995
                          and 1994 is unaudited
      (Table amounts in thousands of dollars, except per share data)

-------------------------------------------------------------------------------

NOTE 12 - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

Following is condensed financial information of the Company as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993 and 1992:

                         CONDENSED BALANCE SHEETS
                        December 31, 1994 and 1993


                                                      1994        1993
                                                      ----        ----
 ASSETS
 Cash and cash equivalents                          $    605    $    587
 Securities available-for-sale                           976           -
 Investment in real estate development                   320         331
 Excess of purchase price over fair value
   of assets acquired                                     33         165
 Due from subsidiary                                     298         194
 Investment in subsidiary                             14,377      14,716
 Other assets                                             75         146
                                                    --------    --------

 Total assets                                       $ 16,684    $ 16,139
                                                    ========    ========


 SHAREHOLDERS' EQUITY                               $ 16,684    $ 16,139
                                                    ========    ========

-------------------------------------------------------------------------------
                                 (Continued)

                      FIRST STERLING BANCORP, INC.
                   CONSOLIDATED FINANCIAL STATEMENTS
                      September 30, 1995 and 1994
                    December 31, 1994, 1993 and 1992
   Information as to December 31, 1993 and 1992 and September 30, 1995
                          and 1994 is unaudited
      (Table amounts in thousands of dollars, except per share data)

-------------------------------------------------------------------------------

NOTE 12 - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY
  (Continued)

                      CONDENSED STATEMENTS OF INCOME
               Years ended December 31, 1994, 1993 and 1992


                                                       1994        1993        1992
                                                       ----        ----        ----
Income
 Dividends from subsidiary                           $ 1,650     $ 1,000     $   850
 Interest on money market account
   and securities                                         50          21          19
                                                     -------     -------     -------
     Total income                                      1,700       1,021         869
                                                     -------     -------     -------

Expenses
 Salaries and employee benefits                           86         366          56
 Amortization of intangible asset                        132         132         132
 Loss on investment in real estate development            11          12           -
 Interest expense                                          -           -          41
 Other                                                    86         237          53
                                                     -------     -------     -------
     Total expenses                                      315         747         282
                                                     -------     -------     -------


INCOME BEFORE INCOME TAXES,
  EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY,
  AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  METHOD                                               1,385         274         587

Income tax benefit                                        82         203          47
                                                     -------     -------     -------


INCOME BEFORE EQUITY IN UNDISTRIBUTED INCOME
  OF SUBSIDIARY AND CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING METHOD                                    1,467         477         634

Equity in undistributed earnings of subsidiary           387         946         917
                                                     -------     -------     -------

INCOME BEFORE CUMULATIVE EFFECT
  OF CHANGE IN ACCOUNTING METHOD                       1,854       1,423       1,551

Cumulative effect of a change in
  accounting for income taxes                              -          56           -
                                                     -------     -------     -------

NET INCOME                                           $ 1,854     $ 1,479     $ 1,551
                                                     =======     =======     =======


-------------------------------------------------------------------------------
                                 (Continued)

                      FIRST STERLING BANCORP, INC.
                   CONSOLIDATED FINANCIAL STATEMENTS
                      September 30, 1995 and 1994
                    December 31, 1994, 1993 and 1992
   Information as to December 31, 1993 and 1992 and September 30, 1995
                          and 1994 is unaudited
      (Table amounts in thousands of dollars, except per share data)

-------------------------------------------------------------------------------

NOTE 12 - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY
  (Continued)

                        CONDENSED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1994, 1993 and 1992


                                                       1994        1993        1992
                                                       ----        ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                          $ 1,854     $ 1,479     $ 1,551
 Adjustments to reconcile net income to
   net cash used in operating activities
    Amortization of intangible asset                     132         132         132
    Amortization of restricted stock award                 -           -          56
    Equity in undistributed net income
      of subsidiary                                     (387)       (946)       (917)
    Loss on investment in real estate development         11          12           -
    Premium amortization on securities                     7           -           -
    (Increase) decrease in due from
      subsidiary and other assets                         (5)         58         276
    Increase (decrease) in other liabilities               -         (48)         48
                                                     -------     -------     -------
       Net cash provided by operating activities       1,612         687       1,146

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of securities available-for-sale            (1,004)          -           -
 Investment in real estate development                     -        (343)          -
                                                     -------     -------     -------
       Net cash used in investing activities          (1,004)       (343)          -

CASH FLOWS FROM FINANCING ACTIVITIES
 Repayment of note payable                                 -           -        (850)
 Dividends paid                                         (590)       (147)          -
 Purchase and retirement of common stock                   -           -          (7)
 Tax benefit from restricted stock awards                  -           -          64
                                                     -------     -------     -------
       Net cash used in financing activities            (590)       (147)       (793)
                                                     -------     -------     -------

Net increase in cash and cash equivalents                 18         197         353

Cash and cash equivalents at beginning of year           587         390          37
                                                     -------     -------     -------

Cash and cash equivalents at end of year             $   605     $   587     $   390
                                                     =======     =======     =======


-------------------------------------------------------------------------------
                                 (Continued)

                      FIRST STERLING BANCORP, INC.
                   CONSOLIDATED FINANCIAL STATEMENTS
                      September 30, 1995 and 1994
                    December 31, 1994, 1993 and 1992
   Information as to December 31, 1993 and 1992 and September 30, 1995
                          and 1994 is unaudited
      (Table amounts in thousands of dollars, except per share data)

-------------------------------------------------------------------------------

NOTE 13 - MERGER AGREEMENT

On July 24, 1995, the Company signed an agreement to merge with a wholly-owned subsidiary of Mercantile Bancorporation Inc. Terms of the agreement call for the exchange of .1415 shares of Mercantile Bancorporation Inc. common stock for each share of the Company's common stock. The transaction is expected to be accounted for as a pooling of interests. The merger is subject to approval of regulatory authorities and the shareholders of the Company.




-------------------------------------------------------------------------------

                                     ANNEX A
                                     -------


October ----, 1995


Board of Directors
First Sterling Bancorp, Inc.
305 4th Avenue
Sterling, IL  61081

Members of the Board:

   You have requested our opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the shareholders of First Sterling Bancorp, Inc. ("Sterling") pursuant to the Agreement and Plan of Merger (the "Agreement"), dated July 24, 1995, between Sterling, Mercantile Bancorporation Inc. ("Mercantile"), and its wholly owned subsidiary Mercantile Bancorporation Incorporated of Illinois ("MB Illinois"). The Agreement provides that Sterling will be merged with and into MB Illinois and each outstanding share of Common Stock of Sterling will be converted into and be exchangeable for 0.1415 shares of Common Stock, $5.00 par value, of Mercantile and the associated "Rights" under the "Rights Agreement" as defined in the Agreement.

   During the course of our engagement, we have, among other things:

   1) reviewed the Agreement, the audited financial statements for Sterling for the fiscal year ended December 31, 1994, the unaudited financial statements of Sterling for the two fiscal years ended December 31, 1993 and for Mercantile for the three fiscal years ended December 31, 1994, and the unaudited financial statements for Sterling and Mercantile for the period ended September 30, 1995 as provided to us, as well as other internally generated Sterling reports relating to asset/liability management, asset quality and so forth;

   2) reviewed and analyzed other material bearing upon the financial and operating condition of Mercantile and Sterling and material prepared in connection with the proposed transaction;

   3) reviewed the operating characteristics of certain other financial institutions deemed relevant to the contemplated transaction;

   4) reviewed the nature and terms of recent sale and merger transactions involving banks, bank holding companies and other financial institutions that we consider relevant;

   5) reviewed historical and current market data for Mercantile common stock;

   6) reviewed financial and other information provided to us by the managements of Mercantile and Sterling;

   7) conducted meetings with members of the senior management of Mercantile and Sterling for the purpose of reviewing the future prospects of Mercantile and Sterling; and

   8) evaluated the pro forma ownership of Mercantile common stock by Sterling shareholders, relative to the pro forma contribution of Sterling's assets, liabilities, equity and earnings to the pro forma company.

   The Chicago Corporation, as part of its investment banking business, is continually engaged in the valuation of banks and bank holding companies and thrifts and thrift holding companies in connection with mergers and acquisitions as well as initial and secondary offerings of securities as well
as valuations for other purposes.   The Chicago Corporation is a member of
all principal U.S. Securities exchanges and in the conduct of our broker-dealer activities may from time to time purchase securities from, and sell securities to, Sterling and Mercantile. In rendering this fairness opinion we have acted exclusively on behalf of the Board of Directors of Sterling and will receive a fee from Sterling for our services.

   In rendering this opinion, we have relied upon, without independent verification, the accuracy and completeness of the financial and other information and representations provided to us by Mercantile and Sterling.

   Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the consideration to be received by the shareholders of Sterling as described in the Agreement, is fair from a financial point of view.

Sincerely,

                                   ANNEX B
                                   -------

   Following is the text of the dissenters' rights provisions set forth at Sections 11.65 and 11.70, respectively, of the Illinois Business Corporation Act of 1983, as amended:

   Sec. 11.65. Right to Dissent. (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions: (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30; (2) consummation of sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business; (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
(i) alters or abolishes a preferential right of such shares; (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares; (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

   (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

   (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

   Sec. 11.70. Procedure to Dissent. (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

   (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

   (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

   (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

   (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

   (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

   (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

   (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

   (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

      (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a),
(b), (c), (d), or (f).

      (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

   (j)   As used in this Section:

      (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

      (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

PROXY               FIRST STERLING BANCORP, INC.
                          305 4TH AVENUE
                     STERLING, ILLINOIS  61081

FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER ---, 1995

          THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

   The undersigned shareholder(s) of FIRST STERLING BANCORP, INC. ("First Sterling"), does hereby nominate, constitute and appoint ------------------------------ and ------------------------------ or each of them (with full power to act alone), true and lawful proxies and attorneys-in-fact, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all of the shares of Common Stock, $1.00 par value, of First Sterling standing in the name of the undersigned on its books at the close of business on November ---, 1995 at the Special Meeting of Shareholders to be held at the offices of First Sterling, 305 4th Avenue, Sterling, Illinois, on --------------------, December ---, 1995, at ----- .m. Central Time, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as follows:

   1. To consider and vote upon the adoption and approval of the Agreement and Plan of Merger dated July 24, 1995 (the "Merger Agreement"), pursuant to which First Sterling will be merged with and into Mercantile Bancorporation Incorporated of Illinois, a Missouri corporation and wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI"), in a transaction which would result in the business and operations of First Sterling being continued through such wholly owned subsidiary, and whereby, upon consummation of the merger, each share of First Sterling Common Stock will be converted into the right to receive 0.1415 of a share of MBI Common Stock, as set forth in detail in the accompanying Proxy Statement/Prospectus.

       / /  FOR                  / /  AGAINST           / /  ABSTAIN

   2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

   The undersigned hereby revokes any other proxies to vote at such meeting and hereby ratifies and confirms all that the proxies and attorneys-in-fact, or each of them, appointed hereunder may lawfully do by virtue hereof. Said proxies and attorneys-in-fact, without limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to all matters incident to the conduct of the Special Meeting.


        (PLEASE SIGN AND DATE ON REVERSE SIDE)   (Continued on Reverse Side)


   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN HEREIN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL LISTED ABOVE.

Dated:  ---------------


                                                -------------------------
                                                Signature of Shareholder


                                                -------------------------
                                                Signature of Shareholder

When signing as an attorney, executor, administrator, trustee or guardian, please give full title. If more than one person holds the power to vote the same shares, all must sign. All joint owners must sign. The undersigned hereby acknowledges receipt of the Notice of Special Meeting and the Proxy Statement/Prospectus (with all enclosures and attachments) dated --------------, 1995, relating to the Special Meeting.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                PART II

               INFORMATION NOT REQUIRED IN THE PROSPECTUS
               ------------------------------------------


Item 20.  Indemnification of Officers and Directors
---------------------------------------------------

   Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding.
Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

   Article 12 of the Restated Articles of Incorporation of MBI provides that MBI shall extend to its directors and executive officers the indemnification specified in subsections (1) and (2) and the additional indemnification authorized in subsection (7) and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

   Pursuant to directors' and officers' liability insurance policies, with total annual limits of $30,000,000, MBI's directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of MBI, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of MBI.

Item 21.  Exhibits and Financial Statement Schedules
----------------------------------------------------

   A. Exhibits.  See Exhibit Index.
     ----------

   B. Financial Statement Schedules.  Not Applicable.
     ------------------------------


Item 22.  Undertakings
----------------------

   (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of MBI pursuant to the foregoing provisions, or otherwise, MBI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MBI of expenses incurred or paid by a director, officer or controlling person of MBI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MBI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (2) MBI hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of MBI's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) MBI hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   (4) MBI undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) MBI hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (6) MBI hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

   (7)   MBI hereby undertakes:

      (a) To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, MBI has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on October 26, 1995.

                                 MERCANTILE BANCORPORATION INC.


                                 By: /s/ Thomas H. Jacobsen
                                   -------------------------------
                                    Thomas H. Jacobsen
                                    Chairman of the Board, President and
                                    Chief Executive Officer


                            POWER OF ATTORNEY

   We, the undersigned officers and directors of Mercantile Bancorporation Inc., hereby severally and individually constitute and appoint Thomas H. Jacobsen and John Q. Arnold, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-4 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


             Signature                                     Title                                   Date
             ----------                                    ------                                  ----
/s/ Thomas H. Jacobsen                        Chairman of the Board,                   October 26, 1995
------------------------------------------
Thomas H. Jacobsen                            President, Chief Executive
Principal Executive Officer                   Officer and Director


/s/ John Q. Arnold                            Senior Executive Vice President and      October 26, 1995
------------------------------------------
John Q. Arnold                                Chief Financial Officer
Principal Financial Officer


/s/ Michael T. Normile                        Senior Vice President - Finance          October 26, 1995
------------------------------------------
Michael T. Normile                            and Control
Principal Accounting Officer

/s/ Richard P. Conerly                        Director                                 October 26, 1995
------------------------------------------
Richard P. Conerly

                                    II-4

             Signature                                     Title                                   Date
             ----------                                    ------                                  ----
/s/ Harry M. Cornell, Jr.                     Director                                 October 26, 1995
------------------------------------------
Harry M. Cornell, Jr.


/s/ Earl K. Dille                             Director                                 October 26, 1995
------------------------------------------
Earl K. Dille


/s/ William A. Hall                           Director                                 October 26, 1995
------------------------------------------
William A. Hall


/s/ Thomas A. Hays                            Director                                 October 26, 1995
------------------------------------------
Thomas A. Hays


/s/ William G. Heckman                        Director                                 October 26, 1995
------------------------------------------
William G. Heckman


/s/ Frank Lyon, Jr.                           Director                                 October 26, 1995
------------------------------------------
Frank Lyon, Jr.


/s/ Charles H. Price II                       Director                                 October 26, 1995
------------------------------------------
Charles H. Price II


/s/ Harvey Saligman                           Director                                 October 26, 1995
------------------------------------------
Harvey Saligman


                                              Director                                 October --, 1995
------------------------------------------
Craig D. Schnuck

                                              Director                                 October --, 1995
------------------------------------------
Robert L. Stark


/s/ Patrick T. Stokes                         Director                                 October 26, 1995
------------------------------------------
Patrick T. Stokes


/s/ Francis A. Stroble                        Director                                 October 26, 1995
------------------------------------------
Francis A. Stroble


/s/ John A. Wright                            Director                                 October 26, 1995
------------------------------------------
John A. Wright

                                                 EXHIBIT INDEX
Exhibit
Number                         Description Page
------                        -----------------

 2.1        Agreement and Plan of Merger dated as of July 24, 1995 by and among MBI,
            Merger Sub and First Sterling.



 2.2        Form of Voting Agreements dated as of July 24, 1995 and entered into by and between MBI and certain of the shareholders of First Sterling.


 3.1        MBI's Restated Articles of Incorporation, as amended and currently in effect, filed as Exhibit 3.1 to MBI's Report on Form 10-Q for the quarter ended June
            30, 1994, incorporated herein by reference.


 3.2        MBI's By-Laws, as amended and currently in effect, filed as Exhibit 3.2 to
            MBI's Registration Statement No. 33-57489, are incorporated herein by reference.


 4.1        Form of Indenture Regarding Subordinated Securities between MBI and The First
            National Bank of Chicago, Trustee, filed as Exhibit 4.1 to MBI's Report on
            Form 8-K dated September 24, 1992, is incorporated herein by reference.


 4.2        Rights Agreement dated as of May 23, 1988 between MBI and Mercantile Bank, as
            Rights Agent (including as exhibits thereto the form of Certificate of
            Designation, Preferences and Rights of Series A Junior Participating
            Preferred Stock and the form of Right Certificate), filed as Exhibits 1 and 2 to MBI's Registration Statement No. 0-6045 on Form 8-A, dated May 24, 1988, is incorporated herein by reference.


 4.3        Certificate of Designation, Preferences, and Relative Rights, Qualifications,
            Limitations and Restrictions of the Series B-1 Preferred Stock of MBI, filed as Exhibit 4-1 to MBI's Report on Form 10-Q for the quarter ended March 31,
            1995 (File No. 1-11792), is incorporated herein by reference.


 4.4        Certificate of Designation, Preferences, and Relative Rights, Qualifications,
            Limitations and Restrictions of the Series B-2 Preferred Stock of MBI, filed as Exhibit 4-2 to MBI's Report on Form 10-Q for the quarter ended March 31,
            1995 (File No. 1-11792), is incorporated herein by reference.


 5.1        Opinion of Thompson & Mitchell as to the legality of the securities being registered.


 8.1        Opinion of Thompson & Mitchell regarding certain tax matters in the Merger.


10.1        The Mercantile Bancorporation Inc. 1987 Stock Option Plan, as amended, filed as Exhibit 10-3 to MBI's Report on Form 10-K for the year ended December 31,
            1989 (File No. 1-11792), is incorporated herein by reference.


10.2        Mercantile Bancorporation Inc. Amended and Restated Retirement Plan for
            Directors filed as Exhibit 10 to MBI's Report on Form 10-Q for the quarter ended March 31, 1995 (File No. 1-11792), is incorporated herein by reference.


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
10.3        The Mercantile Bancorporation Inc. Executive Incentive Compensation Plan,
            filed as Appendix C to MBI's definitive Proxy Statement for the 1994 Annual
            Meeting of Shareholders is incorporated herein by reference.



10.4        The Mercantile Bancorporation Inc. Employee Stock Purchase Plan, filed as
            Exhibit 10-7 to MBI's Report on Form 10-K for the year ended December 31,
            1989 (File No. 1-11792), is incorporated herein by reference.


10.5        The Mercantile Bancorporation Inc. 1991 Employee Incentive Plan, filed as
            Exhibit 10-7 to MBI's Report on Form 10-K for the year ended December 31,
            1990 (File No. 1-11792), is incorporated herein by reference.


10.6        Amendment Number One to the Mercantile Bancorporation Inc. 1991 Employee
            Incentive Plan, filed as Exhibit 10-6 to MBI's Report on Form 10-K for the year ended December 31, 1994, is incorporated herein by reference.


10.7        The Mercantile Bancorporation Inc. 1994 Stock Incentive Plan, filed as
            Appendix B to MBI's definitive Proxy Statement for the 1994 Annual Meeting of
            Shareholders, is incorporated herein by reference.


10.8        The Mercantile Bancorporation Inc. 1994 Stock Incentive Plan for Non-Employee
            Directors, filed as Appendix E to MBI's definitive Proxy Statement for the
            1994 Annual Meeting of Shareholders, is incorporated herein by reference.


10.9        The Mercantile Bancorporation Inc. Voluntary Deferred Compensation Plan,
            filed as Appendix D to MBI's definitive Proxy Statement for the 1994 Annual
            Meeting of Shareholders, is incorporated herein by reference.


10.10       Form of Employment Agreement for Thomas H. Jacobsen, as amended, filed as
            Exhibit 10-8 to MBI's Report on Form 10-K for the year ended December 31,
            1989 (File No. 1-11792), is incorporated herein by reference.


10.11       Form of Employment Agreement for John W. McClure, W. Randolph Adams, John Q.
            Arnold and Certain Other Executive Officers, as amended, filed as Exhibit
            10-9 to MBI's Report on Form 10-K for the year ended December 31, 1989 (File
            No. 1-11792), is incorporated herein by reference.


10.12       Form of Change of Control Employment Agreement for John W. McClure, W.
            Randolph Adams, John Q. Arnold and Certain Other Executive Officers, filed as
            Exhibit 10-10 to MBI's Report on Form 10-K for the year ended December 31,
            1989 (File No. 1-11792), is incorporated herein by reference.



10.13       Agreement and Plan of Reorganization dated August 17, 1993, by and among MBI and United Postal Bancorp, Inc., filed as Exhibit 2.1 to MBI's Registration
            Statement No. 33-50981, is incorporated herein by reference.


10.14       Amended and Restated Agreement and Plan of Reorganization dated as of
            December 2, 1994 by and among MBI and TCBankshares, Inc., filed as Exhibit
            2.1 to MBI's Report on Form 8-K dated December 21, 1994, is incorporated herein by reference.

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
10.15       The Mercantile Bancorporation Inc. Supplemental Retirement Plan, filed as
            Exhibit 10-12 to MBI's Report on Form 10-K for the year ended December 31,
            1992 (File No. 1-11792), is incorporated herein by reference.


10.16       Agreement and Plan of Reorganization dated as of August 4, 1995 by and between MBI and Hawkeye Bancorporation, filed as Exhibit 2.1 to MBI's
            Registration Statement No. 33-63609, is incorporated herein by reference.


23.1        Consent of KPMG Peat Marwick LLP with regard to the use of its reports on
            MBI's financial statements.


23.2        Consent of Crowe, Chizek and Company with regard to the use of its reports on
            First Sterling's financial statements.


23.3        Consent of Deloitte & Touche LLP with regard to the use of its reports on
            Hawkeye's financial statements.


23.4        Consent of The Chicago Corporation.


23.5        Consent of Thompson & Mitchell (included in Exhibit 5.1).


24.1        Power of Attorney (included on signature page hereto).

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